As filed with the Securities and Exchange Commission on June 9, 2005


================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                   Delaware                              EarthShell Corporation                        77-0322379
(State or Other Jurisdiction of Incorporation     (Name of Registrant in Our Charter)     (I.R.S. Employer Identification No.)
                 or Organization)
                                                                                                      Simon K. Hodson
           3916 State Street, Suite 110                                                         3916 State Street, Suite 110
         Santa Barbara, California 93105                                                      Santa Barbara, California 93105
                  (805) 563-7590                                    2650                               (805) 563-7590
    (Address and telephone number of Principal          (Primary Standard Industrial        (Name, address and telephone number
Executive Offices and Principal Place of Business)      Classification Code Number)                of agent for service)
                                                                  Copies to:
          Clayton E. Parker, Esq.                                                                 Jacqueline G. Hodes, Esq.
Kirkpatrick & Lockhart Nicholson Graham LLP                                              Kirkpatrick & Lockhart Nicholson Graham LLP
   201 S. Biscayne Boulevard, Suite 2000                                                    201 S. Biscayne Boulevard, Suite 2000
            Miami, Florida 33131                                                                     Miami, Florida 33131
          Telephone: (305)539-3300                                                                 Telephone: (305)539-3300
         Telecopier: (305)358-7095                                                                Telecopier: (305)358-7095

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                         CALCULATION OF REGISTRATION FEE

============================================================================================================================
                                                                                           Proposed Maximum
                                                                          Proposed Maximum    Aggregate        Amount Of
            Title Of Each Class Of                    Amount To Be         Offering Price      Offering      Registration
         Securities To Be Registered                   Registered          Per Share (1)      Price (1)           Fee
----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share              4,476,927 shares (2)       $2.00         $8,953,854       $1,054.00
----------------------------------------------------------------------------------------------------------------------------
TOTAL                                                4,476,927 shares (2)       $2.00         $8,953,854       $1,054.00
============================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of a recent date.


(2) Of these shares, 2,000,000 are being registered under the Standby Equity Distribution Agreement, 143,550 shares were received as a commitment fee under the Standby Equity Distribution Agreement, 6,450 shares were received as a placement agent fee, 1,016,310 are being registered under warrants, 791,667 are being registered pursuant to a settlement arrangement, and 518,950 are being registered pursuant to private placement transaction agreements.


                                   ----------

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS


                                       Subject to completion, dated June 9, 2005

                             EARTHSHELL CORPORATION
                        4,476,927 shares of Common Stock

      This prospectus relates to the sale of up to 4,476,927 shares of EarthShell Corporation ("EarthShell" or the "Company") common stock by certain persons who are stockholders of the Company including Cornell Capital Partners, LP ("Cornell Capital Partners"). Please refer to "Selling Stockholders" beginning on page 16. EarthShell is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. All costs associated with this registration will be borne by the Company.

      The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. On June 7, 2005, the last reported sale price of our common stock was $1.98 per share. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "ERTH.OB." These prices will fluctuate based on the demand for the shares of common stock.

      The selling stockholders consists of Cornell Capital Partners, who may sell up to 2,768,550 shares of common stock, 2,000,000 of which are under the Standby Equity Distribution Agreement if the Company determined to make advances under the Standby Equity Distribution Agreement, 143,550 shares of common stock received from the Company on March 23, 2005 as a fee under the Standby Equity Distribution Agreement and 625,000 shares of common stock underlying a warrant, Sloan Securities Corporation, who may sell up to 6,450 shares of common stock received by the Company on March 23, 2005 as a placement agent fee under the Standby Equity Distribution Agreement, SF Capital Partners Ltd., who may sell up to 791,667 shares of common stock upon the conversion of existing debt, other selling shareholders who may sell up to 518,940 shares of common stock previously issued by the Company and other selling stockholders, who may sell up to 391,310 shares of common stock underlying warrants.


      Cornell Capital Partners is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Standby Equity Distribution Agreement. Cornell Capital Partners will pay EarthShell 98% of, or a 2% discount to, the lowest volume weighted average price of the common stock during the five consecutive trading day period immediately following the notice date. In addition, Cornell Capital Partners will retain 5% of each advance under the Standby Equity Distribution Agreement. Cornell Capital Partners also received a one-time commitment fee in the form of 143,550 shares of common stock on March 23, 2005. The 2% discount, the 5% retainage fee, and the 143,550 compensation shares previously issued are underwriting discounts payable to Cornell Capital Partners.

      EarthShell has engaged Sloan Securities Corporation, an unaffiliated registered broker-dealer, to advise it in connection with the Standby Equity Distribution Agreement. Sloan Securities Corporation was paid a fee of 6,450 shares of the Company's common stock on March 23, 2005.

      Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state law or that an exemption from registration is available.

      These securities are speculative and involve a high degree of risk.

      Please refer to "Risk Factors" beginning on page 7.

      With the exception of Cornell Capital Partners, which is an "underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate twenty-four months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

      The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to buy these securities in any state where the offer or sale is not permitted.

      The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is June __, 2005

                                TABLE OF CONTENTS


PROSPECTUS SUMMARY....................................................................1
THE OFFERING..........................................................................2
SUMMARY FINANCIAL DATA................................................................4
SUPPLEMENTARY FINANCIAL INFORMATION...................................................5
CAPITALIZATION........................................................................6
RISK FACTORS..........................................................................7
FORWARD-LOOKING STATEMENTS...........................................................15
SELLING STOCKHOLDERS.................................................................16
USE OF PROCEEDS......................................................................20
DILUTION.............................................................................21
STANDBY EQUITY DISTRIBUTION AGREEMENT................................................22
PLAN OF DISTRIBUTION.................................................................24
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
      OPERATIONS.....................................................................26
CHANGES IN AND DISAGREEMENTS  WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
      DISCLOSURE.....................................................................37
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK...........................38
DESCRIPTION OF BUSINESS..............................................................39
MANAGEMENT...........................................................................47
STOCK PERFORMANCE GRAPH..............................................................56
PRINCIPAL STOCKHOLDERS...............................................................57
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S  COMMON EQUITY AND OTHER
      STOCKHOLDER MATTERS............................................................59
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.......................................60
DESCRIPTION OF CAPITAL STOCK.........................................................61
EXPERTS..............................................................................64
VALIDITY OF SECURITIES...............................................................64
INTERESTS OF NAMED EXPERT AND COUNSEL LEGAL MATTERS..................................64
HOW TO GET MORE INFORMATION..........................................................64
PART II............................................................................II-2
EXHIBIT 5.1.......................................................................5.1-1
EXHIBIT 23.2.....................................................................23.2-1
FINANCIAL STATEMENTS................................................................F-1
---------------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

      The following is only a summary of the information, financial statements and the notes included in this prospectus. You should read the entire prospectus carefully, including "Risk Factors" and our Financial Statements and the notes to the Financial Statements before making any investment decision.

                                   Our Company

      EarthShell(R) Corporation ("EarthShell" or the "Company") was organized in November 1992 to engage in the commercialization of a proprietary composite material technology, designed with the environment in mind, for the manufacture of disposable packaging to be used in the foodservice industry. Current and future products include hinged-lid containers, plates, bowls, foodservice wraps, cups, and cutlery ("EarthShell Packaging"). The EarthShell composite material is primarily made from abundantly available and low cost natural raw materials such as limestone and starch from annually renewable crops such as corn and potatoes. The Company has defined that foodservice disposables made of this material will offer certain significant environmental benefits, will have comparable or superior performance characteristics, such as greater strength and rigidity, and can be commercially produced and sold at prices that are competitive with comparable conventional paper and plastic foodservice disposables.

      The Company's objective is to establish EarthShell Packaging(R) as the preferred disposable packaging material for the foodservice industry throughout the world based on comparable performance, environmental superiority and competitive pricing. EarthShell's approach for achieving this objective has been to: (i) license the EarthShell technology to strategically selected manufacturing or operating partners to manufacture, market, distribute and sell EarthShell Packaging; (ii) demonstrate customer acceptance and demand for EarthShell Packaging through key market leaders and environmental groups; and
(iii) demonstrate the manufacturability and improved economics with initial strategic partners.

                                  Going Concern

      The condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred significant losses since inception, has minimal revenues and has a working capital deficit of $8,426,070 at March 31, 2005. These factors, along with others, may indicate that the Company will be unable to continue as a going concern for a reasonable period of time. The Company will have to raise additional funds to meet its current obligations and to cover operating expenses through the year ending December 31, 2005. If the Company is not successful in raising additional capital it may not be able to continue as a going concern for a reasonable period of time. Management plans to address this need by raising cash through either the issuance of debt or equity securities. In March 2005, the Company secured a $1.15 million loan and also entered into a Standby Equity Distribution Agreement where the Company has the right, upon registration of shares of its common stock, to require an institutional investor to purchase shares of the Company's common stock from time to time at the Company's sole discretion. In addition, the Company expects to receive additional technology fee payments in 2005 in connection with both existing and new sublicense agreements for its technology in various territories and fields of use. However, the Company cannot assure that additional financing will be available to it, or, if available, that the terms will be satisfactory, that it will receive any further technology fee payments in 2005 pursuant to the Sublicense Agreement. Management also plans to continue in its efforts to minimize expenses, but cannot assure that it will be able to reduce expenses below current levels. The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

                                    About Us

      Our principal executive offices are located at 3916 State Street, Suite 110, Santa Barbara, California 93105. Our telephone number is (805) 563-7590.

                                  THE OFFERING

      This offering relates to the sale of common stock by certain persons who are the selling stockholders consists of Cornell Capital Partners, who may sell up to 2,768,550 shares of common stock, 2,000,000 of which are under the Standby Equity Distribution Agreement if the Company determines to make advances under the Standby Equity Distribution Agreement and 143,550 shares of common stock received from EarthShell on March 23, 2005, as a fee under the Standby Equity Distribution Agreement and 625,000 shares of common stock underlying warrants, Sloan Securities Corporation, who intends to sell up to 6,450 shares of common stock, which were received on March 23, 2005 under the Standby Equity Distribution Agreement, SF Capital Partners Ltd., who may sell up to 791,667 shares of common stock upon the conversion of existing debt, other selling shareholders who intend to sell up to 1,418,950 shares of common stock previously issued by the Company and other selling stockholders, who intend to sell up to 391,310 shares of common stock underlying warrants.

      The commitment amount of the Standby Equity Distribution Agreement is $10.0 million, and at an assumed price of $2.254 per share, the Company would be able to receive gross proceeds of $4,508,000 million using the 2,000,000 shares being registered in this registration statement. The Company would be required to register 2,436,558 additional shares at this assumed price to obtain the entire $10.0 million available under the Standby Equity Distribution Agreement.

      Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically register, issue and sell to Cornell Capital Partners shares of common stock for a total purchase price of $10.0 million. Whether we choose to issue and sell stock is entirely at our discretion. We may choose to not sell any shares hereunder, or we could decide to sell a small portion of shares or a large amount of shares. The amount of each advance is subject to a maximum advance amount of $500,000, and we may not submit any advance within five trading days of a prior advance. Cornell Capital Partners will pay the Company 98% of, or a 2% discount to, the lowest volume weighted average price of the common stock during the five consecutive trading day period immediately following the notice date. Of each advance made by EarthShell, Cornell Capital Partners shall retain 5% of each advance. In addition, Cornell Capital Partners received a one-time commitment fee in the form of 143,550 shares of the Company's common stock on March 23, 2005. Cornell Capital Partners intends to sell any shares purchased under the Standby Equity Distribution Agreement at the then prevailing market price. Among other things, this prospectus relates to the shares of common stock to be issued under the Standby Equity Distribution Agreement. There are substantial risks to investors as a result of the issuance of shares of common stock under the Standby Equity Distribution Agreement. These risks include dilution of shareholders, significant decline in the Company's stock price and the inability of the Company to draw sufficient funds when needed.

      There is an inverse relationship between our stock price and the number of shares to be issued under the Standby Equity Distribution Agreement. That is, as our stock price declines, we would be required to issue a greater number of shares under the Standby Equity Distribution Agreement for a given advance. This inverse relationship is demonstrated by the following table, which shows the number of shares to be issued under the Standby Equity Distribution Agreement at a recent price of $2.30 per share and 25%, 50% and 75% discounts to the recent price.

      Purchase Price:              $    2.2540    $    1.6905    $    1.1270    $    0.5635
      No. of Shares(1):              2,000,000      2,000,000      2,000,000      2,000,000
      Total Outstanding (2):        20,435,452     20,435,452     20,435,452     20,435,452
      Percent Outstanding (3):             9.8%           9.8%           9.8%           9.8%
      Net Cash to EarthShell:(4)   $ 4,197,600    $ 3,126,950    $ 2,056,300    $   985,650

(1) Represents the number of shares of common stock to be issued to Cornell Capital Partners under the Standby Equity Distribution Agreement at the prices set forth in the table, assuming sufficient authorized shares are available.

(2) Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners under the Standby Equity Distribution Agreement.

(3) Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.

(4) Net cash equals gross proceeds minus the 5% retainage and minus an assumption of $85,000 in expenses.

      We have engaged Sloan Securities Corporation, an unaffiliated registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. Sloan Securities Corporation was paid a fee of 6,450 shares of EarthShell's common stock on March 23, 2005, under the Standby Equity Distribution Agreement. Sloan Securities Corporation is not participating as an underwriter in this offering.

Common Stock Offered                  4,476,927 shares by selling stockholders


Offering Price                        Market price


Common Stock Outstanding              18,435,452 shares as of June 9, 2005
Before the Offering(1)


Use of Proceeds                       We will not  receive  any  proceeds of the
                                      shares     offered    by    the    selling
                                      stockholders.   Any  proceeds  we  receive
                                      from the sale of  common  stock  under the
                                      Standby Equity Distribution  Agreement and
                                      under  the  warrants   will  be  used  for
                                      general  working  capital  purposes.   See
                                      "Use of Proceeds."

Risk Factors                          The  securities  offered  hereby involve a
                                      high   degree   of  risk   and   immediate
                                      substantial dilution. See "Risk Factors" and "Dilution."

Over-the-Counter Bulletin
Board Symbol                          ERTH.OB

----------
1 Excludes up to 2,000,000 shares of common stock to be issued under the Standby Equity Distribution Agreement, up to 2,456,786 shares upon the exercise of warrants, up to 1,083,334 shares issuable upon the conversion of debt and up to 947,767 shares upon the exercise of options.

                             SUMMARY FINANCIAL DATA



      The following selected financial data have been derived from the Company's and its predecessor's consolidated financial statements which have been audited by Farber & Hass LLP as of and for the years ended December 31, 2004, 2003 and 2002 and Deloitte & Touche LLP for the year ended December 31, 2001. The financial data as of and for the three months ended March 31, 2005 is derived from our unaudited consolidated financials included elsewhere in this prospectus. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this Prospectus and the Consolidated Financial Statements and notes thereto included in this Prospectus.

                                                                (Dollars in thousands, except per share data)
                                     ---------------------------------------------------------------------------------------------
                                       For the Three
                                       Months Ended
                                         March 31,
Statement of Operations Data                2005            2004            2003            2002            2001            2000
----------------------------             ---------       ---------       ---------       ---------       ---------       ---------
Revenues                                 $      75       $     138              --              --              --              --
Research and development expenses              104           1,170       $   9,547       $  26,890       $  47,148       $  37,265
General and administrative expenses          1,032           3,749           5,786           9,590           9,634           6,843
Depreciation and amortization                    1              42             380           3,099           5,874           5,704
Gain on sale of property and
equipment                                       (7)           (168)           (452)           (441)             --              --
Interest expenses (income), net                 22           1,068           1,791             132            (356)         (1,264)
Related party patent expenses                   --              --              --              --              --             362
Debenture conversion cost                       --              --             166             321              --              --
Net loss                                     1,078           7,257          18,517          39,591          62,302          48,912
Average shares outstanding                  18,250          15,047          13,267          11,277           9,353           8,452

                                       For the Three
                                       Months Ended
                                         March 31,
Balance Sheet Data                          2005            2004            2003            2002            2001            2000
------------------                       ---------       ---------       ---------       ---------       ---------       ---------
Cash and cash equivalents                $     328       $     272       $   1,902       $     111       $     828       $   7,792
Working capital (deficit)                   (8,426)         (7,289)         (9,761)         (8,315)         (6,941)          2,107
Total assets                                   479             483           2,287          18,024          19,886          48,474
Total long-term obligations                  1,316           1,475           4,408              --              --              --
Deficit accumulated during
  development stage                       (322,685)       (321,607)        (314,351)      (295,834)       (256,243)       (193,941)
Stockholders' equity (deficit)              (9,733)         (8,755)         (12,269)         (3,473)         11,536          42,296
Shares outstanding                          18,391          18,235          14,129          12,055           9,860           8,709
Per Common Share
  Basic and diluted loss per share       $    0.06       $    0.48       $    1.40       $    3.51       $    6.66       $    5.79

                       SUPPLEMENTARY FINANCIAL INFORMATION


      The following tables present EarthShell Corporation and Subsidiaries condensed operating results for each of the eight fiscal quarters for the period ended March 31, 2005. The information for each of these quarters is unaudited. In the opinion of management, all necessary adjustments, which consist only of normal and recurring accruals, have been included to fairly present the unaudited quarterly results. This data should be read together with EarthShell Corporation and Subsidiaries consolidated financial statements and the notes thereto, the Independent Auditors Report and Management's Discussions and Analysis of Financial Condition and Results of Operations.


                                               THREE MONTHS ENDED (IN THOUSANDS)
                      -------------------------------------------------------------------------------------------
                      MAR 31,     DEC 31,     SEP 30,     JUN 30,     MAR 31,     DEC 31,     SEP 30,     JUN 30,
                       2005        2004        2004        2004        2004        2003        2003        2003
                      ------      ------      ------      ------    --------    --------    --------    --------
Revenues            $     75    $     63    $     50    $     25          --          --          --          --
Net income (loss)     (1,078)     (1,280)     (1,646)     (2,264)   $ (2,067)   $ (5,217)   $ (2,921)   $ (3,608)
Net income (loss)
  per share:
  Basic                 0.06        0.07        0.12        0.16        0.15        0.37        0.21        0.28
  Diluted               0.06        0.07        0.12        0.16        0.15        0.37        0.21        0.28
Shares used in
  computing per
  share amounts:
  Basic               18,250      17,659      14,233      14,128      14,129      14,014      13,596      13,013
  Diluted             18,250      17,659      14,233      14,128      14,129      14,014      13,596      13,013

                                 CAPITALIZATION


      The following table sets forth as of March 31, 2005, EarthShell's actual capitalization and pro forma capitalization after giving effect to the issuance of 2,000,000 shares of common stock under the Standby Equity Distribution Agreement. This information assumes a purchase price under the Standby Equity Distribution Agreement of $2.30 per share resulting in gross proceeds of $4,508,000; less estimated offering expenses of $85,000 and a retention of $225,400, for net proceeds of $4,197,600. This table should be read in conjunction with the information contained in "Management's Discussion and Analysis or Plan of Operation" and the consolidated financial statements and the notes thereto included elsewhere in this prospectus.

                                                                                        March 31, 2005
                                                                                ----------------------------
                                                                                   Actual         Proforma
                                                                                ------------    ------------
Total Liabilities                                                                 10,212,633      10,212,633
                                                                                ------------    ------------
Stockholders' equity:
   Common  stock,  $0.01 par value,  40,000,000 authorized, 18,391,065 shares
   issued and outstanding as of March 31,2005(1)                                     183,911         203,911
Additional paid-in capital:                                                      313,283,689     317,461,289
Accumulated deficit                                                             (322,685,339)   (322,685,339)
Less note receivable for stock                                                      (475,000)       (475,000)
                                                                                ------------    ------------
Accumulated other comprehensive loss                                                 (40,751)        (40,751)
                                                                                ------------    ------------
Total stockholders' deficit                                                       (9,733,490)     (5,535,890)
                                                                                ------------    ------------

(1) Total pro forma shares outstanding, as of March 31, 2005, equals 20,391,065, which includes 2,000,000 shares of common stock to be issued under the Standby Equity Distribution Agreement.

                                  RISK FACTORS


      We are subject to various risks that may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

                          Risks Related To Our Business

The Company Has Been The Subject Of A Going Concern Opinion From Its Independent Auditors

      The condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred significant losses since inception, has minimal revenues and has a working capital deficit of $8,426,070 at March 31, 2005. These factors, along with others, may indicate that the Company will be unable to continue as a going concern for a reasonable period of time. The Company will have to raise additional funds to meet its current obligations and to cover operating expenses through the year ending December 31, 2005. If the Company is not successful in raising additional capital it may not be able to continue as a going concern for a reasonable period of time. Management plans to address this need by raising cash through either the issuance of debt or equity securities. In March 2005, the Company secured a $1.15 million loan and also entered into a Standby Equity Distribution Agreement where the Company has the right, upon registration of shares of its common stock, to require an institutional investor to purchase shares of the Company's common stock from time to time at the Company's sole discretion. In addition, the Company expects to receive additional technology fee payments in 2005 in connection with both existing and new sublicense agreements for its technology in various territories and fields of use. Additional financing may not be available to it, or, if available, the terms may not be satisfactory, and we may not receive any further technology fee payments in 2005 pursuant to the Sublicense Agreement. Management also plans to continue in its efforts to minimize expenses, but we may not be able to reduce expenses below current levels. The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

We Have A Working Capital Deficit, Which Means That Our Current Assets On December 31, 2004 Were Not Sufficient To Satisfy Our Current Liabilities On That Date

      We had a working capital deficit of $8,426,070 at March 31, 2005, which means that our current liabilities exceeded our current assets on March 31, 2005 by that amount. Current assets are assets that are expected to be converted into cash within one year and, therefore, may be used to pay current liabilities as they become due. Our working capital deficit means that our current assets on March 31, 2005 were not sufficient to satisfy all of our current liabilities on that date.

We Have A Limited Operating History Upon Which You Can Evaluate Our Business


      Although the Company earned its first revenues in 2004 and is no longer classified as a "developmental stage company", it has limited operating history, therefore, it remains subject to the inherent challenges and risks of establishing a new business enterprise. The Company may not be successful in addressing such risks. The limited operating history of the Company makes the prediction of future results of operations difficult or impossible. To date, production volumes of EarthShell Packaging products have been low relative to intended and necessary capacity of the manufacturing lines. The success of future operations depends upon the ability of licensees to manufacture products made with EarthShell Packaging in sufficient quantities so as to be commercially feasible and then to distribute and sell those products at competitive costs. Consistent commercially feasible production volumes had not been achieved and assured competitive cost figures had not yet been proven as of March 31, 2005. As a result of the foregoing factors, the Company expects to incur losses for at least the next twelve months and, depending on the success of the Company's products and services in the marketplace, for potentially an even longer period.


We Need Additional Capital to Finance Growth and Capital Requirements, Which Could Adversely Affect The Company's Business, Financial Condition and Results of Operations

      As of December 31, 2004, the Company had reported operating revenues of $.1 million and aggregate net losses of approximately $7.3 million for this year. In addition, as of March 31, 2005, the Company had reported operating revenues of $75,000 and an aggregate net loss of approximately $1.1 million for this quarter. Although the Company hopes to achieve break-even cash flow by the end of the year, the Company does not expect to operate profitably during fiscal year 2005. Although the Company is actively seeking third party financing to meet its operating and capital needs, additional funding may not be available to the Company, and, even if it is available, such financing may be (i) extremely costly, (ii) dilutive to existing stockholders and/or (iii) restrictive to the Company's ongoing operations. If the Company is unable to obtain such additional capital, the Company may be required to reduce the scope of its anticipated expansion, which could adversely affect the Company's business, financial condition and results of operations or cease operations.

Our Obligations Under The Secured Promissory Note Are Secured By All of Our Assets Which Cause Our Operations To Cease If We Default

      Our obligations under the promissory note, issued to Cornell Capital Partners are secured by all of our assets. As a result, if we default under the terms of the promissory note, Cornell Capital Partners could foreclose its security interest and liquidate all of our assets. This would cease operations.


Fluctuations Or Decreases In The Trading Price Of Our Common Stock May Adversely Affect The Liquidity Of The Stock's Trading Market And Our Ability To Raise Capital Through Future Offerings Of Capital Stock

      The stock market from time to time experiences extreme price and volume fluctuations which are often unrelated to the operating performance of particular companies. Since our initial public offering in March 1998, the market price of our common stock has been volatile, and it may continue to be volatile in the future. Fluctuations or decreases in the trading price of our common stock may adversely affect the liquidity of the stock's trading market and our ability to raise capital through future offerings of capital stock. Recently, when the market price of a stock has been volatile, holders of that stock have often instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought such a class action lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management.

The Company's Assessment Of Its Internal Control Over Financial Reporting Identified Certain Material Weaknesses, Which Could Have A Material Adverse Effect On Our Business And Stock Price

      The Company's assessment of its internal control over financial reporting identified the following material weaknesses:

o The Company has inadequate segregation of critical duties within each of its accounting processes and a lack of sufficient monitoring controls over these processes to mitigate this risk. The responsibilities assigned to one employee include maintaining the vendor master file, processing payables, creating and voiding checks, reconciling bank accounts, making bank deposits and processing payroll.

o The departure of the Company's Controller in November 2004 resulted in the accounting and reporting functions being centralized under the Chief Financial Officer, with no additional personnel in the Company having an adequate knowledge of accounting principles and practices. As a result, certain transactions had not been recorded in a timely manner and several adjustments to the financial statements that were considered material to the financial position at December 31, 2004 and results of operations for the year then ended were recorded.

o There are weaknesses in the Company's information technology controls which makes the Company's financial data vulnerable to error or fraud. Specifically, there is a lack of documentation regarding the roles and responsibilities of the IT function, lack of security management and monitoring and inadequate segregation of duties involving IT functions.

      Additionally, at the conclusion of our independent auditor's examination of the Company's internal control over financial reporting, our independent auditor noted several other areas of operations which could be improved. Our auditors did not believe these items constituted material weaknesses. The Company has begun taking remediation steps to enhance its internal control over financial reporting and reduce control deficiencies in general, including the material weaknesses enumerated above. However, should these remediation steps not be effective, these material weaknesses could have a material adverse effect on our business and stock price.

We Are Dependent On Our Licensees Which Could Have An Adverse Affect On Our Business

      The Company's current business model is to license the manufacturing and distribution of EarthShell Packaging foodservice disposables to licensees. Agreements with the licensees permit them to manufacture and sell other foodservice disposable packaging products that are not based on EarthShell Packaging. The licensees may also manufacture paper or polystyrene packaging which could compete with EarthShell products, and they may not devote sufficient resources or otherwise be able successfully to manufacture, distribute or market EarthShell Packaging. Their failure to do so would be grounds for termination of exclusivity provisions in their license agreement, but might also delay the rollout of EarthShell Packaging into the marketplace, which could have an adverse affect on our business.

We Have Not Yet Fully Evaluated All Of The Earthshell Packaging Products And It Is Possible That Some Of The Products May Not Perform As Well As Conventional Packaging Products

      Although we believe that we can engineer EarthShell Packaging products to meet many of the critical performance requirements for specific applications, individual products may not perform as well as conventional foodservice disposables; for example, some consumers may prefer clear cups and clear lids on take-home containers which are not available with our foam technology. We are still developing many of our EarthShell Packaging products and we have not yet evaluated the performance of all of them. If we fail to develop EarthShell Packaging products that perform comparably to conventional foodservice disposables, this could cause consumers to prefer our competitors' products.

Our Charter Documents And Delaware Law Include Provisions That May Discourage A Potential Takeover, Even If It Would Be Beneficial To Our Stockholders

      Our Certificate of Incorporation and Bylaws and the Delaware General Corporation Law include provisions that may discourage persons from pursuing a non-negotiated takeover of EarthShell and prevent changes of control under some circumstances, even if doing so would be beneficial to our stockholders.

Established Manufacturers In The Foodservice Disposables Industry Could Improve The Ability To Recycle Their Existing Products Or Develop New Environmentally Preferable, Disposable Foodservice Containers Which Could Render Our Technology Obsolete And Could Negatively Impact Our Ability To Compete

      Competition among existing food and beverage container manufacturers in the foodservice industry is intense. Virtually all of the key participants in the industry have substantially greater financial and marketing resources at their disposal than we do, and many have well-established supply, production and distribution relationships and channels. Companies producing competitive products utilizing competitive materials may reduce their prices or engage in advertising or marketing campaigns designed to protect their respective market shares and impede market acceptance of EarthShell Packaging products. In addition, some of the Company's licensees and joint venture partners manufacture paper, plastic or foil packaging that may compete with EarthShell Packaging products. Several paper and plastic disposable packaging manufacturers and converters and others have made efforts to increase the recycling of these products. Increased recycling of paper and plastic products could lessen their harmful environmental impact, one major basis upon which the Company intends to compete. A number of companies have introduced or are attempting to develop biodegradable starch-based materials, plastics, or other materials that may be positioned as potential environmentally superior packaging alternatives. We expect that many existing packaging manufacturers may actively seek competitive alternatives to our products and processes. The development of competitive, environmentally attractive, disposable foodservice packaging, whether or not based on our products and technology, could render our technology obsolete and could impair our ability to compete, which would have an adverse effect on our business, financial condition and results of operations.

Our  Projected   International   Revenues  Are  Subject  To  Risks  Inherent  In
International Business Activities

      We expect sales of our products and services in foreign countries to account for a material portion of our revenues. These sales are subject to risks inherent in international business activities, including:

      o any adverse change in the political or economic environments in these countries;

      o     economic instability;

      o     any adverse change in tax, tariff and trade or other regulations;

      o the absence or significant lack of legal protection for intellectual property rights;

      o exposure to exchange rate risk for revenues which are denominated in currencies other than U.S. dollars; and

      o difficulties in managing joint venture businesses spread over various jurisdictions.

      Our revenues could be substantially less than we expect if these risks affect our ability to successfully sell our products in the international market.

Our Products May Be Perceived Poorly By Consumers And/Or Environmental Groups Which Could Have An Adverse Affect On Our Business

      Our success depends substantially on our ability to design and develop foodservice disposables that are not as harmful to the environment as conventional disposable foodservice containers made from paper, plastic and polystyrene. EarthShell has used a life cycle inventory methodology in its environmental assessment of EarthShell Packaging products and in the development of associated environmental claims, and we have received support for the EarthShell concept from a number of environmental groups. Although we believe that EarthShell Packaging products offer several environmental advantages over conventional packaging products, our products may also possess characteristics that consumers or some environmental groups could perceive as negative for the environment. In particular, EarthShell Packaging products may result in more solid waste by weight and, in a dry environment, by volume, and manufacturing them may release greater amounts of some pollutants and lesser amounts of other pollutants than occurs with conventional packaging. Whether, on balance, EarthShell Packaging products are better for the environment than conventional packaging products is a somewhat subjective judgment. Environmental groups, regulators, customers or consumers may not agree that present and future EarthShell Packaging products have an environmental advantage over conventional packaging.

Third Parties May Infringe Our Patents, New Products That We Develop May Not Be Covered By Our Existing Patents And We Could Suffer An Adverse Determination In A Patent Infringement Proceeding, Which Could Allow Our Competitors To Duplicate Our Products Without Having Had To Incur The Research And Development Costs We Have Incurred And Therefore Allow Them To Produce And Market Those Products More Profitably Than Earthshell

      Our ability to compete effectively with conventional packaging will depend, in part, on our ability to protect our proprietary rights to the licensed technology. Although EKI and EarthShell endeavor to protect the licensed technology through, among other things, U.S. and foreign patents, the duration of these patents is limited and the patents and patent applications licensed to us may not be sufficient to protect our technology. The patents that EKI obtains and licenses to us may not be validly held and others may try to circumvent or infringe those patents. We also rely on trade secrets and proprietary know-how that we try to protect in part by confidentiality agreements with our licensee manufacturers, proposed joint venture partners, employees and consultants. These agreements have limited terms and these agreements may be breached, we may not have adequate remedies for any breach and our competitors may learn our trade secrets or independently develop them. It is necessary for us to litigate from time to time to enforce patents issued or licensed to us, to protect our trade secrets or know-how and to determine the enforceability, scope and validity of the proprietary rights of others.

      We believe that we own or have the rights to use all of the technology that we expect to incorporate into EarthShell Packaging products, but an adverse determination in litigation or infringement proceedings to which we are or may become a party could subject us to significant liabilities and costs to third parties or require us to seek licenses from third parties. Although patent and intellectual property disputes are often settled through licensing or similar arrangements, costs associated with those arrangements could be substantial and could include ongoing royalties. Furthermore, we may not obtain the necessary licenses on satisfactory terms or at all. We could incur substantial costs attempting to enforce our licensed patents against third party infringement, or the unauthorized use of our trade secrets and proprietary know-how or in defending ourselves against claims of infringement by others. Accordingly, if we suffered an adverse determination in a judicial or administrative proceeding or failed to obtain necessary licenses, it would prevent us from manufacturing or licensing others to manufacture some of our products.

Failure Of Our Licensees And Joint Venture Partners To Produce Earthshell Packaging Products Profitably On A Commercial Scale Would Adversely Affect Our Ability To Compete With Conventional Disposable Foodservice Packagers.

      Production volumes of EarthShell Packaging products to date have been low relative to the intended capacity of the various manufacturing lines, and, until production volumes approach design capacity levels, actual costs and profitability will not be certain. Since the actual cost of manufacturing EarthShell Packaging products on a commercial scale has not been fully demonstrated, they may not be manufactured at a competitive cost. As our licensees and joint venture partners begin to commercially produce EarthShell Packaging products, they may encounter unexpected difficulties that cause production costs to exceed current estimates. The failure to manufacture EarthShell Packaging products at commercially competitive costs would make it difficult to compete with other foodservice disposable manufacturers.

Unavailability Of Raw Materials Used To Manufacture Our Products, Increases In The Price Of The Raw Materials, Or The Necessity Of Finding Alternative Raw Materials To Use In Our Products Could Delay The Introduction And Market Acceptance Of Our Products

      Although we believe that sufficient quantities of all raw materials used in EarthShell Packaging products are generally available, if any raw materials become unavailable, it could delay the commercial introduction and hinder market acceptance of EarthShell Packaging products. In addition, our licensees and joint venture partners may become significant consumers of certain key raw materials such as starch, and if such consumption is substantial in relation to the available resources, raw material prices may increase which in turn may increase the cost of EarthShell Packaging products and impair our profitability. In addition, we may need to seek alternative sources of raw materials or modify our product formulations if the cost or availability of the raw materials that we currently use become prohibitive.

If Initial Purchasers Of Our Products Do Not Purchase Significant Quantities, It Could Delay The Introduction And Market Acceptance Of Our Products.

      It will be important for our licensees and joint venture partners to identify and obtain contractual commitments from major customers for substantial quantities of product. If initial purchasers of our products do not ultimately purchase significant quantities, it will delay our ability to realize meaningful royalty revenues from sales of those products.

We Do Not Own The Technology Necessary To Manufacture EarthShell Packaging

      EarthShell Packaging is based on a patented composite material technology licensed on an exclusive worldwide basis from E. Khashoggi Industries LLC, the largest stockholder of the Company, and, on a limited exclusive, worldwide basis, from its wholly-owned subsidiaries (collectively "EKI"). The Company does not own the technology necessary to manufacture EarthShell Packaging and is dependent upon the License Agreement to use that technology. The licensed technology is limited to the development, manufacture and sale of specified foodservice disposables for use in the foodservice industry, and there is no right to exploit opportunities to apply this technology or improve it outside this field of use. If EKI were to file for or be declared bankrupt, the Company would likely be able to retain its rights under the License Agreement with respect to U.S. patents; however, it is possible that steps could be taken to terminate its rights under the License Agreement with respect to international patents. EKI is the controlling stockholder of the Company, and conflicts could arise with regard to performance under the license agreement, corporate opportunities or time devoted to the business of the Company by officers and directors who are common to both EKI and the Company.

Our   Operations   Are  Subject  To   Regulation  By  The  U.S.  Food  and  Drug
Administration

      The manufacture, sale and use of EarthShell Packaging are subject to regulation by the U.S. Food and Drug Administration (the "FDA"). The FDA's regulations are concerned with substances used in food packaging materials, not with specific finished food packaging products. Thus, food and beverage containers are in compliance with FDA regulations if the components used in the food and beverage containers: (i) are approved by the FDA as indirect food additives for their intended uses and comply with the applicable FDA indirect food additive regulations; or (ii) are generally recognized as safe for their intended uses and are of suitable purity for those intended uses. The Company believes that EarthShell Packaging plates, bowls and hinged-lid containers and all other current and prototype EarthShell Packaging products of the Company are in compliance with all requirements of the FDA and do not require additional FDA approval. However, the FDA may not agree with these conclusions, which could have a material adverse affect on our business operations.

                         Risks Related To This Offering

Future Sales By Our Stockholders May Adversely Affect Our Stock Price And Our Ability To Raise Funds In New Stock Offerings


      Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 18,435,452 shares of common stock outstanding as of June 9, 2005, 6,571,222 shares are, or will be, freely tradable without restriction, unless held by our "affiliates." The remaining 11,864,230 shares of common stock, which will be held by existing stockholders, including the officers and directors, are "restricted securities" and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144.


Existing Shareholders Will Experience Significant Dilution From Our Sale Of Shares Under The Standby Equity Distribution Agreement

      The sale of shares pursuant to the Standby Equity Distribution Agreement will have a dilutive impact on our stockholders. For example, if the offering occurred on March 31, 2005 at an assumed offering price of $2.254 per share (98% of a recent closing bid price of $2.30 per share), the new stockholders would experience an immediate dilution in the net tangible book value of $2.5255 per share. Dilution per share at prices of $1.6905, $1.1270 and $0.5635 per share would be $2.0145, $1.5035 and $0.9925, respectively.

      As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price, the more shares of common stock we will have to issue under the Standby Equity Distribution Agreement to draw down the full amount. If our stock price is lower, then our existing stockholders would experience greater dilution.

Under The Standby Equity Distribution Agreement Cornell Capital Partners Will Pay Less Than The Then-Prevailing Market Price Of Our Common Stock

      The common stock to be issued under the Standby Equity Distribution Agreement will be issued at a 2% discount to the lowest closing bid price for the five days immediately following the notice date of an advance. In addition, Cornell Capital Partners will retain 5% from each advance. Based on this discount, Cornell Capital Partners will have an incentive to sell immediately to realize the gain on the 2% discount. These discounted sales could cause the price of our common stock to decline, based on increased selling of EarthShell's common stock.

The Selling Stockholders May Sell Their Shares Of Common Stock In The Market, Which Sales May Cause Our Stock Price To Decline


      The selling stockholders may sell in the public market up to 4,476,927 shares of common stock being registered in this offering. That means that up to 4,476,927 shares may be sold pursuant to this registration statement. Such sales may cause our stock price to decline. The officers and directors of the Company and those shareholders who are significant shareholders as defined by the SEC will continue to be subject to the provisions of various insider trading and rule 144 regulations.


The Sale Of Our Stock Under Our Standby Equity Distribution Agreement Could Encourage Short Sales By Third Parties, Which Could Contribute To The Future Decline Of Our Stock Price

      In many circumstances the provision of a Standby Equity Distribution Agreement for companies that are traded on the Over-the-Counter Bulletin Board has the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being placed into the market exceed the market's ability to take up the increased stock or if EarthShell has not performed in such a manner to show that the equity funds raised will be used to grow the Company. Such an event could place further downward pressure on the price of common stock. Under the terms of our Standby Equity Distribution Agreement, EarthShell may request numerous draw downs pursuant to the terms of the Standby Equity Distribution Agreement. Even if the Company uses the Standby Equity Distribution Agreement to grow its revenues and profits or invest in assets which are materially beneficial to EarthShell the opportunity exists for short sellers and others to contribute to the future decline of EarthShell's stock price. If there are significant short sales of stock, the price decline that would result from this activity will cause the share price to decline more so which in turn may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock the price will decline.

      It is not possible to predict those circumstances whereby short sales could materialize or to what the share price could drop. In some companies that have been subjected to short sales the stock price has dropped to near zero. This could happen to the Company's stock price.

The Price You Pay In This Offering Will Fluctuate And May Be Higher Or Lower Than The Prices Paid By Other People Participating In This Offering

      The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

Upon The Receipt Of An Advance Notice, Cornell Capital Partners Is Permitted To Sell Shares To Be Issued To Cornell Capital Partners Pursuant To The Advance Notice During The Applicable Pricing Period, Which Could Have A Negative Affect On Our Stock Price

      The Company has agreed that, upon receipt of an advance notice, Cornell Capital Partners is permitted to sell the shares to be issued to Cornell Capital Partners pursuant to the advance notice during the applicable pricing period. This could have a negative affect on our stock price, which, in turn, would require the Company to issue additional shares to Cornell Capital Partners pursuant to any given advance.

We May Not Be Able To Access Sufficient Funds Under The Standby Equity Distribution Agreement When Needed

      We are to some extent dependent on external financing to fund our operations. Our financing needs are expected to be partially provided from the Standby Equity Distribution Agreement. No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because we are limited to a maximum draw down of $500,000 during any five trading day period. In addition, the number of shares being registered may not be sufficient to draw all funds available to us under the Standby Equity Distribution Agreement. Based on the assumed offering price of $2.254 and the 2,000,000 shares we have registered, we would not be able to draw the entire $10.0 million available under the Standby Equity Distribution Agreement. At this assumed price, we will be able to draw $4,508,000 with the 2,000,000 shares being registered. The Company would be required to register 2,436,558 additional shares at this assumed price to obtain the entire $10.0 million available under the Standby Equity Distribution Agreement.

We May Not Be Able To Draw Down Under The Standby Equity Distribution Agreement If The Investor Holds More Than 9.9% Of Our Common Stock

      In the event Cornell Capital Partners holds more than 9.9% of the then-outstanding common stock of the Company, we will be unable to draw down on the Standby Equity Distribution Agreement. Currently, Cornell Capital Partners has beneficial ownership of 4.03% of our common stock and therefore we would be able to draw down on the Standby Equity Distribution Agreement so long as Cornell Capital Partners' beneficial ownership remains below 9.9%. If Cornell Capital Partners' beneficial ownership increases to 9.9%, we would be unable to draw down on the Standby Equity Distribution Agreement. A possibility exists that Cornell Capital Partners may own more than 9.9% of EarthShell's outstanding common stock at a time when we would otherwise plan to make an advance under the Standby Equity Distribution Agreement.

Our Common Stock Is Deemed To Be "Penny Stock," Which May Make It More Difficult For Investors To Sell Their Shares Due To Suitability Requirements

      Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stock:

o     With a price of less than $5.00 per share;

o     That are not traded on a "recognized" national exchange;

o     Whose prices are not quoted on the Nasdaq automated quotation system

o (Nasdaq listed stock must still have a price of not less than $5.00 per share); or

o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

      Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

                           FORWARD-LOOKING STATEMENTS

      Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

      This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                              SELLING STOCKHOLDERS

      The following table presents information regarding the selling stockholders. The selling shareholders are the entities who have assisted in or provided financing to EarthShell. A description of each selling shareholder's relationship to EarthShell and how each selling shareholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.


                                                                               Percentage
                                                                                   of
                                             Percentage                        Outstanding
                                                 of         Shares to be      Shares to Be
                                            Outstanding       Acquired          Acquired                         Percentage
                               Shares          Shares         under the         under the                         of Shares
                            Beneficially    Beneficially       Standby           Standby                         Beneficially
                               Owned           Owned           Equity            Equity         Shares to be        Owned
                               Before          Before       Distribution      Distribution      Sold in the         After
  Selling Stockholder         Offering      Offering (1)      Agreement         Agreement         Offering        Offering (1)
---------------------         --------      ------------      ---------         ---------         --------        ------------
                                            Shares Acquired in Financing Transactions with EarthShell
------------------------------------------------------------------------------------------------------------------------------
Cornell Capital
  Partners, LP                 768,550(2)        4.03%        2,000,000             9.8%          2,768,550(3)         0%
------------------------------------------------------------------------------------------------------------------------------
                                                Debt Restructuring Transactions with EarthShell
------------------------------------------------------------------------------------------------------------------------------
Islandia, Ltd.                 100,000               *               --               --            100,000             0%
Midsummer Investment,
  Ltd.                         150,000               *               --               --            150,000             0%
Omicron Master Trust(4)        187,500           1.02%               --               --            187,500             0%
Roth Capital Partners,
  LP                        246,310(5)           1.33%               --               --            246,310(5)          0%
SF Capital Partners Ltd.       867,134           4.70%               --               --            791,667              *
Straus - GEPT L.P.              36,250               *               --               --             26,250              *
Straus Partners L.P. (6)        63,750               *               --               --             48,750              *
------------------------------------------------------------------------------------------------------------------------------
                                                              Consultants and Others
------------------------------------------------------------------------------------------------------------------------------
Crown Investment
  Banking, Inc.                  6,450               *               --               --             6,450              0%
Sloan Securities
  Corporation                    6,450               *               --               --             6,450              0%
Benton Wilcoxon                65,000(7)             *               --               --             65,000(7)          0%
Douglas Metz                   81,000(8)             *               --               --             80,000(9))          *
                            ----------     ----------        ----------      ----------          ----------     ----------
Total                        2,578,394          13.86%        2,000,000             9.8%          4,476,927              *
                            ==========     ==========        ==========      ==========          ==========     ==========


----------
*     Less than 1%.


(1) Applicable percentage of ownership is based on 18,435,452 shares of common stock outstanding as of June 9, 2005, together with securities exercisable or convertible into shares of common stock within 60 days of June 9, 2005, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of June 9, 2005 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.


(2) Represents shares of common stock received by Cornell Capital Partners as a one-time commitment fee under the Standby Equity Distribution Agreement and the shares of common stock underlying the warrant.

(3) Includes the shares that may be acquired by Cornell Capital Partners under the Standby Equity Distribution Agreement, the 143,550 shares of common stock received as a one-time commitment fee under the Standby Equity Distribution Agreement and the 625,000 shares underlying a warrant that may be converted into common stock of the Company.


(4) Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital"), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda ("Omicron"), Omicron Capital, Inc., a Delaware corporation ("OCI"), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited ("Winchester") serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and

      OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron and, as of June 9, 2005, Mr. Olivier H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not "affiliates" of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as a selling stockholder. No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC's Regulation 13D-G) controls Omicron and Winchester.


(5)   Consists of 246,310 shares of common stock underlying warrants.

(6) Straus Partners L.P. is an entity under common control with Straus - GEPT L.P. and its shares may be aggregated with Straus GEPT L.P. for purposes of determining beneficial ownership.

(7)   Consists of 65,000 shares of common stock underlying warrants.

(8) Consists of 80,000 shares of common stock underlying warrants and 1,000 shares of common stock.

(9)   Consists of 80,000 shares of common stock underlying warrants.

      The following information contains a description of each selling shareholder's relationship to EarthShell and how each selling shareholder acquired the shares to be sold in this offering is detailed below. None of the selling stockholders have held a position or office, or had any other material relationship, with the Company, except as follows:



Shares Acquired In Financing Transactions With EarthShell

      Cornell Capital Partners, LP. Cornell Capital Partners is the investor under the Standby Equity Distribution Agreement and a holder of a warrant. All investment decisions of, and control of, Cornell Capital Partners are held by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors. Cornell Capital Partners acquired all shares being registered in this offering in financing transactions with EarthShell. Those transactions are explained below:

      o Standby Equity Distribution Agreement. On March 23, 2005, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $10.0 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay EarthShell 98% of, or a 2% discount to, the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. Further, Cornell Capital Partners will retain 5% of each advance under the Standby Equity Distribution Agreement. In connection with the Standby Equity Distribution Agreement, Cornell Capital Partners received a one-time commitment fee in the form of 143,550 shares of common stock. We are registering 2,000,000 shares in this offering which may be issued under the Standby Equity Distribution Agreement. For the Company to receive gross proceeds of $10.0 million using the 2,000,000 shares being registered in this prospectus, the price of our common stock would need to average $5.00 per share.


      o Warrant. On May 26, 2005, the Company issued a warrant to Cornell Capital Partners to purchase 625,000 shares of common stock of the Company. The warrant expires on the later of: (a) May 26, 2005 or
            (b) the date sixty days after the date the $2,500,000 in promissory notes issued to Cornell Capital Partners are fully repaid. The warrant has an exercise price of $4.00 per share of common stock.


      There are certain risks related to sales by Cornell Capital Partners, including:

      o The outstanding shares will be issued based on discount to the market rate. As a result, the lower the stock price around the time Cornell Capital Partners is issued shares, the greater chance that Cornell Capital Partners gets more shares. This could result in substantial dilution to the interests of other holders of common stock.

      o To the extent Cornell Capital Partners sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell Capital Partners to sell greater amounts of common stock, the sales of which would further depress the stock price.

      o The significant downward pressure on the price of the common stock as Cornell Capital Partners sells material amounts of common stocks could encourage short sales by third parties. This could place further downward pressure on the price of the common stock.

Other Selling Shareholders

      Islandia, L.P. Pursuant to an Amended and Restated Debenture Purchase Agreement dated September 29, 2004, in connection with the restructuring of its debt and settlement of $400,000 in convertible debentures issued to Islandia, L.P. in July, 2004, the Company issued 100,000 shares of its unregistered common stock to Islandia, L.P. in settlement of the Company's default under the debentures. These shares are being registered in this offering. All investment decisions of, and control of, Islandia, L.P. are held by its parent, John Lang, Inc. Richard O. Berner makes the investment decisions on behalf of and controls John Lang, Inc.



      Midsummer Investment, Ltd. Pursuant to an Amended and Restated Debenture Purchase Agreement dated September 29, 2004, in connection with the restructuring of its debt and settlement of $600,000 in convertible debentures issued to Midsummer Investment, Ltd. in July 2004, the Company issued 150,000 shares of its unregistered common stock to Midsummer Investment, Ltd in settlement of the Company's default under the debentures. These shares are being registered in this offering. Michel A. Amsalem and Scott Kaufman make the investment decisions on behalf of and control Midsummer Investment, Ltd.

      Omicron  Master  Trust.  Pursuant  to an Amended  and  Restated  Debenture
Purchase Agreement dated September 29, 2004, in connection with the restructuring of its debt and settlement of $750,000 in convertible debentures issued to Omicron Master Trust in July, 2004, the Company issued 187,500 shares of its unregistered common stock to Omicron Master Trust in settlement of the Company's default under the debentures. These shares are being registered in this offering.

      Roth Capital Partners, LLC. Pursuant to a Convertible Debenture and Common Stock Warrant and a Common Stock Warrant, both dated March 3, 2003, the Company issued 246,310 warrants (post-split) to Roth Capital Partners, LLC to purchase the Company's common stock. 217,500 of these warrants expire on March 5, 2006 and have an exercise price of $7.20 and 28,810 of these warrants expire on March 5, 2006 and have an exercise price of $10.08. The shares underlying these warrants are being registered in this offering. Gordon Roth and Byron Roth make the investment decisions on behalf of and control Roth Capital Partners, LLC.

      SF Capital Partners Ltd. Pursuant to an Amended and Restated Debenture Purchase Agreement dated September 30, 2004, in connection with the restructuring of its debt and settlement of $4,500,000 in debentures issued to SF Capital Partners Ltd. in July, 2004, the Company agreed to a settlement resulting in a $2,375,000 debenture outstanding to be converted, at SF Capital Partners' option, into 791,667 shares of the Company's unregistered common stock at $3.00 per share. The shares underlying this conversion right are being registered in this offering. Michael A. Roth and Brian J. Stark make the investment decisions on behalf of SF Capital Partners Ltd.

      Straus - GEPT L.P. Pursuant to an Amended and Restated Debenture Purchase Agreement dated September 30, 2004, in connection with the restructuring of its debt and settlement of $105,000 in debentures issued to Straus - GEPT L.P. in July, 2004, the Company issued 26,250 shares of its unregistered common stock to Straus - GEPT L.P. in settlement of the Company's default under the debentures. These shares are being registered in this offering. Mickey Straus makes the investment decisions on behalf of and controls Straus - GEPT L.P.

      Straus  Partners  L.P.  Pursuant  to an  Amended  and  Restated  Debenture
Purchase Agreement dated September 30, 2004, in connection with the restructuring of its debt and settlement of $195,000 in debentures issued to Straus Partners L.P. in July, 2004, the Company issued 48,750 shares of its unregistered common stock to Straus Partners L.P. in settlement of the Company's default under the debentures. These shares are being registered in this offering. Mickey Straus makes the investment decisions on behalf of and controls Straus Partners L.P.

       Crown Investment Banking, Inc. Pursuant to an engagement letter entered into with Crown Investment Banking, Inc., on March 31, 2005, the Company issued 6,450 shares of the Company's unregistered common stock in consideration for the services rendered by Crown in connection with the Company obtaining financing. These shares are being registered in this offering. Todd K. West and William Breece make the investment decisions on behalf of and control Crown Investment Banking, Inc.

      Sloan  Securities   Corporation.   Sloan  Securities   Corporation  is  an
unaffiliated registered broker-dealer that has been retained by us. James C. Ackerman, Sloan Securities Corporation's President, makes the investment decisions on behalf of and controls Sloan Securities Corporation. For its services in connection with the Standby Equity Distribution Agreement between EarthShell and Cornell Capital Partners, Sloan Securities Corporation received a fee of 6,450 shares of unregistered common stock, on March 23, 2005. These shares are being registered in this offering.


      Benton Wilcoxon. In consideration for Benton Wilcoxon pledging his personal shares in Composite Technology Corporation as a guaranty for the Security Agreement entered into by the Company with Cornell Capital Partners, the Company issued a warrant to Benton Wilcoxon to purchase 65,000 shares of common stock of the Company at an exercise price of $3.00 per share. The warrant expires on March 23, 2008.

      Douglas Metz. In consideration for consulting services rendered by Douglas Metz in connection with the Company obtaining financing, the Company issued a warrant to Douglas Metz to purchase 80,000 shares of common stock of the Company at an exercise price of $3.00 per share. The warrant expires on March 23, 2008.


      With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the "1933 Act"), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding the Company so as to make an informed investment decision. More specifically, we had a reasonable basis to believe that each purchaser was an "accredited investor" as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in our securities.

                                 USE OF PROCEEDS

      This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Cornell Capital Partners under the Standby Equity Distribution Agreement. The purchase price of the shares purchased under the Standby Equity Distribution Agreement will be equal to 98% of the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board for the five days immediately following the notice date. The Company will pay Cornell Capital Partners 5% of each advance as an additional fee.

      Pursuant to the Standby Equity Distribution Agreement, EarthShell cannot draw more than $500,000 every five trading days or more than $10.0 million over twenty-four months.

      For illustrative purposes only, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Standby Equity Distribution Agreement. The table assumes estimated offering expenses of $85,000, plus 5% retainage payable to Cornell Capital Partners under the Standby Equity Distribution Agreement. The figures below are estimates only, and may be changed due to various factors, including the timing of the receipt of the proceeds.


Gross proceeds                             $ 1,000,000      $ 3,000,000      $ 5,000,000      $10,000,000

Net proceeds                               $   865,000      $ 2,765,000      $ 4,665,000      $ 9,415,000

No. of shares issued under the Equity
Distribution Agreement at an assumed
offering price of $2.254                       443,656        1,330,968        2,218,779        4,436,558(1)

USE OF PROCEEDS:                              AMOUNT           AMOUNT           AMOUNT           AMOUNT
-----------------------------------------------------------------------------------------------------------

General Working Capital                    $   865,000      $ 2,765,000      $ 4,665,000      $ 9,415,000
                                           -----------      -----------      -----------      -----------

Total                                      $   865,000      $ 2,765,000      $ 4,665,000      $ 9,415,000
                                           ===========      ===========      ===========      ===========


(1) EarthShell would need to register additional shares of common stock to access this amount of proceeds under the Standby Equity Distribution Agreement at an assumed offering price of $2.254. EarthShell would be required to register 2,436,558 additional shares at this price to obtain the entire $10.0 million available under the Standby Equity Distribution Agreement.

      The Standby Equity Distribution Agreement limits EarthShell's use of proceeds to general corporate purposes and prohibits the use of proceeds to pay any judgment or liability incurred by any officer, director or employee of the Company, except under certain limited circumstances.

                                    DILUTION


      The net tangible book value of EarthShell as of March 31, 2005 was a deficit of $9,733,490 or $(0.5293) per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of the Company (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to EarthShell, our net tangible book value will be unaffected by this offering. Our net tangible book value and our net tangible book value per share, however, will be impacted by the common stock to be issued under the Standby Equity Distribution Agreement. The amount of dilution will depend on the offering price and number of shares to be issued under the Standby Equity Distribution Agreement. The following example shows the dilution to new investors at an offering price of $2.254 per share which is in the range of the recent share price.

      If we assume that EarthShell had issued 2,000,000 shares of common stock under the Standby Equity Distribution Agreement at an assumed offering price of $2.254 per share (i.e., the number of shares registered in this offering under the Standby Equity Distribution Agreement), less retention fees of $225,400 and offering expenses of $85,000, our net tangible book value as of March 31, 2005 would have been a deficit $(5,535,890) or $(0.2715) per share. Note that at an offering price of $2.254 per share, we would receive net proceeds of $4,197,600 of the $10,000,000 available under the Standby Equity Distribution Agreement. At an assumed offering price of $2.254, Cornell Capital Partners would receive a discount of $225,400 on the purchase of 2,000,000 shares of common stock. Such an offering would represent an immediate increase in net tangible book value to existing stockholders of $0.2578 per share and an immediate dilution to new stockholders of $2.5255 per share. The following table illustrates the per share dilution:


Assumed public offering price per share                                $ 2.2540
Net tangible book value per share before this offering    $(0.5293)
Increase attributable to new investors                    $ 0.2578
                                                          --------
Net tangible book value per share after this offering                  $(0.2715)
                                                                       --------
Dilution per share to new stockholders                                 $ 2.5255
                                                                       ========

      The offering price of our common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:


                                                        DILUTION
                  ASSUMED         NO. OF SHARES        PER SHARE
               OFFERING PRICE      TO BE ISSUED     TO NEW INVESTORS
               --------------      ------------     ----------------
                 $2.2540           2,000,000(1)         $2.5255
                 $1.6905           2,000,000            $2.0145
                 $1.1270           2,000,000            $1.5035
                 $0.5635           2,000,000            $0.9925


(1) This represents the maximum number of shares of common stock that are being registered under the Standby Equity Distribution Agreement at this time.

                      STANDBY EQUITY DISTRIBUTION AGREEMENT

Summary

      On March 23, 2005, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $10.0 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay 98% of, or a 2% discount to, the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. The number of shares purchased by Cornell Capital Partners for each advance is determined by dividing the amount of each advance by the purchase price for the shares of common stock. Further, Cornell Capital Partners will retain 5% of each advance under the Standby Equity Distribution Agreement. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. In addition, we engaged Sloan Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, Sloan Securities Corporation received 6,450 shares of our common stock on March 23, 2005. The effectiveness of the sale of the shares under the Standby Equity Distribution Agreement is conditioned upon us registering the shares of common stock with the Securities and Exchange Commission, among other things. The costs associated with this registration will be borne by us. There are no other significant closing conditions to draws under the Standby Equity Distribution Agreement.

Standby Equity Distribution Agreement Explained

      Pursuant to the Standby Equity Distribution Agreement, we may periodically sell shares of common stock to Cornell Capital Partners to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every five trading days. A closing will be held six trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital Partners will pay the advance amount. There are no closing conditions imposed on the Company for any of the draws other than that the Company has filed its periodic and other reports with the Securities and Exchange Commission, has delivered the stock for an advance, the trading of the Company's common stock has not been suspended, and the Company has given written notice and associated correspondence to Cornell Capital Partners. We are limited however, on our ability to request advances under the Standby Equity Distribution Agreement based on the number of shares we have registered on this registration statement. For example, at an assumed offering price of $0.2.2540, we would not be able to draw the entire gross proceeds of $10,000,000 available under the Standby Equity Distribution Agreement with the 2,000,000 shares we are registering. EarthShell would be required to register 2,436,558 additional shares at this assumed price to obtain the entire $10.0 million available under the Standby Equity Distribution Agreement. Based on the limited number of available authorized shares of common stock, Intrepid would need to obtain shareholder approval to increase the authorized shares of common stock to access additional amounts under the Standby Equity Distribution Agreement. In order to access all funds available to us under the Standby Equity Distribution Agreement with the 2,000,000 shares being registered in this offering, the average price of shares issued under the Standby Equity Distribution Agreement would need to be $5.00.

      We may request advances under the Standby Equity Distribution Agreement once the underlying shares are registered with the Securities and Exchange
Commission. Thereafter, we may continue to request advances until Cornell Capital Partners has advanced $10.0 million or 24 months after the effective date of the this registration statement, whichever occurs first.

      The amount of each advance is subject to a maximum amount of $500,000, and we may not submit an advance within five trading days of a prior advance. The amount available under the Standby Equity Distribution Agreement is not dependent on the price or volume of our common stock. Our ability to request advances is conditioned upon us registering the shares of common stock with the SEC. In addition, we may not request advances if the shares to be issued in connection with such advances would result in Cornell Capital Partners owning more than 9.9% of our outstanding common stock. Cornell Capital Partners' beneficial ownership of EarthShell common stock is 4.03% and therefore we would be permitted to make draws on the Standby Equity Distribution Agreement so long as Cornell Capital Partners' beneficial ownership of our common stock remains lower than 9.9%. A possibility exists that Cornell Capital Partners may own more than 9.9% of the Company's outstanding common stock at a time when we would otherwise plan to make an advance under the Standby Equity Distribution Agreement.

      We do not have any agreements with Cornell Capital Partners regarding the distribution of such stock, although Cornell Capital Partners has indicated that intends to promptly sell any stock received under the Standby Equity Distribution Agreement.

      We cannot predict the actual number of shares of common stock that will be issued pursuant to the Standby Equity Distribution Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming we issued the number of shares of common stock being registered in the accompanying registration statement at a recent price of $2.30 per share, we would issue 2,000,000 shares of common stock to Cornell Capital Partners for gross proceeds of $4,508,000. These shares would represent 9.8% of our outstanding common stock upon issuance. We will need to register additional shares of common stock in order to fully utilize the $10.0 million available under the Standby Equity Distribution Agreement if the average price at which we sell shares under the Standby Equity Distribution Agreement is equal to $2.254 per share.

      There is an inverse relationship between our stock price and the number of shares to be issued under the Standby Equity Distribution Agreement. That is, as our stock price declines, we would be required to issue a greater number of shares under the Standby Equity Distribution Agreement for a given advance. This inverse relationship is demonstrated by the following table, which shows the number of shares to be issued under the Standby Equity Distribution Agreement at a recent price of $2.30 per share and 25%, 50% and 75% discounts to the recent price.

      Purchase Price:                 $    2.2540       $    1.6905       $    1.1270       $    0.5635
      No. of Shares(1):                 2,000,000         2,000,000         2,000,000         2,000,000
      Total Outstanding (2):           20,435,452        20,435,452        20,435,452        20,435,452
      Percent Outstanding (3):                9.8%              9.8%              9.8%              9.8%
      Net Cash to EarthShell:(4)      $ 4,197,600       $ 3,126,950       $ 2,056,300       $   985,650

(1) Represents the number of shares of common stock to be issued to Cornell Capital Partners under the Standby Equity Distribution Agreement at the prices set forth in the table, assuming sufficient authorized shares are available.

(2) Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners under the Standby Equity Distribution Agreement.

(3) Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.

(4) Net cash equals gross proceeds minus the 5% retainage and minus an assumption of $85,000 in expenses.

      Proceeds used under the Standby Equity Distribution Agreement will be used in the manner set forth in the "Use of Proceeds" section of this prospectus. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to draw. Cornell Capital Partners has the ability to permanently terminate its obligation to purchase shares of common stock from the Company under the Standby Equity Distribution Agreement if there shall occur any stop order or suspension of the effectiveness of this registration statement for an aggregate of fifty
(50) trading days other than due to acts by Cornell Capital Partners or if the Company fails materially to comply with certain terms of the Standby Equity Distribution Agreement, which remain uncured for thirty (30) days after notice from Cornell Capital Partners.

      All fees and expenses under the Standby Equity Distribution Agreement will be borne by EarthShell. We expect to incur expenses of approximately $85,000 in connection with this registration, consisting primarily of professional fees. In connection with the Standby Equity Distribution Agreement, Cornell Capital Partners received a one-time commitment fee in the form of 143,550 shares of common stock on March 23, 2005. In addition, we issued 6,450 shares of common stock to Sloan Securities Corporation, an unaffiliated registered broker-dealer, on March 23, 2005, as compensation for its services as a placement agent for this transaction.

                              PLAN OF DISTRIBUTION

      The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the on the Over-the-Counter Bulletin Board or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the Over-the-Counter Bulletin Board or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The Company has agreed that upon receipt of an advance notice, Cornell Capital Partners is permitted to sell the shares to be issued to Cornell Capital Partners pursuant to the advance notice during the applicable pricing period.

      Cornell Capital Partners is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Standby Equity Distribution Agreement. Cornell Capital Partners will pay us 98% of, or a 2% discount to, the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the five days immediately following the advance date. In addition, Cornell Capital Partners will retain 5% of the proceeds received by us under the Standby Equity Distribution Agreement, and received a one-time commitment fee in the form of 143,550 shares of common stock on March 23, 2005. The 2% discount, the 5% retainage and the 143,550 shares of common stock are underwriting discounts. In addition, we engaged Sloan Securities Corporation, an unaffiliated registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. Sloan Securities Corporation has entered into a placement agent agreement with EarthShell pursuant to which Sloan Securities Corporation has reviewed the terms of the Standby Equity Distribution Agreement and has advised the Company concerning these terms. Sloan Securities Corporation, to the Company's knowledge, will not be participating in the distribution of shares that may be issued under the Standby Equity Distribution Agreement. For its services in regard to the Standby Equity Distribution
Agreement, Sloan Securities Corporation received 6,450 shares of our common stock, on March 23, 2005.

      Cornell Capital Partners was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

      Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.


      We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, EarthShell expects the selling stockholders to pay these expenses. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $85,000. For its services, Sloan Securities Corporation received 6,450 shares of our common stock, on March 23, 2005. The estimated offering expenses consist of: a SEC registration fee of $1,054, printing expenses of $2,500, accounting fees of $15,000, legal fees of $50,000 and miscellaneous expenses of $16,446. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement.


      The selling stockholders are subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and its regulations, including, Regulation M. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. Pursuant to the requirements of Item 512 of Regulation S-B and as stated in Part II of this Registration Statement, the Company must file a post-effective amendment to the accompanying Registration Statement once informed of a material change from the information set forth with respect to the Plan of Distribution.

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

      Management's discussion and analysis of results of operations and financial condition are based on our financial statements. These statements have been prepared in accordance with accounting principles generally accepted in the United States of America. These principles require management to make certain estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The following discussion should be read in conjunction with the Company's Financial Statements and Notes thereto, included elsewhere within this registration statement.

Overview

      Organized in November 1992 as a Delaware corporation, EarthShell Corporation (the "Company") is engaged in the commercialization of composite material technology for the manufacture of foodservice disposable packaging designed with the environment in mind. EarthShell Packaging(R) is based on patented composite material technology (collectively, the "EarthShell Technology"), licensed on an exclusive, worldwide basis from E. Khashoggi Industries LLC and its wholly owned subsidiaries.

      The EarthShell Technology has been developed over many years in consultation with leading material scientists and environmental experts to reduce the environmental burdens of foodservice disposable packaging through the careful selection of raw materials, processes, and suppliers. EarthShell Packaging(R), including hinged-lid sandwich containers, plates, bowls, foodservice wraps, and cups, is primarily made from commonly available natural raw materials such as natural ground limestone and potato starch. EarthShell believes that EarthShell Packaging(R) has comparable or superior performance characteristics and can be commercially produced and sold at prices that are competitive with comparable paper and plastic foodservice disposables.

      EarthShell was a development stage enterprise through the first quarter of 2004. With the recognition of the Company's first revenues resulting from the receipt of $500,000 in technology fees in connection with granting a license to a strategic partner in the second quarter of 2004, the Company was no longer a development stage enterprise.

Critical Accounting Assumptions

      Going Concern Basis. The condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred significant losses since inception, has minimal revenues and has a working capital deficit of $8,426,070 at March 31, 2005. These factors, along with others, may indicate that the Company will be unable to continue as a going concern for a reasonable period of time. The Company will have to raise additional funds to meet its current obligations and to cover operating expenses through the year ending December 31, 2005. If the Company is not successful in raising additional capital it may not be able to continue as a going concern for a reasonable period of time. Management plans to address this need by raising cash through either the issuance of debt or equity securities. In March 2005, the Company secured a $1.15 million loan and also entered into a Standby Equity Distribution Agreement where the Company has the right, upon registration of shares of its common stock, to require an institutional investor to purchase shares of the Company's common stock from time to time at the Company's sole discretion. In addition, the Company expects to receive additional technology fee payments in 2005 in connection with both existing and new sublicense agreements for its technology in various territories and fields of use. However, the Company cannot assure that additional financing will be available to it, or, if available, that the terms will be satisfactory, that it will receive any further technology fee payments in 2005 pursuant to the Sublicense Agreement. Management also plans to continue in its efforts to minimize expenses, but cannot assure that it will be able to reduce expenses below current levels. The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

      Estimated Net Realizable Value of Property and Equipment. The Company evaluates the recoverability of property and equipment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If there is an indication that the carrying value of an asset may not be recoverable and the estimated future cash flows (undiscounted and without interest charges) from the use of the asset are less than the carrying value, a write-down is recorded to reduce the related asset to its estimated fair value. At one time, the Company had been engaged in the development of manufacturing equipment to validate acceptance of EarthShell products and their pricing. To this end, the Company previously developed manufacturing lines in Owings Mills, Maryland, Goleta, California and in Goettingen, Germany. The Company recognized impairment charges on its equipment amounting to $4.0 million and $9.8 million in 2003 and 2002, respectively.

      Revenue Recognition. The Company recognizes revenue when persuasive evidence of an arrangement exists, the price is fixed or readily determinable and collectibility is probable. The Company recognizes revenue in accordance with Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB 101). EarthShell's revenues consist of technology fees that are recognized ratably over the life of the related agreements and royalties based on product sales by licensees that are recognized in the quarter that the licensee reports the sales.

Results Of Operations

      Three Months Ended March 31, 2005 Compared With The Three Months Ended March 31, 2004

      The Company's net loss decreased by approximately $1.0 million to approximately $1.1 million from approximately $2.1 million for the three months ended March 31, 2005 compared to the three months ended March 31, 2004, respectively.

      Revenues. The Company recorded revenues of approximately $0.08 million for the three months ended March 31, 2005 as compared to $0 for the three months ended March 31, 2004. These revenues reflect amortization of the $2.0 million technology fee payable under the sublicense agreement that was entered into in the second quarter of 2004 and the $1 million technology fee payable under the sublicense agreement entered into in December of 2004. The amortization of these technology fees will result in the recognition of $0.3 million in revenues per year during the life of the agreements.

      Research And Development Expenses. Total research and development expenses are comprised of related party license fee and research and development expenses and other research and development expenses. Total research and development expenses for the development of EarthShell Packaging(R) decreased approximately $0.4 million to approximately $0.1 million from approximately $0.5 million for the three months ended March 31, 2005 compared to the three months ended March 31, 2004, respectively.

      o Related party license fee and research and development expenses were comprised in 2004 of the $100,000 monthly licensing fee for the use of the EarthShell Technology and technical services, both of which were payable to EKI, a stockholder of the Company, or Biotec, a wholly owned subsidiary of EKI. It should be noted that payment of these related party expenses has been deferred pursuant to an agreement entered into by the EKI entities in connection with debt restructuring and settlement of the convertible debenture financing concluded in October of 2004. Related party license fee and research and development expenses decreased approximately $0.3 million to $0 from approximately $0.3 million for the three months ended March 31, 2005, compared to the three months ended March 31, 2004, respectively. The decrease was due primarily to the elimination of the monthly licensing fee in September 2004, as noted above.

      o Other research and development expenses are comprised of personnel costs, travel and direct overhead for development and demonstration production. Other research and development expenses decreased approximately $0.1 million to approximately $0.01 million from approximately $0.2 million for the three months ended March 31, 2005, compared to the three months ended March 31, 2004, respectively. The reduction was due to the outsourcing of technical personnel and the outsourcing of technical support activities during 2004.

      Other General And Administrative Expenses. Other general and administrative expenses are comprised of personnel costs, travel and direct overhead for marketing, finance and administration. Total general and administrative expenses decreased by approximately $0.14 million to approximately $1.13 million from approximately $1.17 million for the three months ended March 31, 2005, compared to the three months ended March 31, 2004, respectively. The largest reductions were in legal, business insurance, currency translation losses, and personnel costs (approximately $0.3 million). These reductions were partially offset by an accrual for potential damages related to a legal settlement.

      Interest Expense. Interest expense is comprised of related party interest expense and other interest expense.

      o Related party interest expense decreased by approximately $0.13 million to $0 from approximately $0.13 million for the three months ended March 31, 2005, compared to the three months ended March 31, 2004. In 2004, related party interest expense included interest accrued on outstanding loans made to the

Company by EKI under the Loan Agreement (see "Related Party Transactions"), accretion of the discount related to the warrants issued to EKI in conjunction with the March 2003 financing transactions, plus accrued interest payable on amounts owed to EKI for monthly licensing fees that were not paid in accordance with the terms of the subordination agreements entered into in connection with the 2006 Debentures (see "Related Party Transactions").

      In the fourth quarter of 2004, all of the EKI loans and accrued but unpaid interest were converted into common stock of the Company, as were the unpaid licensing fees under the Biotec License Agreement. Also in the fourth quarter of 2004, the March 2006 debentures were retired, so the accretion of the discount related to the warrants issued to EKI have been written off. Therefore, there was no related party interest expense for these items in the first quarter of 2005.

      o Other interest expense decreased by approximately $0.19 million to approximately $0.02 million from approximately $0.21 million for the three months ended March 31, 2005, compared to the three months ended March 31, 2004, respectively. Other interest expense in 2004 was primarily composed of accretion of the discount and interest accrued on the 2006 Debentures. However, in the fourth quarter of 2004 the Company settled with the remaining holders of the March 2006 Debentures and the all of the outstanding debentures were retired.
Therefore, there will be no other interest expense for the 2006 Debentures subsequent to December 31, 2004.

      Other Income. Other income increased by approximately seven thousand dollars for the three months ended March 31, 2005, compared to $0 for the three months ended March 31, 2004. This other income was the result of a gain on the sale of certain minor pieces of equipment which had previously been scrapped and consigned to an equipment dealer.

      Year Ended  December 31, 2004  Compared  with the Year Ended  December 31,
2003

      The Company's net loss decreased $11.2 million to $7.3 million from $18.5 million for the year ended December 31, 2004 compared to the year ended December 31, 2003, respectively.

      Revenues. The Company recorded revenues of $0.1 million for the year ended December 31, 2004. These revenues reflect amortization of the $3.0 million of technology fees payable under the sublicense agreements that were entered into with MBS and with EarthShell Hidalgo S.A. de C.V. ("ESH") in the second and fourth quarters of 2004 over the ten years of the agreements. The amortization of the technology fees will result in the recognition of $0.3 million in revenues per year during the lives of the agreements. Prior to this, the Company had no recognized revenue as it was a development stage company.

      Research and Development Expenses. Total research and development expenses are comprised of related party license fee and research and development expenses and other research and development expenses. Total research and development expenditures for the development of EarthShell Packaging(R) decreased $8.3 million to $1.2 million from $9.5 million for the year ended December 31, 2004 compared to the year ended December 31, 2003, respectively.

      o Related party license fee and research and development expenses are comprised of the $.1 million minimum monthly licensing fee for the use of the EarthShell technology and for technical services, both of which were payable to EKI, a stockholder of the Company, or Biotec, a wholly-owned subsidiary of EKI. Related party license fee and research and development expenses decreased $0.5 million to $0.8 million from $1.3 million for the year ended December 31, 2004 compared to the year ended December 31, 2003, respectively. The decrease was primarily due to a decrease in the license fee as a result of an agreement with Biotec to eliminate the $0.1 million per month minimum licensing fee from September 2004 through August 2006.

      o Other research and development expenses are comprised of personnel costs, travel and direct overhead for development and demonstration production, as well as impairment charges on manufacturing property and equipment constructed for demonstration production purposes. Other research and development expenses decreased $7.8 million to $0.4 million from $8.2 million for the year ended December 31, 2004 compared to the year ended December 31, 2003, respectively. The reduction was due to the non-recurrence of the following 2003 activities: the winding down of on-going demonstration manufacturing in Goleta, California in the first quarter of 2003, the start-up in mid-May of a new manufacturing line for plates and bowls built and financed by Detroit Tool and Engineering Company (DTE) at their Lebanon, Missouri facility, expenses incurred to vacate the Company's demonstration manufacturing facility in Goleta at the expiration of the lease on May 31, 2003, costs incurred in connection with testing of the Goettingen, Germany manufacturing equipment during the third quarter, the write down of the Goettingen manufacturing equipment to

            $1 as of December 31, 2003 due to the uncertainty of the proceeds to be realized upon sale of the equipment, and the losses of the Company's joint venture. In early August 2003, the Company discontinued its day-to-day support of manufacturing activities at DTE. In keeping with its business model, in 2004 the Company primarily focused on the licensing of its foam analog material and other technologies to new licensees, and these licensees and future licensees will install and run equipment to produce EarthShell Packaging(R) in their own facilities.

      Other General and Administrative Expenses. Other general and administrative expenses are comprised of personnel costs, travel and direct overhead for marketing, finance and administration. Total general and administrative expenses decreased $2.0 million to $3.8 million from $5.8 million for the year ended December 31, 2004 compared to the year ended December 31, 2003, respectively. This was primarily the result of efforts to significantly reduce general and administrative expenses throughout 2003 and 2004, which resulted in reductions in the following expenses: personnel costs by $0.7 million (due to a reduction in headcount from 14 employees at December 31, 2003 to 9 employees at December 31, 2004), professional fees and services by $0.8 million, facility and support costs by $0.3 million, business insurance costs by $0.2 million, travel and entertainment expenses by $0.1 million and franchise taxes by $0.1 million. In addition, the Company was able to reduce previously provided expense accruals by approximately $0.6 million due to their favorable resolution in the third quarter of 2004. Most of the credit to general and administrative expenses related to the favorable resolution of property tax disputes within the states of California and Maryland. The expense reductions were partially offset by approximately $0.8 million of accounts payable settlement gains in 2003. The settlement gains were the result of a program began by the Company in the second quarter of 2003 to satisfy vendors for outstanding aged invoices.

      Depreciation and Amortization Expense. Depreciation and amortization expense decreased $0.34 million to $0.04 million from $0.38 million for the year ended December 31, 2004 compared to the year ended December 31, 2003, respectively. The decrease in depreciation expense is primarily attributable to taking the remainder of EarthShell's manufacturing and development assets out of service as of the end of 2003.

      Interest Expense. Interest expense is comprised of Related party interest expense and Other interest expense.

      o Related party interest expense was $0.4 million for both the year ended December 31, 2004 and the year ended December 31, 2003. Related party interest expense includes interest accrued on outstanding loans made to the Company by EKI under the Loan Agreement, accretion of the discount related to the warrants issued to EKI in conjunction with the March 2003 financing transactions, plus accrued interest payable on amounts owed to EKI for monthly licensing fees that were accrued rather than being paid in accordance with the terms of the subordination agreements entered into in connection with the issuance of secured convertible debentures in March 2006 (the "2006 Debentures") (see "Related Party Transactions"). During the third quarter of 2004, agreements were negotiated with EKI to convert all outstanding loans and accrued but unpaid interest into common stock of the Company and to restructure the unpaid licensing fees under the Biotec License Agreement. Therefore, there will be no Related party interest expense for these items subsequent to December 31, 2004.

      o Other interest expense decreased $0.7 million to $0.7 million from $1.4 million for the year ended December 31, 2004 compared to the year ended December 31, 2003, respectively. Other interest expense for 2004 is primarily comprised of accretion of the discount and interest accrued on the 2006 Debentures. Other interest expense for 2003 was primarily comprised of accretion of discount on the 2006 Debentures and a beneficial conversion charge in the amount of $0.4 million due to a change in the 2007 Debentures conversion price. In addition, 0ther interest expense for 2003 also included accretion of the discount on the 2007 Debentures and accrued interest payable on the 2006 and 2007 Debentures.

      Gain on Sale of Property and Equipment. Gain on the sale of property and equipment decreased $0.3 million to $0.2 million from $0.5 million for the year ended December 31, 2004 compared to the year ended December 31, 2003, respectively. The gains in both 2004 and 2003 were realized due to the sale of non-essential machine shop equipment and excess office furniture and equipment over their net book value, most of which was fully depreciated. In addition, 2003 also included proceeds received from the sale of production line equipment that was previously impaired and therefore had a net book value of zero.

      Premium due to Debenture Default. At December 31, 2004, the Company was in non-compliance with certain covenants of the 2006 Debentures. Two of the debenture holders, including the debenture holder with the largest ownership position, notified the Company in writing that the Company was in default and requested that the Company repurchase the entire principal amount of the 2006 Debentures held at the price specified in the debenture, along with any accrued and unpaid interest. The debenture contains a provision for repurchase of the debenture at a premium if the repurchase is due to an event of default, and the Company accrued the amount of the premium specified in the debenture.

      Other Income. Other income for the year ended December 31, 2004 was zero compared to $0.4 million for the year ended December 31, 2003. The 2003 other income represents the net gain realized in the third quarter of 2003 from reducing the balance of the warrant obligation to its estimated fair value of zero. The warrant obligation was initially recorded in connection with the March 2003 financing transactions.

      (Gain) Loss on Extinguishment of Debentures. There was a gain on extinguishment of debentures of $.1 million for the year ended December 31, 2004 compared to a loss on extinguishment of debentures was $1.7 million for the year ended December 31, 2003. The $0.1 million gain for the year ended December 31, 2004 relates to interest payable on the 2006 Debentures that was not paid by the Company upon conversion of the Debentures. In connection with the March 2003 financing transactions, the Company prepaid $5.2 million aggregate principal amount of the 2007 Debentures, resulting in a prepayment penalty of approximately $0.2 million. The Company also issued to the holders of the prepaid 2007 Debentures 52,083 shares of common stock, valued at approximately $0.2 million based upon the closing price of the Company's common stock of $4.56 per share on March 5, 2003. In addition, one of the holders of the 2007 Debentures exchanged $2.0 million aggregate principal amount of 2007 Debentures for $2.0 million aggregate principal amount of 2006 Debentures. In connection with the prepayment and exchange transactions, the Company incurred cash transaction costs of approximately $0.3 million, excluding the prepayment penalty. In addition, the Company incurred a charge of approximately $0.9 million for the prorated portion of the original discount attributed to the $7.2 million of the 2007 Debentures repaid and exchanged. Therefore, the Company recognized a $1.7 million loss upon extinguishment of the 2007 debentures through the prepayment and exchange.

      Debenture Conversion Cost. Debenture Conversion Cost was $0.2 million for the year ended December 31, 2003. The expense represents the prorated portion of the original discount attributed to the 2007 Debentures whose conversion was forced by the Company in the respective periods.

      Year Ended  December 31, 2003  Compared  with the Year Ended  December 31,
2002

      The Company's net loss decreased $21.1 million to $18.5 million from $39.6 million for the year ended December 31, 2003 compared to the year ended December 31, 2002, respectively.

      Research and Development Expenses. Total research and development expenses are comprised of related party license fee and research and development expenses and other research and development expenses. Total research and development expenditures for the development of EarthShell Packaging(R) decreased $17.4 million to $9.5 million from $26.9 million for the year ended December 31, 2003 compared to the year ended December 31, 2002, respectively.

      o Related party license fee and research and development expenses are comprised of the $100,000 minimum monthly licensing fee for the use of the EarthShell technology and for technical services, both of which were payable to EKI, a stockholder of the Company, or Biotec, a wholly owned subsidiary of EKI. It should be noted that payment of these related party expenses has been deferred pursuant to subordination agreements entered into by the EKI entities in connection with the convertible debenture financing concluded in March of 2003. Related party license fee and research and development expenses decreased $0.2 million to $1.3 million from $1.5 million for the year ended December 31, 2003 compared to the year ended December 31, 2002, respectively. The decrease was entirely due to a decrease in technical services provided to the Company by Biotec.

      o Other research and development expenses are comprised of personnel costs, travel and direct overhead for development and demonstration production, as well as impairment charges on manufacturing property and equipment constructed for demonstration production purposes. Other research and development expenses decreased $17.2 million to $8.2 million from $25.4 million for the year ended December 31, 2003 compared to the year ended December 31, 2002, respectively. The decrease in other research and development expenses was primarily due to concluding the demonstration manufacturing of hinged-lid containers in Owings Mills, Maryland at the end of the second quarter of 2002. While the majority of the expenses incurred in 2002 related to the Owings Mills demonstration manufacturing, it also included expenses related to the commencement of demonstration manufacturing of bowls and plates in Goleta, California. Other research and development expenses incurred in 2003 primarily related to the ongoing demonstration manufacturing in Goleta through mid-April and to the start-up in mid-May of a new manufacturing line for plates and bowls built and financed by Detroit Tool and

            Engineering Company (DTE) at their Lebanon, Missouri facility. In early August 2003, the company discontinued its day-to-day support of manufacturing activities at DTE. In keeping with its business model, the Company will hereafter focus primarily on the licensing of its foam analog material and other technologies, and all future manufacturing and production will be the responsibility of current or new licensees as they install and run equipment to produce EarthShell Packaging(R) in their own facilities. The decrease in other research and development expenses was also due to a $5.8 million reduction in property and equipment impairment charges, to $4.0 million in 2003 from $9.8 million in 2002.

      Other General and Administrative Expenses. Other general and administrative expenses are comprised of personnel costs, travel and direct overhead for marketing, finance and administration. Total general and administrative expenses decreased $3.8 million to $5.8 million from $9.6 million for the year ended December 31, 2003 compared to the year ended December 31, 2002, respectively. This was primarily the result of efforts to significantly reduce general and administrative expenses in 2003, which resulted in reductions in the following expense categories: legal fees, including patent prosecution and maintenance fees, by $0.9 million, personnel costs by $0.7 million, professional fees and services by $0.4 million, travel costs by $0.3 million, facility costs by $0.3 million and business insurance costs by $0.2 million. In addition, in the second quarter of 2003 the Company began a program to satisfy vendors for outstanding invoices and recognized gains from settling various old trade accounts payable at a discount. As a result of negotiations, in 2003 the Company settled and paid outstanding accounts payable of approximately $1.5 million at a discount of approximately $0.8 million.

      Depreciation and Amortization Expense. Depreciation and amortization expense decreased $2.7 million to $0.4 million from $3.1 million for the year ended December 31, 2003 compared to the year ended December 31, 2002, respectively. The decrease in depreciation expense is primarily attributable to the decrease in property and equipment as a result of the impairment of demonstration manufacturing property and equipment in 2002.

      Interest Income. Interest income totaled $0.1 million for each of the years ended December 31, 2003 and December 31, 2002.

      Interest Expense. Interest expense is comprised of Related party interest expense and Other interest expense.

      o Related party interest expense increased $0.3 million to $0.4 million from $0.1 million for the year ended December 31, 2003 compared to the year ended December 31, 2002, respectively. The increase was due to an increase in accrued interest payable on outstanding loans made to the Company by EKI from September 2002 through January 2003 that were outstanding throughout all of 2003, accretion in 2003 of the discount related to the warrants issued in conjunction with the March 2003 financing transactions, plus accrued interest payable on amounts owed to EKI for monthly licensing fees that were not paid in accordance with the terms of the subordination agreements entered into in connection with the 2006 Debentures (see Related Party Transactions).

      o Although the outstanding loans and monthly licensing fees will accrue approximately $0.4 million in annual interest expense, payment of the interest is subordinated to the 2006 Debentures. Therefore, the related party interest expense will continue to accrue but will not be paid in cash until the 2006 Debentures have been converted or the obligation satisfied in full.

      o Other interest expense increased $1.2 million to $1.4 million from $0.2 million for the year ended December 31, 2003 compared to the year ended December 31, 2002, respectively. Other interest expense for 2003 is primarily comprised of accretion of the discount on the 2006 Debentures and a beneficial conversion charge in the amount of $0.4 million due to a change in the 2007 Debentures conversion price. In addition, other interest expense for 2003 also included accretion of the discount on the 2007 Debentures and accrued interest payable on the 2006 and 2007 Debentures. Other interest expense for 2002 was comprised of accretion of the discount and accrued interest payable on the 2007 Debentures. Interest expense from accretion of the discount and accrued interest payable for the 2006 Debentures will be approximately $0.8 million per year until they are repaid or are converted into common stock.

      Other Income. Other income was $0.4 million for the year ended December 31, 2003. This represents the net gain realized in the third quarter of 2003 from reducing the balance of the warrant obligation to its estimated fair value of zero. Management believes the estimated fair value of the warrant at December 31, 2003 is zero. The warrant obligation was initially recorded in connection with the March 2003 financing transactions.

      Loss on Extinguishment of Debentures. Loss on extinguishment of debentures was $1.7 million for the year ended December 31, 2003. In connection with the March 2003 financing transactions, the Company prepaid $5.2 million aggregate principal amount of the 2007 Debentures, resulting in a prepayment penalty of approximately $0.2 million. The Company also issued to the holders of the prepaid 2007 Debentures 52,083 shares of common stock, valued at approximately $0.2 million based upon the closing price of the Company's common stock of $4.56 per share on March 5, 2003. In addition, one of the holders of the 2007 Debentures exchanged $2.0 million aggregate principal amount of 2007 Debentures for $2.0 million aggregate principal amount of 2006 Debentures. In connection with the prepayment and exchange transactions, the Company incurred cash transaction costs of approximately $0.3 million, excluding the prepayment penalty. In addition, the Company incurred a charge of approximately $0.9 million for the prorated portion of the original discount attributed to the $7.2 million of the 2007 Debentures repaid and exchanged. Therefore, the Company recognized a $1.7 million loss upon extinguishment of the 2007 debentures through the prepayment and exchange.

      Gain on Sale of Property and Equipment. Gain on the sale of property and equipment increased $0.1 million to $0.5 million from $0.4 million for the year ended December 31, 2003 compared to the year ended December 31, 2002, respectively. The gain in both 2003 and 2002 represents the excess of proceeds received from the sale of non-essential machine shop equipment and excess office furniture and equipment over their net book value. In addition, 2003 also includes proceeds received from the sale of production line equipment that was previously impaired and therefore had a net book value of zero.

      Debenture Conversion Cost. Debenture Conversion Cost decreased $0.1 million to $0.2 million from $0.3 million for the year ended December 31, 2003 compared to the year ended December 31, 2002, respectively. The expense represents the prorated portion of the original discount attributed to the 2007 Debentures whose conversion was forced by the Company in the respective periods.

Liquidity and Capital Resources

      Cash Flow - March 31, 2005. The Company's principal use of cash for the three months ended March 31, 2005 was to fund operations. Net cash used in operations was approximately $0.8 million for the three months ended March 31, 2005, compared to $1.2 million for the three months ended March 31, 2004. As of March 31, 2005 the Company had cash and cash equivalents totaling approximately $0.3 million and a working capital deficit of approximately $8.4 million. These factors, along with others, may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

       Cash Flow - December 31, 2004. The Company's principal uses of cash for the year ended December 31, 2004 were to fund operations, repay convertible debentures, and pay accounts payable and accrued expenses. Net cash used in operations was $2.7 million and $15.7 million for the years ended December 31, 2004 and 2003, respectively. Net cash provided by investing activities was $.2 million and $4.0 million for the years ended December 31, 2004 and 2003, respectively. Net cash provided by financing activities was $.9 million and $13.5 million for the years ended December 31, 2004 and 2003, respectively. As of December 31, 2004, the Company had cash and related cash equivalents totaling $.3 million.

       Capital Requirements. Due to the fact that construction of the initial commercial production lines was largely completed in 2002 and the Company decided to discontinue all demonstration manufacturing activities in 2003, the Company only made one minor capital expenditure during the year ended December 31, 2004. The Company made no capital expenditures during the three months ended March 31, 2005, and the Company does not expect to make significant capital expenditures in the remaining part of 2005.

      Contractual Obligations. The following table summarizes the Company's known obligations to make future payments pursuant to certain contracts as of December 31, 2004, as well as an estimate of the timing in which these obligations are expected to be satisfied:

                                   Payments due by period (in thousands)

Contractual                   Total           Less than 1 year         1-3 years
-----------                   -----           ----------------         ---------
Obligations


Long-term debt - principal
payments only
Capital leases                   --                   --                    --
Operating leases                 --                   --                    --
Payable to related party       $875                 $875                    --
Other long-term liability      $726                 $314                  $412
                             ------               ------                  ----
Totals                       $1,601               $1,189                  $412
                             ======               ======                  ====

      Sources of Capital. As part of the Company's initial public offering on March 27, 1998, the Company issued 877,193 shares of common stock, for which it received net proceeds of $206 million. On April 18, 2000 and January 4, 2001, the Company filed shelf registrations statements for 416,667 and 1,250,000 shares, respectively, of the Company's common stock. During the years ended December 31, 2002, 2001 and 2000 the Company sold approximately 0.1 million, 1.1 million and 0.4 million shares of common stock in private transactions under such registration statements and received net proceeds from such sales of approximately $2.3 million $30.6 million and $10.5 million, respectively. All shares available under such registration statements had been sold as of December 2002.

      In December of 2001 the Company filed an additional shelf registration statement providing for the sale of up to $50 million of securities, including secured or unsecured debt securities, preferred stock, common stock, and warrants. These securities could be offered, separately or together, in distinct series, and amounts, at prices and on terms to be set forth in the prospectus contained in the registration statement, and in subsequent supplements to the prospectus. On August 12, 2002, the Company issued $10 million in aggregate principal amount of convertible debentures, due August 2007, (the "2007
Debentures") and warrants to purchase 0.2 million shares of common stock to institutional investors for proceeds of $10.0 million. During the year ended December 31, 2002, the Company sold 1.9 million shares of common stock under such registration statement and received net proceeds from such sales of $19.6 million. During the year ended December 31, 2003, the Company issued 432,974 shares for the conversion of $1.8 million of 2007 Debentures. The remainder of the 2007 Debentures were prepaid or exchanged for 2006 Debentures during 2003.

      On March 5, 2003, the Company issued to a group of institutional investors 416,667 shares of common stock and $10.55 million in aggregate principal amount of secured convertible debentures due in March 2006, for which the Company received proceeds of approximately $9.0 million, net of financing costs of approximately $1.5 million. In connection with the March 2003 financing transactions, the Company issued 54,167 shares of common stock to the lead purchaser of the 2006 Debentures and two warrants to a placement agent, both of whom received the instruments as compensation for their services rendered in connection with the transaction. (See Stock Warrants) In 2003, $5.75 million principal amount of the 2006 Debentures was converted into 958,334 shares of common stock. At December 31, 2003, the outstanding principal balance of 2006 Debentures was $6.8 million. The remaining shares under the December 2001 shelf registration described above were used to secure shares potentially issuable upon conversion of the 2006 Debentures.

      Although the Company was in compliance with all covenants of the 2006 Debentures at December 31, 2003, on March 8, 2004 the Company's common stock was delisted from the Nasdaq SmallCap Market because the Company's market capitalization failed to meet the minimum required standard for continued listing. In addition, the Company did not make interest payments related to the 2006 Debentures as required on January 31, 2004. These actions put the Company in non-compliance with its covenants under the 2006 Debentures. During 2004, the Company sold $2.7 million of its common stock in a private equity transaction, received $1.5 million in prepaid technology fees related to the granting of new licenses, and worked to negotiate settlements with each of the remaining holders of its 2006 debentures to retire the debentures, to resolve the defaults, and to restructure its long-term debt as follows.


      Debenture Purchase Agreements. As of September 30, 2004, the Company entered into agreements with each of the holders (collectively, the "Holders") of the 2006 Debentures due March 5, 2006 to amend and restate the Debenture Purchase Agreements entered into in July 2004 by EarthShell and the Holders (as amended and restated, the "Debenture Purchase Agreements" and the transactions contemplated therein, collectively, the "Debenture Transactions"). The 2006 Debentures were in default and their outstanding principal balance totaled $6.5 million prior to their repurchase. Collectively, the Debenture Purchase Agreements required (i) E. Khashoggi Industries, LLC ("EKI") to pay $1 million cash (EarthShell was obligated to reimburse EKI for this cash payment as discussed below), (ii) the Holders to convert the 2006 Debentures in accordance with their terms, resulting in the issuance by EarthShell of 1,091,666 shares of its common stock, which shares were previously registered for resale by the Company in connection with the issuance of the 2006 Debentures, (iii) EarthShell to issue to the Holders an aggregate of 512,500 additional shares EarthShell common stock and (iv) EarthShell to pay $2.3 million to one of the Holders from 33% of any equity funding received by the Company (excluding the first $2.7 million funded by MBS) or 50% of the royalties received by EarthShell in excess of $250,000 per month (determined on a cumulative basis commencing July 1, 2004). EarthShell has the right to convert the unpaid portion of the $2.3 million into shares of the Company's common stock at a price equal to the lesser of $3.00 per share or the price per share price that EarthShell subsequently receives upon the issuance of its common stock (or other convertible security) during the three year period commencing September 30, 2004. The 512,500 shares of common stock issued to the Holders on October 6, 2004 were not registered for resale under the Securities Act of 1933, as amended (the "Securities Act"),, but are being registered as part of this registration statement on form S-1. The consideration for the repurchase of the Debentures has been paid or issued, and the 2006 Debentures have been retired by EarthShell.

      Receipt of Proceeds from Sale of Common Stock to MBS. On August 5, 2004, EarthShell and Meridian Business Solutions, LLC ("MBS") entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") pursuant to which MBS agreed to fund $5 million to EarthShell in exchange for EarthShell's issuance of a total of 1,666,666 shares of common stock at a price of $3.00 per share. On August 20, 2004, EarthShell received $500,000 from MBS, for which the Company issued 166,666 shares of its common stock to MBS. On October 1, 2004, EarthShell received an additional $1.2 million of the $5 million committed by MBS, and the Company issued 400,000 shares of its common stock to MBS. On October 11, 2004, MBS purchased an additional 333,333 shares for $1.0 million, of which it had paid $.5 million as of December 31, 2004 and $.5 million was still due. Subsequent to December 31, 2004, MBS paid an additional $25,000 leaving the balance due at March 31, 2005 of $.475 million. The shares of common stock issued to MBS were not registered for resale under the Securities Act, but are being registered as part of this registration statement on Form S-1. The cash received from MBS was used, in part, to fund the repurchase of the 2006 Debentures (as defined below) and to restructure the Company's long-term debt.


      EKI Agreements. In connection with its purchase of the 2006 Debentures from the Holders, on September 30, 2004, EKI entered into an agreement with EarthShell to sell the 2006 Debentures it purchased back to the Company for $1 million cash, the cash price paid by EKI for the purchased 2006 Debentures (the "EKI Debenture Purchase Agreement"). In connection therewith, immediately after its acquisition, EKI sold the purchased 2006 Debentures to the Company and, as discussed above, the Company retired the 2006 Debentures shortly thereafter.In addition, on September 30, 2004, the Company and EKI agreed to convert certain existing loans from EKI to the Company into shares of EarthShell's common stock (the "EKI Conversion Agreement"). This transaction closed after the closing of the Debenture Transactions and, pursuant to the EKI Conversion Agreement, EKI converted the $2,755,000 principal amount of such debt into shares of EarthShell's common stock at a conversion price of $3 per share. In addition, under the terms of the EKI Conversion Agreement, EKI converted the accrued and unpaid interest on such loans into shares of EarthShell's common stock at a conversion price equal to the greater of (i) $3 per share, and (ii) the maximum per share price (not to exceed $4 per share) obtained by the Company upon the sale of its common stock to any investor during the three month period following the closing. In May of 2005, an additional 44,387 shares were issued to EKI pursuant to a 90 day price protection clause, which provided for an adjustment in the effective conversion price of the interest portions of the EKI loans from $4 per share to $3 per share. The 1,051,494 shares of common stock issued to EKI as a result of this conversion agreement will not be registered for resale under the Securities Act.

      Biotec Agreement. EarthShell also reached agreement to amend its existing agreements with its affiliates, bio-tec Biologische Naturverpackungen GmbH & Co. and bio-tec Biologische Naturverpackungen Forschungs und Entwicklungs GmbH (collectively, "Biotec"; and such agreement, the "Biotec Amendment"). Under the terms of the Biotec Amendment, EarthShell has agreed to satisfy the approximate $2.5 million in indebtedness owed to Biotec by (i) paying $750,000 in various installements to Biotec in 2004 (ii) converting approximately $1.47 million principal amount of the Biotec debt into shares of EarthShell's common stock at a conversion price of $3 per share and (iii) at EarthShell's option, on the first anniversary of the closing, pay $250,000 to Biotec or convert the remaining $250,000 Biotec debt into 133,333 shares of EarthShell's common stock at a conversion price of $3 per share. In consideration for the above, Biotec also agreed to suspend the monthly license fees payable by EarthShell for two years after the date of the closing. The common stock to be issued pursuant to the Biotec Amendment will not be registered for resale under the Securities Act. As of December 31, 2004, the Company had paid to Biotec $125,000 in cash and converted approximately $1.48 million into 491,778 shares of unregistered commons stock, and the balance owing to Biotec as of December 31, 2004 was $875,000 (see Relationship with and Reliance on EKI).

      In connection with the settlement of the 2006 Debentures and the related restructuring of the Company's debt, the Company provided registration rights with respect to newly issued unregistered shares of its common stock. Such registration rights required the Company to, among other things, file a registration statement with the SEC in December 2004 registering the resale of such shares of common stock. Under certain of the agreements, the Company's not filing such a registration statement (or the registration statement not being declared effective) within the required timeframe provides the holders of the registrable securities with a right to liquidated damages which, in the aggregate, may amount to approximately $50,000 per month until the registration statement is filed. If the Company fails to pay such liquidated damages, the Company must also pay interest on such amount at a rate of 10% per year (or such lesser amount as is permitted by law).

      Because this registration statement was not filed as planned, in December 2004 the Company became obligated on the direct financial obligation described above. In light of the Company's current liquidity and financial position any such claim could have a negative effect on the Company. While none of the holders of registrable securities have made a formal claim for liquidated damages to date, there can be no assurance that such holders will not do so in the future.


      During 2002 and 2003, the Company's largest shareholder, EKI, made various simple interest working capital loans to the Company. These loans were interest bearing at a rate of 7% or 10% per annum, and were payable on demand. As of December 31, 2003, the outstanding principal balance of these loans was $2,755,000. In connection with the sale of the March 2006 Debentures, subordinated the payments and advances that were owed to it, and in consideration, the Company issued to EKI a warrant in March 2003, expiring in ten years, to acquire 83,333 shares of the Company's common stock for $6.00 per share. As disclosed above, as part of the settlement of the March 2006
Debentures in October of 2004, EKI agreed to convert all of its outstanding loans to EarthShell ($2,755,000) into unregistered common stock at $3 per share and $532,644 of accumulated interest into unregistered common stock at $4 per share for a total of 1,051,494 shares received by EKI. As of December 31, 2004, the loans from EKI were paid in full. In May of 2005, the Company issued an additional 44,387 shares of unregistered common stock to EKI pursuant to a provision of the EKI conversion agreement which provided for the issuance of these additional shares if the Company did not sell equity to a third party within 90 days of the initial conversion at a price of at least $4 per share.


      During 2004, the Company entered into license agreements for which it received a total of $1.5 million in technology fees. In May 2004, the Company entered into its license agreement with MBS, which calls for a total of $2.0 million in technology fees payable in $.5 million increments based on certain milestones during the startup of manufacturing operations and prior to the beginning of royalty generation. To date the Company has received $.5 million. In November of 2004, the Company entered into a license agreement with ESH and received technology fees of $1 million.


      Subsequent to December 31, 2004, on March 23, 2005, the Company entered into a promissory note and Security Agreement with Cornell Capital Partners. Pursuant to the Security Agreement, the Company issued promissory notes to Cornell Capital Partners in the original principal amount of $2,500,000. The
$2,500,000 was disbursed as follows: $1,150,000 on March 28, 2005 and the remaining $1,350,000 was disbursed on May 27, 2005. The promissory notes are secured by the assets of the Company and shares of stock of another entity pledged by an affiliate of that entity. The promissory notes have a one-year term and accrue interest at 12% per year. In connection with the financing with Cornell Capital Partners, the Company issued a warrant to Cornell Capital Partners to purchase 625,000 shares of common stock of the Company. The warrant expires on the later of: (a) May 26, 2005 or (b) the date sixty days after the date the $2,500,000 in promissory notes issued to Cornell Capital Partners are fully repaid. The warrant has an exercise price of $4.00 per share of common stock.

      Subsequent to December 31, 2004 and on March 23, 2005, EarthShell entered into a Standby Equity Distribution Agreement with Cornell Capital Partners. Pursuant to the Standby Equity Distribution Agreement, the Company may, at its discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $10.0 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay the Company 98% of the lowest volume weighted average price of the Company's common stock as quoted by Bloomberg, LP on the Over-the-Counter Bulletin Board or other principal market on which the Company's common stock is traded for the 5 days immediately following the notice date. The price paid by Cornell Capital Partners for the Company's stock shall be determined as of the date of each individual request for an advance under the Standby Equity Distribution Agreement. Cornell Capital Partners will also retain 5% of each advance under the Standby Equity Distribution Agreement. Cornell Capital Partners' obligation to purchase shares of the Company's common stock under the Standby Equity Distribution Agreement is subject to certain conditions, including the Company obtaining an effective registration statement for shares of common stock sold under the Standby Equity Distribution Agreement and is limited to $500,000 per weekly advance.

      The Company also expects to generate cash in the remaining part of 2005 through technology fees and royalty payments from licensees and through the issuance of debt or equity securities. During 2004, the Company entered into license agreements for which it received a total of $1.5 million cash in technology fees. The Company expects to receive additional technology fees in connection with the granting of additional new licenses during the year. In addition, the Company expects to begin generating royalty revenues later in the year.


      The Company expects to generate additional cash in 2005 through royalty payments from licensees. The Company believes that the cash from this borrowing, combined with projected revenues, will be sufficient to fund its operations through the year ending December 31, 2005. If the Company is not successful at generating license revenues during the year, the Company will have to raise additional funds to meet its current obligations and to cover operating expenses. If the Company is not successful in raising additional capital it may not be able to continue as a going concern for a reasonable period of time. Management plans to address this need by raising cash through either the issuance of debt or equity securities. However, the Company cannot assure that it will receive any royalty payments in 2005, that additional financing will be available to it, or, if available, that the terms will be satisfactory. Management will also continue in its efforts to reduce expenses, but can not assure that it will be able to reduce expenses below current levels.


      Off-Balance Sheet Arrangements. The Company does not have any off-balance sheet arrangements as of March 31, 2005 and has not entered into any transactions involving unconsolidated, limited purpose entities.

      Subsequent Events. In February of 2005, an option of 1,000,000 shares with an exercise price of $2.30 per share was issued to a board member in connection with considerable financial support of the Company. The option was subsequently rescinded by the Company in May of 2005.

                          CHANGES IN AND DISAGREEMENTS
              WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE


      None.

             QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

      The Company's treasury function controls all decisions and commitments regarding cash management and financing arrangements. Treasury operations are conducted within a framework that has been authorized by the board of directors.

      The Company has significantly reduced its long-term debt obligations. Currently, there remain a few settlements of accounts payable obligations that will be paid out over terms from 18 months to 36 months, the long term portion of which may be exposed to interest rate risk. In addition, the Company is exposed to interest rate risk on its fixed rate long-term working capital loans. Currently, the principal amount of these long-term fixed rate debt obligations totaled approximately $1.15 million. The working capital loans bear interest at a fixed rate of 12% per annum. While generally an increase in market interest rates will decrease the value of this debt, and decreases in rates will have the opposite effect, we are unable to estimate the impact that interest rate changes will have on the value of the substantial majority of this debt as there is no active public market for this debt.

                             DESCRIPTION OF BUSINESS



The Company

      EarthShell(R) Corporation ("EarthShell" or the "Company") was organized in November 1992 to engage in the commercialization of a proprietary composite material technology, designed with the environment in mind, for the manufacture of disposable packaging to be used in the foodservice industry. Current and future products include hinged-lid containers, plates, bowls, foodservice wraps, cups, and cutlery ("EarthShell Packaging").

      The EarthShell composite material is primarily made from abundantly available and low cost natural raw materials such as limestone and starch from annually renewable crops such as corn and potatoes. The Company believes that foodservice disposables made of this material will offer certain significant environmental benefits, will have comparable or superior performance characteristics, such as greater strength and rigidity, and can be commercially produced and sold at prices that are competitive with comparable conventional paper and plastic foodservice disposables.

      The Company's objective is to establish EarthShell Packaging(R) as the preferred disposable packaging material for the foodservice industry throughout the world based on comparable performance, environmental superiority and competitive pricing. EarthShell's approach for achieving this objective has been to: (i) license the EarthShell technology to strategically selected manufacturing or operating partners to manufacture, market, distribute and sell EarthShell Packaging; (ii) demonstrate customer acceptance and demand for EarthShell Packaging through key market leaders and environmental groups; and
(iii) demonstrate the manufacturability and improved economics with initial strategic partners.

Industry Overview

      Based on industry studies, the Company believes that the annual spending on foodservice disposable packaging is approximately $12 billion in the U.S. and over $28 billion globally. According to industry studies of the U.S. market, approximately 54% of the total foodservice disposable packaging is purchased by quick-service restaurants and 46% by other institutions such as hospitals, stadiums, airlines, schools, restaurants (other than quick-service restaurants), and retail stores. The Company believes that of the foodservice disposables purchased in the U.S. by quick-service restaurants and other institutions, approximately 45% are made of coated or plastic laminated paper and 55% are made of non-paper materials such as plastic, polystyrene or foil. A breakdown of the various components of the global market for foodservice disposables is as follows:

                                                       Market Size

                                               $                        %
                                        ----------------------------------------
                                                     ($ in millions)

Commercial Products

Plates, Bowls                                 $4,500                    16%
Hinged-Lid Containers                         1,750                      6

Commercial Prototypes

Wraps                                         2,000                      7
Hot Cups                                      3,000                     11

Concept Prototypes

Cold Cups                                     5,500                     20
Containers, Trays                             4,000                     14
Straws, Cup Lids                              3,000                     11
Pizza Boxes                                   2,250                      8
Cutlery                                       2,000                      7
                                             -------                   ---

Total                                        $28,000                   100%
                                             =======                   ===

      In addition to the U.S., the Company believes the market opportunity for EarthShell Packaging is particularly strong in Europe and parts of Asia due to heightened environmental concerns and government regulations. In Europe, environmental legislation, such as the so-called "Green Dot" laws have created an opportunity for environmentally preferable products. Meanwhile, new regulations in many Asian countries have mandated a reduction in polystyrene production stimulating an increased demand for foodservice packaging manufactured from acceptable alternative materials. Furthermore, improvements in the Asian and European composting and recycling infrastructure are expected to facilitate the use of environmentally preferable products.

Products

      EarthShell Packaging is based on a patented composite material technology licensed on an exclusive worldwide basis from E. Khashoggi Industries LLC, the largest stockholder of the Company, and, on a limited exclusive, worldwide basis, from its wholly-owned subsidiaries (collectively "EKI"). The Company's licensed field of use of the technology is for the development, manufacture and sale of disposable packaging for use in the foodservice industry and for certain specific food packaging applications.

      Traditional foodservice disposables, wraps, and paperboard are currently manufactured from a variety of materials, including paper and plastic. The Company believes that none of these materials fully addresses three of the principal challenges facing the foodservice industry; namely performance, price, and environmental impact. The Company believes that EarthShell Packaging addresses the combination of these challenges better than traditional alternatives and therefore will be able to achieve a significant share of the foodservice disposable packaging market.

      EarthShell Packaging can be categorized into four types: laminated foamed products, flexible wraps, injection-molded products and paperboard substitutes. To date, the EarthShell technology has been used to produce limited commercial quantities of plates, bowls, and hinged-lid containers intended for use by all segments of the foodservice disposable packaging market, including quick-service restaurants, food and facilities management companies, the U.S. government, universities/colleges, and retail operations. These products were developed using detailed environmental assessments and carefully selected raw materials and processes to minimize the harmful impact on the environment without sacrificing competitive price or performance.

Environment

      EarthShell's foodservice disposable products were developed over many years based on environmental models to reduce the environmental concerns of foodservice disposable packaging through the careful selection of raw materials, manufacturing processes and suppliers. For example, EarthShell Packaging reduces risk to wildlife compared to polystyrene foam packaging because it biodegrades when exposed to moisture in nature and can be composted in a commercial facility (where available) or even in consumers' backyards. EarthShell Packaging and the designs approach for its manufacture and disposal has received support from many governmental and non-governmental organizations.

Performance

      The Company believes that it has demonstrated that its laminated foam products, including hinged-lid containers, plates and bowls meet the critical performance requirements of the marketplace, including strength, graphic capabilities, insulation, shipping, handling and packaging. The Company believes its foodservice wraps also meet critical performance requirements of the marketplace, including flexibility, folding characteristics, graphic capabilities, insulation, shipping, handling and packaging. Finally, the Company believes that its paperboard substitute product, which is currently under development, may be manufactured using the same basic raw materials as the foam laminate disposables and wraps and will be readily accepted by the market when available.

      Some examples of where EarthShell Packaging plates, bowls, and hinged-lid containers have been used include:

     Quick-Service Restaurants             McDonald's Corporation ("McDonalds")
                                           Wendy's

     Facilities Management                 Sodexho
                                           Bon Appetit
                                           Aramark

     Government                            U.S. Department of the Interior
                                           U.S. Department of Defense
                                           Environmental Protection Agency

     Universities                          University of California, Davis
                                           Hampshire College
                                           Allegheny College

     Retail                                Wal-Mart Stores
                                           Green Earth Office Supply

Cost

      Since EarthShell Packaging is uniquely engineered from readily available, low-cost natural raw materials such as limestone and starch, the Company believes EarthShell products can be manufactured cost-effectively at commercial production levels.

Business Strategy

      The Company' objective is to establish EarthShell Packaging as the preferred foodservice disposable packaging in the foodservice industry. The Company's strategies to achieve this objective are to:

      o      Develop products which deliver  comparable or greater  performance,
are competitively  priced and  offer  environmental   advantages  as compared to
traditional packaging alternatives

      o      Demonstrate customer demand as well   as  product  performance and
positioning

      o      Educate the market and build awareness for the EarthShell brand

      o      Prove manufacturability and economics of EarthShell Packaging

      o      License  the  EarthShell  technology   to  strategic  manufacturing
partners to manufacture, market, distribute and sell EarthShell Packaging

      o Expand the business by replicating the EarthShell model across multiple operating partners to increase capacity

      The Company believes that the use of EarthShell Packaging by key foodservice operators will accelerate the acceptance of the products by other users. To this end, the Company has worked with major purchasers of foodservice disposables in the development and testing of products in order to demonstrate superior product performance, highlight cost-benefit and build demand for EarthShell Packaging. The Company also expects that the EarthShell Packaging brand name will appear on EarthShell products.

      The Company's strategy includes licensing the EarthShell technology to, or joint venturing with, strategically selected manufacturing or operating partners for the manufacture, marketing, distribution and sale of EarthShell Packaging. During 2004, the Company terminated its license agreements with Sweetheart/Solo and with Huhtamaki as those relationships had not progressed as planned. The Company entered into three new license agreements -- with Meridian Business Solutions ("MBS") for the U.S. market another with EarthShell Hidalgo S.A. de C.V. for a segment of the Mexican market, and with Hood Packaging ("Hood") to be the exclusive manufacturer of EarthShell food wraps for the North American market. The Company is seeking additional qualified licensees and will provide each of its licensees with technical and ongoing support to facilitate the application of the EarthShell technology, further refine the manufacturing processes and reduce production costs. The Company will monitor product quality at licensee operations.

      Over the past several years, the Company has garnered support and achieved commercial validation for EarthShell Packaging from key environmental groups and foodservice purchasers. The Company has also devoted resources to the optimization of product design and the development of cost-effective manufacturing processes. In cooperation with former manufacturing partners, the Company financed and built initial commercial demonstration production capacity and sold limited quantities of plates, bowls, and hinged-lid containers. Having demonstrated the manufacturability of EarthShell foam products, the Company has now ceased commercial demonstration production activities and is relying on its equipment manufacturing partners to demonstrate and guarantee the long-term manufacturability of EarthShell Packaging(R).

      EarthShell believes it has a high quality and cost-effective product and a profitable business model necessary to take advantage of a significant market opportunity. With the introduction of commercial production capacity by its licensees and commercial sales of its products in 2005, EarthShell expects its products to continue to gain acceptance in the marketplace and believes it is well-poised to support capacity expansion and market penetration by its licensees leading to growth of the Company's royalty revenue.

Licensing Business Model

      The licensing business model enables the Company to concentrate on the continuing development of quality food service packaging products with reduced impact on the environment. This approach contemplates that manufacturing, marketing, distribution and sale of EarthShell Packaging will be the responsibility of the Company's manufacturing licensees. EarthShell believes that its licensing business model will enable it to generate a sustainable royalty revenue stream. Beyond the revenue opportunities, the Company believes the licensing business model has positive implications for the Company's cost structure. As the Company has moved from product and process development toward product commercialization phase and has reduced its investment in demonstration manufacturing operations, it has been able to significantly reduce monthly operating costs and reposition itself to take advantage of the operating leverage provided by the licensing model.

      EarthShell Packaging will be exclusively manufactured by licensed manufacturing partners. Given the low cost of the raw materials required, these strategic manufacturing partners should have a financial incentive to produce EarthShell Packaging rather than comparable traditional paperboard/polystyrene products even after making the required royalty payments to EarthShell. As the first turnkey commercial manufacturing equipment is successfully placed in service by its first licensee, the Company expects that other licensees will then move quickly to invest to build additional new manufacturing capacity.

      While the Company believes it will be successful in developing cost competitive products with its partners, delays in developing such products could adversely impact the introduction and market acceptance of EarthShell Packaging and could have an adverse effect on the Company's business, financial condition and results of operations.

Strategic Manufacturing and Distribution Relationships


      The Company believes that it has demonstrated that the performance of EarthShell plates, bowls and hinged-lid containers is commercially competitive and that there is a customer base that is willing to buy them. The critical task for 2005 is the installation and start-up of commercial manufacturing capacity by the Company's licensees to supply EarthShell products to the marketplace. The Company's current licensees are committing capital to purchase equipment to provide EarthShell Packaging products or otherwise develop the EarthShell products or production capacity. The Company intends to proliferate the use of EarthShell Packaging in the U.S. and international markets through agreements with additional licensed partners.


      Meridian Business Solutions. In May 2004, the Company entered into a ten year license agreement with MBS for the United States and granted to MBS a priority license to supply certain retail and government market segments. MBS has paid EarthShell $500,000 in technology fees to date. Under the terms of the license agreement, in order to retain its priority in its market segments, MBS must acquire manufacturing capacity to supply its market segments and meet other minimum performance criteria. As the machinery orders are finalized and the manufacturing equipment is built and put into service, MBS will pay an additional $1.5 million in technology fees. All of the technology fees thus paid will be credited against future royalties. At present, since EarthShell has a limited number of initial licensees, MBS potentially represents more than 10% of EarthShell's current revenue base. Once MBS is in production and paying royalties to EarthShell, loss of MBS as a licensee could have a material adverse consequence.

      EarthShell Hidalgo. In November of 2004, the Company entered into a ten year license agreement with ESH as the Company's exclusive licensee for the country of Mexico. To date, they have paid the Company a $1,000,000 technology fee that will be credited against future royalty obligations. Under the terms of the license agreement, in order to retain its priority in its market segments, ESH must acquire manufacturing capacity to supply its market segments and meet other minimum performance criteria. At present, since EarthShell has a limited number of initial licensees, ESH potentially represents more than 10% of EarthShell's revenue base. Once ESH is in production and paying royalties to EarthShell, loss of ESH as a licensee could have a material adverse consequence.

      Hood Packaging. In February 2004, the Company entered into a definitive license agreement with Hood Packaging under which Hood became the exclusive manufacturer/distributor of EarthShell food wraps for the North American market, subject to maintaining certain monthly and annual performance targets. Hood is currently working on refining the manufacturing process prior to introducing wraps into selected markets.

Manufacturing

      The current EarthShell manufacturing process for laminated foamed products consists of blending the component ingredients of a proprietary composite material in a mixer, depositing the mixture into heated cavity molds, heating the molded mixture for approximately one minute, removing the product, trimming excess material, and applying functional coatings with desired graphics. EarthShell Packaging uses readily available natural raw materials, such as limestone, potato or corn starch, as well as natural fiber and functional coatings. The Company believes that these raw materials are currently available from multiple existing suppliers in quantities sufficient to satisfy projected demand.

      Over the past several years, the Company has devoted resources to develop manufacturing machinery and to demonstrate the commercial viability of its manufacturing processes to enable its operating partners to compete effectively with conventional disposable foodservice packaging and to transfer the operational and financial responsibility of its production lines to its operating partners. In cooperation with former manufacturing partners, the Company financed and built initial commercial production capacity. To date, the Company has produced limited amounts of EarthShell Packaging bowls, plates and hinged-lid containers at production volumes that are low relative to the intended and necessary capacities of the manufacturing lines that are required to achieve efficiencies and cost effectiveness. Although the manufacturing processes currently being used to manufacture EarthShell Packaging are based on generally available methods and equipment, it has taken much longer and has cost much more than anticipated to integrate the machinery in an automated fashion and to refine the manufacturing processes and equipment to operate at commercially viable levels. Having demonstrated the manufacturability of EarthShell foam products, the Company has now ceased commercial demonstration production activities and is relying on its equipment manufacturing partners to demonstrate and guarantee the long-term manufacturability of EarthShell Packaging(R).

      Detroit Tool & Engineering ("DTE"). DTE was one of the initial equipment manufacturers to work with EarthShell in developing its first generation commercial manufacturing equipment. In 2002, EarthShell granted a license to DTE to become an approved EarthShell equipment supplier. In early 2005, the Company extended the license through 2007 with exclusivity to manufacture equipment for production of shallow draw products. Building on previous experience with
EarthShell manufacturing, DTE designed and built a modular and integrated, turn-key manufacturing line for the production of EarthShell plates and bowls, comprising four plate and four bowl manufacturing modules and has demonstrated to EarthShell's satisfaction that this equipment is fully capable of continuous commercial service. This equipment was planned for delivery, installation and start-up in early 2004 with one of EarthShell's licensees. However, due to a change in EarthShell licensees, as well as a reorganization of DTE that was completed in late 2004, the placement of this equipment was delayed. As of early 2005, these first eight commercial modules have been moved from DTE's fabrication floor and partially installed in a manufacturing hall owned by DTE and in close proximity to the fabrication facility. The Company is negotiating a license agreement with a new licensee which has expressed an interest in acquiring this equipment from DTE and beginning manufacturing operations. Currently, the Company expects that this equipment will be placed in service during the remaining part of 2005.

Patents, Proprietary Rights and Trademarks

      The technology that the Company licenses from EKI is the subject of numerous issued and pending patents in the U.S. and internationally. The Company believes the patents and pending patent applications provide broad protection covering foam laminate EarthShell Packaging, material composition and the manufacturing processes. Currently, EKI has over 130 U.S. and international patents and has pending patent applications relating to the compositions, products and manufacturing processes used to produce EarthShell Packaging(R) food and beverage containers. Patents currently issued do not begin to expire until 2012 and provide some protection until 2020. Pending patents, if granted, would extend protection through 2022. Sixteen of the issued U.S. patents and five of the pending U.S. patents relate specifically to molded food and beverage containers manufactured from the new composite material, the formulation of the new composite material used in virtually all of the EarthShell Packaging are currently under development. The Company and EKI will continue to seek domestic and international patent protection for further developments in the technology and will vigorously enforce rights against any person infringing on the technology.

      The Company owns the EarthShell trademark and certain other trademarks, and has been licensed by EKI to use the trademark ALI-ITE for the composite material.

Relationship with and Reliance on EKI

      The Company has an exclusive, worldwide, royalty-free license in perpetuity to use and license the EKI technology to manufacture and sell disposable, single-use containers for packaging or serving food or beverages intended for consumption within a short period of time (less than 24 hours).

      On July 29, 2002, the Company entered into an amendment to its Amended and Restated License Agreement with EKI (the "License Agreement") expanding the field of use for the EarthShell technology to include noodle bowls used for packaging instant noodles, a worldwide market that the Company estimates to be approximately $1 billion. Because the noodle bowl development was made at no cost to EarthShell and is an incremental field of use, EarthShell will pay to EKI 50% of any royalty or other consideration it receives in connection with the sale of products within this particular field of use.


      In addition, on July 29, 2002 the Company entered into a License & Information Transfer Agreement with bio-tec Biologische Naturverpackungen GmbH & Co. KG and bio-tec Biologische Naturverpackungen Forschungs und Entwicklungs GmbH, together known as "Biotec", a wholly owned subsidiary of EKI, to utilize the Biotec technology for foodservice disposable packaging applications, including food wraps and cutlery applications (the "Biotec Agreement"). EKI had previously granted to the Company priority rights to license certain product applications on an exclusive basis from Biotec in consideration for the Company's payment of a $100,000 minimum monthly payment to Biotec. In addition, in consideration of the monthly payment, Biotec agreed to render technical services to the Company at Biotec's cost plus 5%. The licensing fee and services arrangements were continued in the Biotec Agreement. Under the terms of the Biotec Agreement, Biotec is entitled to receive 25% of any royalties or other consideration that the Company receives in connection with the sale of products utilizing the Biotec technology, after applying a credit for all minimum monthly payments received to date. In connection with the issuance of EarthShell's 2006 Convertible Debentures, Biotec agreed to subordinate the licensee fee payments due from EarthShell until the debentures were retired. During this period, the license fees due to Biotec were accrued. In September of 2004, as part of an overall restructuring of its debt, EarthShell and Biotec entered into an agreement to convert $1.475 million of the $2.475 million of accrued license fees as of September 1, 2004, plus accrued interest into 491,778 shares of EarthShell common stock and to eliminate, for two years, the $100,000 per month minimum license fee. In December of 2004, the agreement was amended and EarthShell paid to Biotec $125,000, leaving a balance owing of $875,000.

      During 2002 and January 2003, EKI made a series of loans to the Company totaling approximately $5.8 million. In connection with the issuance and sale in March 2003 of the Company's 2% secured convertible debentures due in 2006 (the "2006 Debentures") to a group of institutional investors, EKI agreed to subordinate the repayment of these loans to the payment in full of the Company's obligations under the 2006 Debentures. In addition, EKI and Biotec agreed to subordinate certain payments referenced above to which they were otherwise entitled under the License Agreement and the Biotec Agreement to the satisfaction in full of the Company's obligations under the 2006 Debentures. They further agreed not to assert any claims against the Company for breaches of the License Agreement or the Biotec Agreement until such time as the Company's obligations under the 2006 Debentures were satisfied in full. EKI and Biotec also agreed to allow the Company to pledge its interest in the License Agreement to secure its obligations under the 2006 Debentures, and certain additional concessions were made by EKI and Biotec to permit the Company greater flexibility in selling its rights under the License Agreement and the Biotec Agreement to third parties in an insolvency context. These rights terminated upon the satisfaction in full of the obligations under the 2006 Debentures in October of 2004. In consideration for its willingness to subordinate the payments and advances that were owed to it, the Company issued to EKI in March 2003 a warrant to acquire 83,333 shares of the Company's common stock at a price of $6.00 per share with a ten year term.

      In October 2004, in connection with the settlement of the March 2006 Debentures, EKI converted all of its outstanding loans to EarthShell ($2,755,000) into unregistered common stock at $3 per share and $532,644 of accumulated interest at $4 per share for a total of 1,051,494 shares received by EKI. As of December 31, 2004, the loans from EKI to EarthShell had all been retired. In May of 2005, an additional 44,387 shares were issued to EKI pursuant to a 90 day price protection clause, which provided for an adjustment in the effective conversion price of the interest portions of the EKI loans from $4 per share to $3 per share.

      In May of 2005, the Company granted a 10-year warrant to EKI to purchase one million shares of the Company's common stock at $3 per share in consideration of EKI's continued support of the Company since its inception, including providing bridge loans at below market terms from time to time.

      Also in May of 2005, the Company issued an additional 44,387 shares of unregistered common stock to EKI pursuant to a provision of the EKI conversion agreement which provided for the issuance of these additional shares if the Company did not sell equity to a third party within 90 days of the initial conversion at a price of at least $4 per share.

      Under the terms of the License Agreement and the Amended and Restated Patent Agreement for the Allocation of Patent Costs between the Company and EKI, any patents granted in connection with the EarthShell technology are the property of EKI, and EKI may obtain a benefit therefrom, including the utilization and/or licensing of the patents and related technology in a manner or for uses unrelated to the license granted to the Company in the foodservice disposables field of use. Effective January 1, 2001, EarthShell assumed direct responsibility to manage and maintain the patent portfolio underlying the License Agreement with EKI and continues to pay directly all relevant costs.


Competition

      Competition among food and beverage container manufacturers in the foodservice industry is intense. Virtually all of these competitors have greater financial and marketing resources at their disposal than does the Company, and many have established supply, production and distribution relationships and channels. Companies producing competitive products may reduce their prices or engage in advertising or marketing campaigns designed to protect their respective market shares and impede market acceptance of EarthShell Packaging. In addition, some of the Company's licensees and joint venture partners manufacture paper, plastic or foil packaging that may compete with EarthShell Packaging.

      Several paper and plastic disposable packaging manufacturers and converters and others have made efforts to increase the recycling of these products. Increased recycling of paper and plastic products could lessen their harmful environmental impact, one major basis upon which the Company intends to compete. A number of companies have introduced or are attempting to develop biodegradable starch-based materials, plastics, or other materials that may be positioned as potential environmentally superior packaging alternatives. It is expected that many existing packaging manufacturers may actively seek to develop competitive alternatives to the Company's products and processes. While the Company believes its patents uniquely position it to incorporate a proportion of low cost, inorganic fillers with its material, which, relative to other starch-based or specialty polymers, will result in lower material costs, the development of competitive, environmentally attractive, disposable foodservice packaging could render the Company's technology obsolete and could have an adverse effect on the business, financial condition and results of operations of the Company.

Government Regulation

      The manufacture, sale and use of EarthShell Packaging are subject to regulation by the U.S. Food and Drug Administration (the "FDA"). The FDA's regulations are concerned with substances used in food packaging materials, not with specific finished food packaging products. Thus, food and beverage containers are in compliance with FDA regulations if the components used in the food and beverage containers: (i) are approved by the FDA as indirect food additives for their intended uses and comply with the applicable FDA indirect food additive regulations; or (ii) are generally recognized as safe for their intended uses and are of suitable purity for those intended uses.

      The Company believes that EarthShell Packaging plates, bowls and hinged-lid containers and all other current and prototype EarthShell Packaging products of the Company are in compliance with all requirements of the FDA and do not require additional FDA approval. The Company cannot be certain, however, that the FDA will agree with these conclusions.

Management And Employees

      Currently, the Company has 8 employees. The Company's employees are not represented by a labor union, and the Company believes it has a good relationship with its employees.

       The Company established a qualified 401(k) plan for all of its employees in 1998. The 401(k) plan allows employees to contribute, on a tax-deferred basis, up to fifteen percent of their annual base compensation subject to certain regulatory and plan limitations. The Company uses a discretionary matching formula that matches one half of the employee's 401(k) deferral up to a maximum of six percent of annual base compensation. The 401(k) employer match was $24,311 in 2004, $44,057 in 2003, and $74,853 in 2002.

Description Of Property

      In November 2004, the Company relocated its offices to its current location at 3916 State Street in Santa Barbara, California. The office space is shared with EKI under a month to month sublease. The Company's monthly lease payment for approximately 2,000 square foor of office space and is approximately $4,000. In addition, the Company leases 3,353 square feet of office space in Lutherville, Maryland, on a month to month basis. The Company's monthly lease payment with respect to this space is $5,780.

      The Company believes it will be able to lease comparable space at a comparable price when these leases expire.

Legal Proceedings

      The Company is engaged in litigation with two equipment suppliers seeking to collect a total of approximately $600,000 for manufacturing equipment in connection with the Company's former Goettingen, Germany manufacturing line that is no longer in service. The entire amount claimed in the litigation has already been accrued as part of the Company's accounts payable. The Company believes that it has good defenses and counterclaims inasmuch as the equipment did not reach the performance requirements specified in the purchase contracts, and expects to settle the respective matters soon.

                                   MANAGEMENT

Executive Officers

      The following table sets forth the names, ages and positions of each of the Company's executive officers. Subject to rights under any employment agreements, officers of the Company serve at the pleasure of the Board of Directors.

Name                            Age     Position                                                     Officer Since
-------------------------    ---------  ------------------------------------------------------        ------------
Simon K. Hodson..........       50      Vice Chairman of the Board and Chief Executive Officer           1992
D. Scott Houston.........       50      Chief Financial Officer and Secretary                            1993
Vincent J. Truant........       57      President and Chief Operating Officer                            1998

----------

            The following is a biographical summary of the experience of each of the executive officers:

      Simon K. Hodson has served as Vice Chairman of the Board and Chief Executive Officer of the Company since its organization in November 1992. Additionally, Mr. Hodson served as President of the Company from May 1999 until May 2002, and previously from December 1995 until May 1996. Mr. Hodson has also served as President and Vice Chairman of EKI and its predecessor entity since their organization in October 1997 and June 1991, respectively, and as President and Vice Chairman of Concrete Technology Corporation ("CTC") since August 1987. Mr. Hodson was President of National Cement & Ceramics Laboratories, Inc., a company previously engaged in materials science research, from June 1990 through 1995. He is a co-inventor of a number of U.S. and foreign patented inventions, all belonging to EKI.

      D. Scott Houston has served as the Company's Chief Financial Officer since October 1999, and the Company's Secretary since December 1999. From January to October 1999, Mr. Houston served as Senior Vice President of Corporate Planning and Assistant Secretary. From July 1993 until January 1999, Mr. Houston served as Chief Financial Officer. From August 1986 until joining the Company, he held various positions with EKI and its affiliates, including Chief Financial Officer and Vice President of CTC from 1986 to 1990. From 1984 to 1986, Mr. Houston operated Houston & Associates, a consulting firm. From July 1980 until September 1983, Mr. Houston held various positions with the Management Information Consulting Division of Arthur Andersen & Co., an international accounting and consulting firm.

      Vincent  J.  Truant  has  served  as the  Company's  President  and  Chief
Operating Officer since May 15, 2002. From March 2001 to May 2002, Mr. Truant served as Senior Vice President and Chief Marketing Officer. From October 1999 to March 2001, and from March 1999 to October 1999, respectively, he served as Senior Vice President and as Vice President of Marketing, Environmental Affairs and Public Relations, and from April 1998 to March 1999 as Vice President of Marketing and Sales. During a prior 15-year tenure at Sweetheart Cup Company ("Sweetheart"), Mr. Truant served as Vice President and General Manager for the National Accounts Group and the McDonald's Corporation Strategic Business Units. Before joining Sweetheart, Mr. Truant was engaged in both domestic and international marketing assignments for Philip Morris Inc. and its subsidiary, Miller Brewing Company, as well as Eli Lilly & Company.

Directors

      The Board of Directors of the Company is currently comprised of six members. All directors are elected each year at the annual meeting of stockholders. The following table sets forth the name and age of each director nominated for reelection at this year's annual meeting of shareholders, the year the director was first elected and his or her position with the Company:

Name                            Age     Position                                                      Director Since
-------------------------    ---------  ------------------------------------------------------        --------------
Essam Khashoggi..........       65      Chairman of the Board                                         1992
Simon K. Hodson..........       50      Vice Chairman of the Board and Chief Executive Officer        1992
John Daoud...............       69      Director                                                      1992
Layla Khashoggi..........       47      Director                                                      1992
Hamlin M. Jennings.......       57      Director                                                      2003
Walker Rast..............       69      Director                                                      2003

----------

The following is a biographical summary of the experience of each of the directors. For a biographical summary of the experience of Mr. Hodson, kindly refer to the summaries of Executive Officers' experience provided above:

      Essam Khashoggi has served as Chairman of the Board of the Company since its organization in November 1992. Mr. Khashoggi has also served as Chairman of the Management Committee and Chief Executive Officer of E. Khashoggi Industries, LLC ("EKI") and its predecessor entity, E. Khashoggi Industries, since their organization in October 1997 and June 1991, respectively. Mr. Khashoggi has served as a director and officer of a number of domestic and foreign companies engaged in licensing, manufacturing, real estate, marketing and design and he has served as a Trustee for the University of California Santa Barbara Foundation.

      John Daoud has served as a Director of the Company since its organization in November 1992. Mr. Daoud served as Secretary of the Company from October 1996 through December 1999 and as the Assistant Secretary of the Company from June 1993 until October 1996. Mr. Daoud has also served as the Chief Financial Officer and Secretary of EKI and its predecessor entity since their organization in October 1997 and June 1991, respectively, and as the Manager and Principal Officer of Condas International, LLC and its predecessor from 1987 through October 2003. Since 1972, Mr. Daoud has advised Mr. Khashoggi and his affiliated entities on certain financial matters both in an individual capacity as well as Manager and Principal Officer of Condas International, LLC and its predecessor. From 1970 to 1972, Mr. Daoud was a Senior Auditor with PricewaterhouseCoopers.

      Layla Khashoggi has served as a Director of the Company since its organization in November 1992. Mrs. Khashoggi has also been a member of the Management Committee of EKI since its organization in October 1997 and a Director of CTC for the past five years. Mrs. Khashoggi has served as Chairman of the Development Committee and as an Executive Committee member of the Board of Laguna Blanca School, Site Council Member and Co-Chairman of the Budget Committee of San Marcos High School, Executive Committee member and Chairman of the Marketing Committee of the Santa Barbara Zoo Board, and member of the Board of Trustees of the Santa Barbara Public Education Foundation. Mrs. Khashoggi is Essam Khashoggi's spouse.

      Hamlin M. Jennings has served as a Director of the Company since January 1, 2003. Since 1987, Dr. Jennings has been a Professor in the Civil and Environmental Engineering Department and the Materials Sciences and Engineering Department at Northwestern University. In 2002, he assumed the Chairmanship of the Civil and Environmental Engineering Department. Prior to his appointment at Northwestern, Dr. Jennings worked at the National Institute of Standards and Technology, Imperial College London, and the University of Cape Town. He is a fellow of the Institute of Materials in the United Kingdom and Fellow of the American Ceramic Society. Dr. Jennings received a Ph.D. in materials science from Brown University in 1975, and a Bachelor of Science in Physics from Tufts University in 1969. Additionally, Dr. Jennings is owner and President of Evanston Materials Consulting Corporation, founded in 1997, which specializes in cement-based materials and coatings. Dr. Jennings holds 12 patents, is the associate editor of two journals and has published over 120 scientific papers.

      Walker Rast has served as a Director of the Company since September 2003, when he was appointed to fill the vacancy created by the resignation of Mr. Bert Moyer from the Board in August 2003. Mr. Rast is currently a business consultant and a member of the Educational Foundation Board of the University of South Carolina and a member of the Advisory Board of the College of Engineering and Information Technology. From 1987 to 1994, Mr. Rast was a member of the Executive Board of Directors of Royal Packaging Industries Van Leer, a worldwide packaging company based in the Netherlands. From 1979 to 1987, Mr. Rast was President of Keyes Fibre Company (now know as The Chinet Company), first an operating group of Arcata Corporation and then of Royal Packaging Industries Van Leer. Mr. Rast held various executive positions with Arcata Corporation for over ten years, and was previously with U.S. Gypsum Corporation for over ten years.

Committees of the Board of Directors

      The Board maintains five standing committees: the Executive Committee of the Board of Directors, the Audit Committee, the Compensation Committee, the Stock Option Committee and the Conflicts Committee. The Company does not have a standing Nominating Committee, as the Board believes that the process is best conducted by the entire Board of Directors. Therefore, the Board performs the functions of the nominating committee and the Company does not have a written charter for such a committee.

      Executive Committee

      The primary function of the Executive Committee is to perform all of the duties otherwise vested in the Board of Directors when the Board is not in session, except for the following matters which have not been delegated to the Executive Committee: (1) declaring cash or stock dividends or distributions to stockholders of the Company; (2) taking action on matters otherwise specifically delegated to other committees of the Board of Directors; (3) amending or repealing the Certificate of Incorporation or Bylaws of the Company, or adopting new ones; (4) approving a plan of merger, acquisition or divestiture or sale, lease or exchange of substantially all of the business, properties or assets of the Company; (5) authorizing or approving the issuance or sale of shares of stock of the Company; (6) authorizing the Company to perform or make a contract or commitment that is not contemplated by, or that requires a financial commitment by the Company exceeding the applicable amount budgeted under the operating Budget or capital Budget approved by the Board of Directors, if such contract or commitment, together with any other such contract or commitment, involves a payment by the Company of more than $1 million in the aggregate; and
(7) electing or removing officers, directors or members of any committee of the Board of Directors.

      Compensation Committee

      The functions of the Compensation Committee include: (1) reviewing and recommending to the Board of Directors the annual base salary, bonus and other benefits for each of the senior executive officers of the Company; (2) reviewing and commenting upon new executive compensation programs that the Company proposes to adopt; (3) periodically reviewing the results of the Company's executive compensation and perquisite programs to ensure that they are properly coordinated to yield payments and benefits that are reasonably related to executive performance; (4) ensuring that a significant portion of executive compensation is reasonably related to the long-term interests of the stockholders; (5) participating in the preparation of certain portions of the Company's annual proxy statement; (6) hiring a compensation expert to provide independent advice on compensation levels, if necessary; and (7) ensuring that the Company undertakes appropriate planning for management succession and advancement.

      Audit Committee

      The Company's Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee charter, revised on March 26, 2003, outlines the functions of the Audit Committee, which include: (1) recommending the engagement of an accounting firm to act as the Company's independent external auditor (the "Auditor"); (2) reviewing the Auditor's compensation, the proposed terms of its engagement, its independence from the Company and its performance during each year of its engagement; (3) reviewing the Company's annual financial statements and significant disputes, if any, between management of the Company and the Auditor that arise in connection with the preparation of those financial statements; (4) reviewing the results of each external audit;
(5) reviewing the procedures employed by the Company in preparing published quarterly financial statements and related management commentaries; (6)
reviewing any major changes proposed to be made in auditing and accounting principles and practices in connection with the Company's financial statements;
(7) reviewing the adequacy of the Company's internal financial controls; and (8) if the Company appoints a Director of Internal Audit, meeting periodically with that person to evaluate compliance with the foregoing duties. The members of the audit committee are all independent within the meaning of the National Association of Securities Dealers' listing standards. The Board of Directors has determined that Dr. Roland qualifies as the "audit committee financial expert" as that term is defined in Item 401(h)(2) of Regulation S-K in the Securities Exchange Act of 1934.

      Stock Option Committee

      The Stock Option Committee is responsible for administering the Company's 1995 Stock Incentive Plan (the "Plan") including, without limitation, the following: (1) adopting, amending and rescinding rules relating to the Plan; (2) determining who may participate in the Plan and what awards may be granted to such participants; (3) granting awards to participants and determining the terms and conditions thereof, including the number of shares of Common Stock issuable pursuant to the awards; (4) determining the terms and conditions of options automatically granted to directors pursuant to the Plan; (5) determining whether and the extent to which adjustments are required pursuant to the anti-dilution provisions of the Plan; and (6) interpreting and construing the Plan and the terms and conditions of any awards granted thereunder.

      Conflicts Committee

      The functions of the Conflicts Committee include: (1) reviewing proposed transactions between the Company and (a) interested directors, (b) the controlling stockholder, which is the parent of the Company and (c) other similar transactions that involve possible questions of conflicts of interest or self-dealing; (2) reviewing transactions or conduct involving the Company and an interested director to determine whether each transaction is on at least as favorable terms to the Company as might be available from other third parties;
(3) reviewing the fairness of transactions having self-dealing elements to determine whether each is reasonably likely to further the Company's business activities and interests; (4) reviewing the fairness of each transaction having self-dealing elements to determine whether the process by which the decision to enter into such a transaction was approved or ratified is fair; (5) ensuring that minority public stockholders affected by a proposal are treated fairly; (6) ensuring that all conflict-of-interest transactions are disclosed in the Company's filings with the Securities and Exchange Commission; and (7) if necessary, retaining an independent expert to determine the advisability of the Company's entering into transactions involving a possible conflicts of interest, and to determine fair terms for such proposed transactions.

Compensation of Directors

      Under a compensation plan based on a study conducted by SCA Consulting LLC, the Board pays to each non-employee director an annual retainer fee of $20,000, payable quarterly, plus a fee of $1,000 for each regular meeting attended in person. Committee chairpersons receive an additional $1,000 per year. All of the directors, except for Mr. Hodson, are currently considered to be non-employee directors of the Company.

      The 1995 Stock Incentive Plan, as amended, provides that each non-employee director automatically be granted options to purchase 2,083 shares of the Company's Common Stock, effective at the conclusion of each annual meeting. All such stock options (i) vest ratably at 25% at the end of each calendar quarter following the grant, provided the director holding the options continues to serve as a director at the end of each such quarter, and (ii) have an exercise price equal to the "fair market value" of the underlying shares, which is defined in the 1995 Stock Incentive Plan as the closing trading price on the day before such annual meeting.

      In April 2004, based on the financial condition of the Company, the Board of Directors unanimously agreed to defer the payment of the Director fees discussed above until such time as the financial condition of the Company improves. As of March 31, 2005, the Company had accrued approximately $140,000 in Director's fees payable.

Code of Ethics

      The Company has adopted a Code of Ethics that applies to all Directors, officers and employees, including the chief executive officer, chief financial officer and principal accounting officer of the Company.

Executive Compensation


      The following table sets forth certain information with respect to the compensation of the Named Executive Officers. The "Named Executive Officers" include, (i) the Company's Chief Executive Officer (ii) the Company's executive officers as of December 31, 2004 (iii) two additional individuals who were not executive officers as of the year ended December 31, 2004. The Company did not grant any restricted stock awards or stock appreciation rights or make any long-term incentive plan payouts during the periods set forth below.

                                                      Summary Compensation Table

                                                                                Long Term
                                                                               Compensation
                                                      Annual Compensation         Awards
                                            ----------------------------------------------------------------------------------------
                                      Fiscal year                               Other Annual
           Name and                      Ended                                  Compensation     Securities Underlying
      Principal Position              December 31    Salary ($)*    Bonus ($)        ($)              Options (#)
Simon K. Hodson                           2004       $500,000 (2)   $     --     2,750 (1)              400,000
   Vice Chairman of the Board             2003        500,000             --     2,250 (1)               41,667
   and Chief Executive Officer            2002        500,000             --     2,500 (1)               41,667


Vincent J. Truant                         2004        350,000             --     2,625 (1)               50,000
   President and Chief                    2003        350,000             --     3,063 (1)               20,833
   Operating Officer                      2002        321,875 (3)         --     2,844 (1)               29,167


D. Scott Houston                          2004        327,200 (4)         --     3,590 (1)               50,000
   Chief Financial Officer                2003        327,200 (4)         --     2,454 (1)               20,833
   and Secretary                          2002        327,200 (4)         --     2,419 (1)               26,667


John B. Nevling (5)                       2004         116,363            --     2,677 (1)               50,000 (6)
   V.P. Product Management                2003         104,565            --     3,135 (1)                   --
   and Environmental Affairs              2002         101,000            --     3,030 (1)                   --


Michael P. Hawks (7)                      2004         110,000            --       --                   35,000 (9)
   Principal Accounting Officer           2003        60,849 (8)          --       --                    4,167 (9)
                                          2002            --              --       --                       --


----------
*The Company provides various perquisites to its executives which, in accordance with SEC regulations, are not itemized because their value is less than 10% of the executive's salary.

(1) Reflects payments under the Company's 401(k) plan.


(2) Includes $141,667 deferred salary.

(3) Reflects a mid-year salary adjustment effective May 16, 2002 as a result of Mr. Truant becoming President of the Company on that date. Mr. Truant's current salary is $350,000.

(4) Includes $142,222 deferred salary and $7,200 in car allowance payments made to Mr. Houston.

(5) Mr. Nevling is not and was not as of December 31, 2004 an executive officer of the Company. Mr. Nevling resigned from his position with the Company March 2005.

(6) Options  expired  April 24, 2004 due to Mr.  Nevling's  resignation.

(7) Mr. Hawks resigned from his position with the Company in October 2004.

(8) Mr. Hawks was a temporary employee through an agency. In addition to Mr. Hawks' salary for the remainder of 2003, the Company paid the agency $68,547 in fees for his services from

(9) Options were not exercisable at December 31, 2004 due to Mr. Hawks resignation.

Stock Option Grants in 2004

      The following table sets forth information with respect to options to purchase shares of the Company's Common Stock granted in 2004 to the Named Executive Officers:


                                                                                           Potential Realizable Value at
                                                                                               Assumed Rates of Stock
                                                   Individual Grants                      Appreciation for Option Term (1)
                               ------------------------------------------------------   ----------------------------------
                                Number of     % of Total
                                 Shares        Options
                               Underlying     Granted to     Exercise
          Name and               Options      Employees        Price       Expiration
     Principal Position        Granted (2)     in 2004      (per share)        Date          5%                     10%
----------------------------   -----------   -----------    -----------    -----------   -----------           -----------
Simon K. Hodson.............    400,000          52.5%         $0.75       6/25/2014      $488,668                $778,123
      Vice Chairman of the
      Board and Chief
      Executive Officer

Vincent J. Truant...........     50,000           6.6%         $0.75       6/25/2014       $61,084                $97,265
      President and Chief
      Operating Officer

D. Scott Houston............     50,000 (3)       6.6%         $0.75       6/25/2014       $61,084                $97,265
      Chief Financial
Officer
      and Secretary

John Nevling................     50,000           6.6%         $0.75       6/25/2014       $61,084                $97,265
      Vice President of
Product
      Management and
      Environmental Affairs

Michael Hawks...............     35,000          4.6%          $0.75       6/25/2014       $42,758                $68,086
      Principal Accounting
      Officer


----------
(1) The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. In each case, the Company would use the market price of the Common Stock on the date of grant to compute the potential realizable values.

(2) Except for Mr. Houtson, the options granted to executives in 2004 become vested and exercisable upon the completion by the Company of certain key milestones, including 1) that EarthShell plates and bowls are supplied by a licensee to a customer at a level equivalent to 1,500 Wal Mart stores for a consecutive period of no less than three months, and 2) the product supply economics must be consistent with the License Agreement between EarthShell and the Licensee including royalty structure.

(3) The options granted to Mr. Houston become vested and exercisable upon 1) resolution of all past due payables for not more than $800,000, 2) a resolution of all pending litigation related to payables, and 3) successful proxy solicitation for the re-scheduled Annual Meeting on July 26, 2004.

Aggregated Option Exercises In 2004 and 2004 Year End Option Values


      The following table sets forth for the Named Executive Officers information with respect to options exercised, unexercised options and year-end option values, in each case with respect to options to purchase shares of the Company's Common Stock.


                                                                  Number of Securities         Value of Unexercised
                                                                 Underlying Unexercised      In-The-Money Options at
                                                               Options at Fiscal Year End             Fiscal
                                                                          2004                  Year End 2004 (1)
                                                               --------------------------   --------------------------
                                     Shares
         Name and                  Acquired on       Value
      Principal Position            Exercise       Realized    Unexercisable  Exercisable   Unexercisable  Exercisable
      ------------------          ------------     --------    -------------  -----------   -------------  -----------
Simon K. Hodson.............           --              --         483,334           --         $680,000          --
      Vice Chairman of the
      Board and Chief
      Executive Officer

Vincent J. Truant...........           --              --         100,000         32,917         85,000          --
      President and Chief
      Operating Officer

D. Scott Houston............           --              --         97,500         42,037          85,000          --
      Chief Financial Officer
      and Secretary

John Nevling................           --              --         50,000          2,916          85,000          --
      Vice President of Product
      Management and
      Environmental Affairs

Michael Hawks...............           --              --            --              --              --          --
      Principal Accounting
      Officer


(1) The market price of the Company's common stock at December 31, 2004 was $2.45.

Employment Agreements and Arrangements


      Simon Hodson currently does not have a written employment agreement with the Company. His previous employment agreement expired on September 30, 2001. Mr. Hodson receives an annual salary of $500,000, subject to annual review and increase at the discretion of the Board of Directors. He may also be entitled to receive (i) an annual bonus, the amount of which is determined by the Compensation Committee, and (ii) options or other rights to acquire Common Stock, under terms and conditions determined by the Stock Option Committee. Mr. Hodson may be terminated at any time with or without cause. In order to conserve cash until the Company is able to establish its royalty revenue stream, Mr. Hodson agreed to a 40% deferral of base salary resulting in cash compensation of $300,000 per year effective April 16, 2004 resulting in the deferral of $141,667 for the year ended December 31, 2004.

      D. Scott Houston entered into a written employment agreement with the Company on October 19, 1993. Mr. Houston receives an annual salary of $320,000, subject to annual review and increase at the discretion of the Board of Directors. He may also be entitled to receive (i) an annual bonus, the amount of which is determined by the Compensation Committee, and (ii) options or other rights to acquire the Common Stock, under terms and conditions determined by the Stock Option Committee. Mr. Houston may be terminated at any time, with or without cause, upon thirty (30) days notice. In order to conserve cash until the Company is able to establish its royalty revenue stream, Mr. Houston agreed to a 75% deferral of base salary resulting in cash compensation of $80,000 per year effective April 16, 2004. As of October 16, 2004, the cash portion of Mr. Houston's salary was adjusted to $213,333 per year. Total deferred compensation for the year ended December 31, 2004 was $142,222.

      Vincent J. Truant entered into an employment agreement with the Company with a commencement date of May 1, 1998. From time to time, Mr. Truant has received salary increases and incentive stock options as determined by the Compensation and Options Commitees of the Board of Directors. Effective May 15, 2002, the Board increased Mr. Truant's salary to $350,000 in connection with his new responsibilities as President and Chief Operating Officer. Mr. Truant may also be entitled to receive (i) an annual bonus in an amount equal to one year's base salary, provided certain financial and other milestones determined by Mr. Truant and the Compensation Committee are met by Mr. Truant and the Company, and, in the event such milestones are not met, or are significantly exceeded, such other lesser or greater bonus as the Compensation Committee shall determine, and (ii) options or other rights to acquire Common Stock, under terms and conditions determined by the Stock Option Committee. Pursuant to the terms of his employment agreement, Mr. Truant may be terminated at any time, with or without cause, upon thirty (30) days written notice, provided that, if the Company terminates Mr. Truant's employment for other than cause, he will be entitled to receive a one-time severance payment equal to 100% of his then-current annual base salary.

Compensation Committee Interlocks and Insider Participation


      All decisions relating to executive compensation during 2004 were made by the Company's Compensation Committee, which was comprised of Mr. Khashoggi, Mrs. Khashoggi and Dr. Roland. None of the members of the Compensation Committee were officers of the Company in 2004. Mr. Khashoggi is the controlling stockholder of EKI, the Company's principal stockholder with whom the Company has certain relationships and related transactions described below. Mr. Khashoggi is the beneficial owner of 39.25% of the Common Stock of the Company.


      The Company has an exclusive, worldwide, royalty-free license to use and license EKI technology to manufacture and sell disposable, single-use containers for packaging or serving food and beverages intended for consumption within a short period of time (less than 24 hours).

      On July 29, 2002, the Company entered into an amendment to its Amended and Restated License Agreement with EKI (the "License Agreement") expanding the field of use for the EarthShell technology to include noodle bowls used for packaging instant noodles. Because the noodle bowl development was made at no cost to EarthShell and is an incremental field of use, EarthShell will pay to EKI 50% of any royalty or other consideration it receives in connection with the sale of products within this field of use.


      In addition, on July 29, 2002 the Company entered into a License & Information Transfer Agreement with bio-tec Biologische Naturverpackungen GmbH & Co. KG and bio-tec Biologische Naturverpackungen Forschungs und Entwicklungs GmbH, together known as "Biotec", a wholly owned subsidiary of EKI, to utilize the Biotec technology for foodservice disposable packaging applications, including food wraps and cutlery (the "Biotec Agreement"). EKI had previously granted to the Company priority rights to license certain product applications on an exclusive basis from Biotec in consideration for the Company's payment of a $100,000 minimum monthly payment to Biotec. In addition, in consideration of the monthly payment, Biotec agreed to render technical services to the Company at Biotec's cost plus 5%. The licensing fee and services arrangements were continued in the Biotec Agreement. Under the terms of the Biotec Agreement, Biotec is entitled to receive 25% of any royalties or other consideration that the Company receives in connection with the sale of products utilizing the Biotec technology, after applying a credit for all minimum monthly payments received to date. In connection with the issuance of EarthShell's 2006 Convertible Debentures, Biotec agreed to subordinate the licensee fee payments due from EarthShell until the debentures were retired. During this period, the license fees due to Biotec were accrued. In September of 2004, as part of an overall restructuring of its debt, EarthShell and Biotec entered into an agreement to convert $1.475 million of the $2.475 million of accrued license fees as of September 1, 2004, plus accrued interest into 491,778 shares of EarthShell common stock and to eliminate, for two years, the $100,000 per month minimum license fee. In December of 2004, the agreement was amended and EarthShell paid to Biotec $125,000, leaving a balance owing of $875,000.


      During 2002, and January 2003, EKI made a series of loans to the Company totaling approximately $5.8 million. These loans were used to pay operating costs, and accrued interest at 7% or 10% per annum. In connection with the issuance and sale in March 2003 of the Company's 2% secured convertible debentures due in 2006 (the "2006 Debentures") to a group of institutional investors, EKI agreed to subordinate the repayment of these loans to the payment in full of the Company's obligations under the 2006 Debentures. In addition, EKI and Biotec agreed to subordinate certain payments to which they were otherwise entitled under the License Agreement and the Biotec Agreement referenced above (other than their respective percentages of any royalties received by the Company) to the satisfaction in full of the Company's obligations under the 2006 Debentures. They further agreed to not assert any claims against the Company for breaches of the License Agreement or the Biotec Agreement (other than the assertion of certain equitable remedies to enjoin the Company from, for example, selling products outside its field of use) until such time as the Company's obligations under the 2006 Debentures are satisfied in full. EKI and Biotec also agreed to allow the Company to pledge its interest in the License Agreement to secure its obligations under the 2006 Debentures, and certain additional concessions were made by EKI and Biotec to permit the Company greater flexibility in selling its rights under the License Agreement and the Biotec Agreement to third parties in an insolvency context. These rights terminate upon the satisfaction in full of the obligations under the 2006 Debentures. In consideration for its willingness to subordinate the payments and advances that are owed to it, the Company issued to EKI in March 2003 an immediately vested warrant to acquire 83,333 shares of the Company's common stock at a price of $6.00 per share with a ten year term.

      In October 2004, in connection with the settlement of the March 2006 Debentures, EKI converted all of its outstanding loans to EarthShell ($2,755,000) into unregistered common stock at $3 per share and $532,644 of accumulated interest at $4 per share for a total of 1,051,494 shares received by EKI. As of December 31, 2004, the loans from EKI to EarthShell had all been retired. In May of 2005, an additional 44,387 shares were issued to EKI pursuant to a 90 day price protection clause, which provided for an adjustment in the effective conversion price of the interest portions of the EKI loans from $4 per share to $3 per share.

      Under the terms of the License Agreement and the Amended and Restated Patent Agreement for the Allocation of Patent Costs between the Company and EKI, any patents granted in connection with the EarthShell technology are the property of EKI, and EKI may obtain a benefit therefrom, including the utilization and/or licensing of the patents and related technology in a manner or for uses unrelated to the license granted to the Company in the foodservice disposables field of use. Effective January 1, 2001, EarthShell assumed direct responsibility to manage and maintain the patent portfolio underlying the License Agreement with EKI and continues to pay directly all relevant costs.




      In July 2002, the Company extended a loan in the amount of $55,000 to Mr. Vincent Truant, President and Chief Operating Officer. The loan, which bears interest at 7% per annum and is evidenced by a promissory note in favor of the Company, is due upon demand by the Company. In May of 2005, the Compensation Committee of the Board of Directors approved a bonus to Mr. Truant equal to the principle and accrued interest, and the note was cancelled.

      In 2003, the Company paid Mr. Rast, a Director, a $4,000 consulting fee for doing a detailed evaluation of its demonstration equipment in Europe.

      In May of 2005, the Company granted a warrant to EKI to purchase one million shares of the Company's common stock at $3 per share in consideration of EKI's continued support of the Company since its inception, including providing bridge loans at below market terms from time to time. The warrant expires in May of 2015.

                             STOCK PERFORMANCE GRAPH


      The graph below compares the cumulative total return on the Company's Common Stock for the last five fiscal years to the total cumulative return on the S&P 500 Index and the Dow Jones Containers & Packaging Industry Group Index
(USA). The comparison assumes $100 was invested in the Company's common stock and the indexes on December 31, 1999 and assumes reinvestment of dividends before consideration of income taxes.


      The stock performance depicted in the graph below is not necessarily indicative of future performance. The Stock Performance Graph shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that such information be treated as soliciting material or specifically incorporates it by reference into a filing under the Securities Act or Exchange Act.

               Comparison of Cumulative Total Shareholder Return
                            Since December 31, 1999


        [TABLE BELOW REPRESENTS A LINE CHART IN THE ORIGINAL DOCUMENT.]

                              Indexed Total Return

                             EarthShell      S&P 500      Dow Jones
               Close           Index          Index          CTR
            -------------------------------------------------------
              12/31/1999        100.0         100.0         100.0
              12/31/2000         31.1          89.9          63.9
              12/31/2001         48.5          78.1          79.3
              12/31/2002         14.1          59.9          84.5
              12/31/2003          3.6          75.7          99.6
              12/31/2004          4.9          82.5         117.5

                             PRINCIPAL STOCKHOLDERS



      The following table sets forth certain information with respect to the beneficial ownership of each class of the Company's voting securities as of June 9, 2005, by (i) each person or company known by the Company to be the beneficial owner of more than 5% of the Company's outstanding shares, (ii) each director of the Company or any nominee for directorship, (iii) the Chief Executive Officer of the Company and each of the other Named Executive Officers and (iv) all directors and Named Executive Officers of the Company as a group.

                                                                                    Percentage of Shares
                                                            Number of Shares of        of Common Stock
      Name and address (1)                                     Common Stock            Outstanding(2)
      --------------------------------------------          -------------------     --------------------
      Essam Khashoggi (3).........................              7,664,449                    39.25%
      Simon K. Hodson (4).........................                  4,500                         *
      John Daoud (5)..............................                 37,077                         *
      Layla Khashoggi (6).........................                  9,894                         *
      Hamlin Jennings (7).........................                  4,513                         *
      Walker Rast (8).............................                  1,562                         *
      Vincent J. Truant (9).......................                 37,083                         *
      D. Scott Houston (10).......................                 44,120                         *
      John Nevling................................                  2,916                         *
      Directors and Named Executive Officers
         as agroup (11)...........................              7,806,114                    39.70%
      E. Khashoggi Industries, LLC(12)............              6,720,891                    34.43%


----------
*     Indicates ownership of less than 1%.

(1) The address of all individuals, entities and stockholder groups listed in the table is c/o EarthShell Corporation, 3916 State St. Suite 110, Santa Barbara, California 93105.


(2) Applicable percentage of ownership is based on 18,435,452 shares of common stock outstanding as of June 9, 2005, together with securities exercisable or convertible into shares of common stock within 60 days of June 9, 2005, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of June 9, 2005 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.


(3) Includes 5,637,558 shares held by E. Khashoggi Industries, LLC ("EKI"), and 715,436 shares held by EKINVESCO, the controlling owner of each being Mr. Khashoggi. Includes 218,228 shares held by other entities, including CTC, in which Mr. Khashoggi also has a controlling ownership interest. Also includes fully exercisable options to purchase 9,894 shares of Common Stock issued by the Company to Mr. Khashoogi and warrants held by EKI to purchase 1,083,333 shares of Common Stock of the Company. Mr. Khashoggi has sole voting and dispositive power with respect to all shares referred to in this note, and is therefore deemed to be the beneficial owner of such shares.

(4) Mr. Hodson holds a minority ownership interest in EKI and CTC. This does not include any of the shares held by EKI, or the 71,739 shares held by CTC.

(5) Includes options to purchase 25,000 shares of Common Stock from EKI which were issued to Mr. Daoud in his capacity as an officer of EKI, and options to purchase 12,077 shares of Common Stock issued under the 1995 Stock Incentive Plan, all of which are fully vested and exercisable.

(6) Includes options to purchase 9,894 shares of Common Stock issued under the 1995 Stock Incentive Plan, which are fully vested and exercisable.

(7) Includes options to purchase 4,513 shares of Common Stock issued under the 1995 Stock Incentive Plan, which are fully vested and exercisable.

(8) Includes options to purchase 1,562 shares of Common Stock issued under the 1995 Stock Incentive Plan, which are fully vested and exercisable.

(9) Includes options to purchase 32,917 shares of Common Stock issued under the 1995 Stock Incentive Plan, which are fully vested and exercisable.

(10) Includes options to purchase 42,037 shares of Common Stock issued under the 1995 Stock Incentive Plan which are fully vested and exercisable.

(11) Includes warrants to purchase 1,083,833 shares of Common Stock of the Company and options to purchase 137,894 shares of Common Stock.

(12) Includes warrants to purchase 1,083,833 shares of Common Stock of the Company.

Securities Authorized for Issuance Under Equity Compensation Plans

      The following table provides information with respect to compensation plans (including individual compensation arrangements) under which equity securities of the Company are authorized for issuance to employees or non-employees (such as directors, consultants, advisors, vendors, customers, suppliers or lenders), as of December 31, 2004.

                      Equity Compensation Plan Information

                                                                                                           Number
                                                                                                       Of Securities
                                                                                                         Remaining
                                                                                                         Available
                                                                    Number                               For Future
                                                                 Of Securities                            Issuance
                                                                 To Be Issued     Weighted-Average      Under Equity
                                                                 Upon Exercise    Exercise Price     Compensation Plans
                                                                Of Outstanding    Of Outstanding         (Excluding
                                                                   Options,          Options,            Securities
                                                                 Warrants And      Warrants And          Reflected
                                                                     Rights           Rights           In Column (a))
                                                                --------------    ----------------   ------------------
                                                                      (a)               (b)                  (c)
----------------------------------------------------------      --------------    ----------------   ------------------
Equity compensation plans approved by security holders              1,043,245          12.58               206,755

Equity compensation plans not approved by security holders                 --             --                    --
                                                                    =========          =====               =======

TOTAL                                                               1,043,245          12.58               206,755
                                                                    =========          =====               =======


                 MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
                    COMMON EQUITY AND OTHER STOCKHOLDER MATTERS


      The Company's common stock is currently listed on the Bulletin Board published by the National Quotation Bureau, Inc., and prior to March 8, 2004 traded on the Nasdaq SmallCap Market. The Company's common stock trades under the symbol "ERTH.OB." For the periods indicated, the following table presents the range of high and low closing sale prices for the Company's common stock.

                                                       High       Low
                                                       ($)        ($)
      ----------------------------------------------------------------
      Year ended December 31, 2005:
      First Quarter                                   2.45       1.48

      Year ended December 31, 2004:
      First Quarter                                   2.52       1.49
      Second Quarter                                  2.03       0.45
      Third Quarter                                   3.75       1.75
      Fourth Quarter                                  2.97       1.95
      Total Year                                      3.75       0.45

      Year ended December 31, 2003:
      First Quarter                                  7.80        4.20
      Second Quarter                                 7.08        4.32
      Third Quarter                                  5.64        3.72
      Fourth Quarter                                 4.56        1.33
      Total Year                                     7.80        1.33

      The Company's common stock sales prices have been restated, where applicable, to reflect the one-for-twelve reverse split of the Company's common stock effective as of October 31, 2003. Quotations since the Company's stock began trading on the Over-the-Counter Bulletin Board may reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.


      The number of stockholders of record of the Company's common stock at June 9, 2005 was 1,179. At June 9, 2005, Mr. Essam Khashoggi, directly or indirectly, owned approximately 39.25% of the outstanding common stock of the Company.


Dividends

      The Company does not intend to declare or pay cash dividends on its common stock in the foreseeable future nor has it paid dividends in the past two years.

                   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      All relationships and related transactions reported in this Prospectus are described under the caption "Compensation Committee Interlocks and Insider Participation."

                          DESCRIPTION OF CAPITAL STOCK

Common Stock


      EarthShell is authorized to issue 40,000,000 shares of Common Stock $0.01 par value, of which 18,435,452 were issued and outstanding at June 9, 2005. The securities being offered hereby are common stock, with one vote per share on all matters to be voted on by shareholders, without any right to accumulate their votes. Shareholders have no preemptive rights and have no liability for further calls or assessments on their shares. The shares of common stock are not subject to repurchase by the Company or conversion into any other security. All outstanding shares of common stock are, and those issued pursuant to the Standby Equity Distribution Agreement and the warrants will be fully paid and non assessable.


      Shareholders are entitled to receive such dividends as may be declared by the Board of Directors of the EarthShell out of funds legally available therefore and, upon the liquidation, dissolution or winding up of the Company, are entitled to share ratably in all net assets available for distribution to such holders after satisfaction of all of our obligations, including stock preferences. It is not anticipated that we will pay any dividends in the foreseeable future since we intend to follow the policy of retaining its earnings to finance the growth of its business. Future dividend policies will depend upon the Company's earnings, financial needs and other pertinent factors.

Preferred Stock


        The Board of Directors has the authority, without further action by stockholders, to issue up to 10,000,000 shares of Preferred Stock in one or more series and to fix the powers, designations, rights, preferences, privileges, qualifications and restrictions thereof, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and sinking fund terms, any or all of which may be greater than the rights of the common stock. The Board of Directors, without stockholder approval, can issue Preferred Stock with voting, conversion, and other rights which could adversely affect the voting power and other rights of the holders of Common Stock. The issuance of Preferred Stock in certain circumstances may have the effect of delaying, deferring or preventing a change of control of the Company without further action by the stockholders, may discourage bids for the Company's Common Stock at a premium over the market price of the Common Stock, and may adversely affect the market price of the Common Stock.


      Series A Preferred Stock


       In 1993, the Company issued Series A Preferred Stock in connection with the funding of the early development stage of the Company. In 1998, the entire Series A Preferred Stock was converted to common stock in connection with the Company's Initial Public Offering. As of June 9, 2005, there were no shares of Series A Preferred Stock issued and outstanding.


       Series B Convertible Preferred Stock


      As of June 9, 2005, there were 100 shares of Series B Convertible Preferred Stock, par value $0.01 per share, designated. The 100 shares of Series B Convertible Preferred Stock have been pledged to secure the promissory notes issued to Cornell Capital Partners and have been placed in escrow to be issued to Cornell Capital Partners in the event of default. The shares will be released to the Company from escrow upon (i) repayment of $1,350,000 of principal under the promissory notes; (ii) in the event the shares pledged pursuant to that certain Amended and Restated Pledge and Escrow Agreement by and among Benton Wilcoxon, Cornell Capital Partners and David Gonzalez, Esq. is equal to or exceeds 3 times the amount of principal then outstanding under the promissory notes; (iii) a registration statement has been declared effective by the SEC relating to the shares to be issued pursuant to the Standby Equity Distribution Agreement; and (iv) the 100 shares of Series B Convertible Preferred Stock have been redeemed pursuant the Certificate of Designation. Pursuant to the Certificate of Designation, the Series B Convertible Preferred Stock is senior to the Company's common stock with respect to the distribution of the assets of the Company upon liquidation and junior to all other series of preferred stock. The holders of the Series B Convertible Preferred Stock are not entitled to dividends or distributions. Each share of Series B Convertible Preferred Stock is convertible, at the option of the holder, at any time upon an event of default under the promissory notes, into 33,333 shares of fully paid and non-assessable common stock of the Company. The Series B Convertible Preferred Stock has no voting rights, except as required under Delaware law. After full repayment of the notes, the Company has the absolute right to redeem (unless otherwise prevented by law) any outstanding shares of Series B Convertible Preferred Stock at an amount equal to $0.01 per share.

Warrants

      In connection with the issuance of the convertible debentures on August 12, 2002, the Company issued to the debenture holders warrants to purchase 208,333 shares of the Company's common stock at $14.40 per share. The exercise price and number of common shares issuable upon exercise of the warrants are subject to adjustment under certain circumstances, such as the occurrence of stock dividends and splits, distributions of property or securities other than common stock, equity issuances for less than the warrant exercise price and a change in control of the Company. In March 2003, in connection with the issuance of the 2006 Debentures, the exercise price of the warrants was reduced to $6.00 per share, but the number of shares of common stock issuable upon exercise remained fixed at 357,143. At the same time, the warrant agreement was amended such that any subsequent reduction in the exercise price of the warrants will not result in any increase in the number of shares of common stock issuable under the warrants. The warrants expire on August 12, 2007.

      In connection with the issuance of the convertible debentures in March 2003, the Company issued to the placement agent warrants to purchase $1.055 million in aggregate principal amount of the 2006 Debentures at $1,200 per $1,000 of principal amount, 28,810 shares of the Company's common stock at $10.08 per share, and 41,667 shares of the Company's common stock at $7.20 per share. When the 2006 Debentures were retired in 2004, the warrant to purchase $1,055 million in the aggregate principal amount of the 2006 Debentures converted to a warrant to purchase 175,833 shares of common stock. Therefore, the total number of warrants held by Roth Capital Partners, LLC is 246,310. The exercise price and number of common shares issuable upon exercise of the warrants are subject to adjustment under certain circumstances, such as the occurrence of stock dividends and splits, distributions of property or securities other than common stock and a change in control of the Company. The warrants expire in March 2006.


      On March 5, 2003, the Company issued to EKI a warrant to purchase 83,333 shares at $6.00 per share in connection with the subordination of loans of $2.755 million made to the Company and the elimination of the conversion feature. The warrants expire on March 5, 2013.


      In February of 2005, the independent members of the Board of Directors approved the grant of a ten year option to Mr. Essam Khashoggi, the Chairman of the Board of Directors, under the Company's 1995 Stock Option plan to purchase 1 million shares of EarthShell common stock at $2.30 per share.in consideration for his long term support of the Company in providing timely and low cost financial support of the Company during difficult times in the Company's history. Upon review of the transaction, the option was rescinded in May of 2005, and a warrant was issued to EKI, which is the largest shareholder of the Company and is beneficially owned by Mr. Khashoggi, as more fully described below.


      In March 2005, in consideration for Benton Wilcoxon pledging his personal shares in Composite Technology Corporation as a guaranty for the Security Agreement entered into by the Company with Cornell Capital Partners, the Company issued a warrant to Benton Wilcoxon to purchase 65,000 shares of common stock of the Company at an exercise price of $3.00 per share. The warrant expires on March 23, 2008.

      In consideration for consulting services rendered by Douglas Metz in connection with the Company obtaining financing, the Company issued a warrant to Douglas Metz to purchase 80,000 shares of common stock of the Company at an exercise price of $3.00 per share. The warrant expires on March 23, 2008.


      In May of 2005, the Company granted to EKI a warrant to purchase one million shares of the Company's common stock at $3 per share in consideration of EKI's continued support of the Company since its inception, including providing bridge loans on good terms from time-to-time during the Company's history. This warrant expires on May 3, 2015.


      On May 26, 2005, the Company issued a warrant to Cornell Capital Partners to purchase 625,000 shares of common stock of the Company. The warrant expires on the later of: (a) May 26, 2005 or (b) the date sixty days after the date the $2,500,000 in promissory notes issued to Cornell Capital Partners are fully repaid and has an exercise price of $4.00 per share of common stock.


Options

        In 1995, the Company established the EarthShell Corporation 1995 Stock Incentive Plan (the "1995 Plan"). The 1995 Plan provides that the Company may grant an aggregate number of options for up to 1,250,000 shares of common stock to employees, directors and other eligible persons as defined by the 1995 Plan. Options issued to date under the 1995 Plan generally vest over varying periods from 0 to 5 years and generally expire 5-10 years from the date of grant.

      The Company currently has 947,767 options outstanding to purchase common stock of EarthShell. The exercise prices range from $0.75-$252.00 per share.

Transfer Agent

      The transfer agent for EarthShell common stock is U.S. Stock Transfer Corporation. Its address is 1745 Gardena Avenue, Suite 200, Glendale, California 91204 and its telephone number is (800) 835-8778.

Reports To Shareholders

      We intend to furnish our shareholders with annual reports which will describe the nature and scope of our business and operations for the prior year and will contain a copy of the Company's audited financial statements for its most recent fiscal year.

Limitation Of Liability:  Indemnification

       The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for (i) any breach of their duty of loyalty to the company or its stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit.

       The Company's Bylaws provide that the Company shall indemnify its officers, directors, employees and other agents to the maximum extent permitted by Delaware law. The Company's Bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification.

       The  Company   believes  that  the  provisions  in  its   Certificate  of
Incorporation and its Bylaws are necessary to attract and retain qualified persons as officers and directors.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of EarthShell pursuant to the foregoing, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Anti-Takeover Effects Of Provisions Of The Articles Of Incorporation

       The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which restricts certain transactions and business combinations between a corporation and an "Interested Stockholder" owning 15% or more of the corporation's outstanding voting stock, for a period of three years from the date the stockholder becomes an Interested Stockholder. Subject to certain exceptions, unless the transaction is approved by the board of directors and the holders of at least 66 2/3% of the outstanding voting stock of the corporation (excluding shares held by the Interested Stockholder), Section 203 prohibits significant business transactions such as a merger with, disposition of assets to, or receipt of disproportionate financial benefits by the Interested Stockholder, or any other transaction that would increase the Interested Stockholder's proportionate ownership of any class or series of the corporation's stock. The statutory ban does not apply if, upon consummation of the transaction in which any person becomes an Interested Stockholder, the Interested Stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares held by persons who are both directors and officers or by certain employee stock plans).

       The Company's Certificate of Incorporation and Bylaws include a number of provisions which may have the effect of discouraging persons from pursuing non-negotiated takeover attempts. These provisions include limitations on stockholder action initiated by Interested Stockholders, a prohibition on the call of special meetings of stockholders by persons other than the Board of Directors, and a requirement of advance notice for the submission of stockholder proposals or director nominees.

                                     EXPERTS

      The audited financial statements included in this prospectus and elsewhere in the registration statement for the fiscal years ended December 31, 2004, December 31, 2003 and December 31, 2002 have been audited by Farber & Hass LLP. The reports of Farber & Hass LLP are included in this prospectus in reliance upon the authority of this firm as experts in accounting and auditing. The report of Farber & Hass LLP contained elsewhere in this prospectus contain an explanatory paragraph regarding its ability to continue as a going concern.

                             VALIDITY OF SECURITIES

      The validity of the shares offered herein will be opined on for us by Kirkpatrick & Lockhart Nicholson Graham LLP, which has acted as our outside legal counsel in relation to certain, restricted tasks.

                      INTERESTS OF NAMED EXPERT AND COUNSEL
                                  LEGAL MATTERS

      The validity of the shares of common stock offered hereby as to their being fully paid, legally issued and non-assessable will be passed upon for us by Kirkpatrick & Lockhart Nicholson Graham LLP, Miami, Florida. Kirkpatrick & Lockhart Nicholson Graham LLP does not have any interests in EarthShell and has never been employed by EarthShell on a contingent basis.

      The audited consolidated financial statements of the Company for the years ended December 31, 2004, December 31, 2003 and December 31, 2002 have been audited by Farber & Hass LLP. Farber & Hass LLP does not have any interests in EarthShell and have never been employed by EarthShell on a contingent basis.

                           HOW TO GET MORE INFORMATION

      We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

              INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES



      Index to Consolidated Financial Statements and Schedules                               F-1

      Condensed Consolidated Balance  Sheets as of March 31, 2005
        (unaudited) and December 31, 2004                                                    F-2

      Condensed Consolidated Statements of Operations for the three months ended
        March 31, 2005 and March 31, 2004 (unaudited)                                        F-3

      Condensed Consolidated  Statements of Cash Flows for the three months ended
        March 31, 2005 and March 31, 2004 (unaudited) F-4 - F-5

      Notes to Condensed Consolidated Financial Statements (unaudited)                 F-6 - F-8

      Reports of Independent Registered Public Accounting Firm                        F-9 - F-10

      Consolidated Balance Sheets as of December 31, 2004 and 2003                          F-11

      Consolidated  Statements of Operations for the years ended December
        31, 2004, 2003, and 2002                                                            F-12

      Consolidated  Statements of Stockholders'  Equity (Deficit) for the
        years ended December 31, 2004, 2003, and 2002                                       F-13

      Consolidated  Statements of Cash Flows for the years ended December
        31, 2004, 2003, and 2002                                                     F-14 - F-16

      Notes to Consolidated Financial Statements                                     F-17 - F-30


Consolidated Financial Statement Schedules:

None.

All schedules have been omitted because they are not required, not applicable, or the information required to be set forth therein is included in the Company's Consolidated Financial Statements or the Notes therein.

                             EARTHSHELL CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                      MARCH 31,      DECEMBER 31,
                                                        2005            2004
                                                   -------------    -------------
                                                    (UNAUDITED)
ASSETS
CURRENT ASSETS
      Cash and cash equivalents ................   $     327,858    $     272,371
      Prepaid expenses and other current assets          143,085          201,467
                                                   -------------    -------------
           Total current assets ................         470,943          473,838

PROPERTY AND EQUIPMENT, NET ....................           8,199            9,037
EQUIPMENT HELD FOR SALE ........................               1                1

                                                   -------------    -------------
TOTALS .........................................   $     479,143    $     482,876
                                                   =============    =============

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
      Accounts payable and accrued expenses ....   $   3,910,552    $   3,899,526
      Short-term notes payable to related party            1,000               --
      Current portion of settlements ...........         304,888          313,743
      Current portion of deferred revenues .....         550,000          300,000
      Contingent settlement ....................       2,375,000        2,375,000
      Note payable .............................         880,573               --
      Payable to a related party ...............         875,000          875,000
                                                   -------------    -------------
                 Total current liabilities .....       8,897,013        7,763,269

LONG-TERM PORTION OF DEFERRED REVENUES .........         987,500        1,062,500
OTHER LONG-TERM LIABILITIES ....................         328,120          412,192
                                                   -------------    -------------
           Total liabilities ...................      10,212,633        9,237,961

STOCKHOLDERS' DEFICIT
Preferred Stock, $.01 par value, 10,000,000 shares authorized; 9,170,000 Series A shares designated: no shares issued and outstanding as March 31, 2005 and December 31 2004

Common Stock, $.01 par value, 40,000,000
shares authorizee: 18,391,065 and
  18,234,615 shares issued and outstanding
  as of March 31, 2005 and December 31
  2004, respectively............................         183,911          182,346
Additional paid-in common capital ..............     313,283,689      313,196,905
Accumulated deficit                                 (322,685,339)    (321,607,782)
Less note receivable for stock .................        (475,000)        (500,000)
Accumulated other comprehensive loss ...........         (40,751)         (26,554)
                                                   -------------    -------------
      Total stockholders' deficit ..............      (9,733,490)      (8,755,085)
                                                   -------------    -------------
TOTALS .........................................   $     479,143    $     482,876
                                                   =============    =============

            See Notes to Condensed Consolidated Financial Statements.

                             EARTHSHELL CORPORATION

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)


                                                                     FOR THE
                                                                  THREE MONTHS
                                                                ENDED MARCH 31,
                                                        ----------------------------
                                                             2005            2004
                                                        ------------    ------------
Revenues ............................................   $     75,000    $         --

Operating Expenses
    Related party research and development ..........             --         300,000
    Other research and development expenses .........        103,595         222,538
    Related party general and administrative expenses             --             578
    Other general and administrative expenses .......      1,032,313       1,173,855
    Depreciation and amortization ...................            837          27,341
                                                        ------------    ------------
        Total operating expenses ....................      1,137,323       1,723,734

Operating Loss ......................................      1,062,323       1,723,734

Other (Income) Expense
    Interest income .................................           (478)         (1,234)
    Related party interest expense ..................            556         134,182
    Other interest expense ..........................         21,461         209,375
    Gain on sales of property and equipment .........         (7,105)
                                                        ------------    ------------
Loss Before Income Taxes ............................      1,076,757       2,066,057

Income taxes ........................................            800             800
                                                        ------------    ------------
Net Loss ............................................   $  1,077,557    $  2,066,857
                                                        ============    ============

Basic and Diluted Loss Per Common Share .............   $       0.06    $       0.15
Weighted Average Number of Common Shares ............     18,250,260      14,128,966


            See Notes to Condensed Consolidated Financial Statements.

                             EARTHSHELL CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                                 THREE MONTHS ENDED
                                                                                       MARCH 31,
                                                                             --------------------------
                                                                                 2005           2004
                                                                             -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss .................................................................   $(1,077,557)   $(2,066,857)
Adjustments to reconcile net loss to net cash used in operating activities
  Depreciation and amortization ..........................................           838         27,341
  Amortization and accretion of debenture issue costs ....................         5,922        199,034
  (Gain) Loss on sale, disposal, or impairment of property and equipment .        (7,105)            --
  Deferred revenues ......................................................       175,000
  Other non-cash expense items ...........................................       (89,354)        (7,691)
Changes in operating assets and liabilities
  Prepaid expenses and other current assets ..............................        58,382        182,608
  Accounts payable and accrued expenses ..................................        90,869         25,248
  Payables to related party ..............................................            --        408,889
  Other long-term liabilities ............................................           485        (12,500)
                                                                             -----------    -----------
     Net cash used in operating activities ...............................      (842,520)    (1,243,928)
                                                                             -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales of property and equipment ............................         7,105             --
                                                                             -----------    -----------
     Net cash provided by investing activities ...........................         7,105             --
                                                                             -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock ...................................        25,000             --
Proceeds from issuance of notes payable to related party .................       251,000
Repayment of notes payable to related party ..............................      (250,000)
Principal payments on settlements ........................................       (93,412)
Proceeds from issuance of note payable ...................................     1,150,000
Note payable issuance costs ..............................................      (187,000)
                                                                             -----------    -----------
     Net cash provided by financing activities ...........................       895,588             --
                                                                             -----------    -----------

Effect of exchange rate changes on cash and cash equivalents .............        (4,686)        (3,275)
                                                                             -----------    -----------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS .........................        55,487     (1,247,203)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD ...........................       272,371      1,901,639
                                                                             -----------    -----------

CASH AND CASH EQUIVALENTS, END OF PERIOD .................................   $   327,858    $   654,436
                                                                             ===========    ===========

            See Notes to Condensed Consolidated Financial Statements.

                               THREEE MONTHS ENDED
                                    MARCH 31,


                                                          2005           2004
                                                       ----------     ----------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for
    Income taxes .................................     $      800     $       --
    Interest .....................................     $    3,657     $    1,256


SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

In March of 2005, in consideration for a loan guarantee, the Company issued warrants to purchase 65,000 shares of common stock of the Company at an exercise price of $3.00 per share. The warrant expires on March 23, 2008.

Also in March of 2005, in consideration for consulting services rendered in connection with the Company obtaining financing, the Company issued a warrant for 80,000 shares of common stock of the Company at an exercise price of $3.00 per share. The warrant expires on March 23, 2008.

             See Notes to Condensed Consolidated Financial Statements.

                             EARTHSHELL CORPORATION

                NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)
                                 MARCH 31, 2005

OVERVIEW OF OPERATIONS

Organized in November 1992 as a Delaware corporation, EarthShell Corporation (the "Company") is engaged in the commercialization of composite material technology for the manufacture of foodservice disposable packaging designed with the environment in mind. EarthShell Packaging(R) is based on patented composite material technology (collectively, the "EarthShell Technology"), licensed on an exclusive, worldwide basis from E. Khashoggi Industries LLC and its wholly owned subsidiaries.

The EarthShell Technology has been developed over many years in consultation with leading material scientists and environmental experts to reduce the environmental burdens of foodservice disposable packaging through the careful selection of raw materials, processes, and suppliers. EarthShell Packaging(R), including hinged-lid sandwich containers, plates, bowls, foodservice wraps, and cups, is primarily made from commonly available natural raw materials such as natural ground limestone and potato starch. EarthShell believes that EarthShell Packaging(R) has comparable or superior performance characteristics and can be commercially produced and sold at prices that are competitive with comparable paper and plastic foodservice disposables.

EarthShell was a development stage enterprise through the first quarter of 2004. With the recognition of the Company's first revenues in the second quarter of 2004, the Company was no longer a development stage enterprise.

BASIS OF PRESENTATION OF FINANCIAL INFORMATION

The foregoing financial information has been prepared from the books and records of EarthShell Corporation. EarthShell Corporation's consolidated financial statements include the accounts of its wholly-owned subsidiary, PolarCup EarthShell GmbH. All significant intercompany balances and transactions have been eliminated in consolidation. In the opinion of management, the financial information reflects all adjustments necessary for a fair presentation of the financial condition, results of operations and cash flows of the Company in conformity with generally accepted accounting principles. All such adjustments were of a normal recurring nature for interim financial reporting.

The accompanying unaudited financial statements and these notes do not include certain information and footnote disclosures required by accounting principles generally accepted in the United States, which were included in the Company's consolidated financial statements for the year ended December 31, 2004. The information included in this Form 10-Q should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Company's consolidated financial statements and notes thereto for the year ended December 31, 2004 included in the Company's Annual Report on form 10-K, including Form 10-K/A - Amendment No. 2.

The accompanying unaudited financial have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred significant losses since inception, has minimal revenues and has a working capital deficit of $8,426,070 at March 31, 2005. These factors, along with others, may indicate substantial doubt that the Company will be unable to continue as a going concern for a reasonable period of time (see "Critical Accounting Policies - Going Concern Basis").

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing or refinancing as may be required, and ultimately to attain successful operations.

Basic loss per common share is computed by dividing net loss available to common stockholders by the weighted-average number of common shares outstanding during the period, including Common stock to be issued. Diluted loss per common share is computed by dividing net loss available to common stockholders by the weighted-average number of common shares outstanding (including Common stock to be issued) plus an assumed increase in common shares outstanding for potentially dilutive securities, which consist of options and warrants to acquire common stock and convertible debentures. Potentially dilutive shares are excluded from the computation in loss periods, as their effect would be anti-dilutive. The dilutive effect of options and warrants to acquire common stock is measured using the treasury stock method. The dilutive effect of convertible debentures is measured using the if-converted method. Basic and diluted loss per common share is the same for all periods presented because the impact of potentially dilutive securities is anti-dilutive.

Since June 21, 2004, the Company's common stock has been listed through the OTC Bulletin Board. The Company's common stock trades under the symbol "ERTH.OB."

PROPERTY AND EQUIPMENT AND EQUIPMENT HELD FOR SALE

The cost and accumulated depreciation of property and equipment and equipment held for sale at March 31, 2005 were as follows:


                                                       MARCH 31,    DECEMBER 31,
                                                         2005           2004
                                                     -----------    -----------
Total office furniture and equipment .............       245,274        245,274
Less:  Accumulated depreciation and amortization        (237,035)      (236,237)
Property and equipment - net .....................   $     8,199    $     9,037
                                                     ===========    ===========
Equipment held for sale ..........................   $         1    $         1
                                                     ===========    ===========

STOCK OPTIONS

The Company accounts for stock options in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." Under APB Opinion No. 25, compensation expense is based on the difference, if any, on the date of grant, between the fair value of the Company's common stock and the exercise price of the option. For disclosure purposes, to measure stock-based compensation in accordance with SFAS No. 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The fair value of each option grant is then amortized as pro forma compensation expense over the vesting period of the options. The following table sets forth the pro forma net loss and loss per share resulting from applying SFAS No. 123.

                                  THREE MONTHS
                                 ENDED MARCH 31,

                                                         2005           2004
                                                     -----------     -----------
Net Loss as reported ............................    $ 1,077,557     $ 2,066,857
Deduct: Stock-based employee compensation
   expense included in reported net loss, net
   of tax .......................................             --              --
Add: Total stock-based employee compensation
   determined under fair value based method
   for all awards, net of tax
                                                     $     5,275     $    13,015
                                                     -----------     -----------

Pro forma net loss ..............................    $ 1,082,832     $ 2,079,872

Basic diluted loss per common share
   As reported ..................................    $      0.06     $      0.15
   Pro forma ....................................    $      0.06     $      0.15


FINANCING

In March 2005, the Company entered into a promissory note and Security Agreement with Cornell Capital Partners, LP ("Cornell Capital Partners"). Pursuant to the Security Agreement, the Company shall issue promissory notes to Cornell Capital Partners in the original principal amount of $2,500,000. The $2,500,000 will be disbursed as follows: $1,150,000 was disbursed on March 28, 2005. The remaining

$1,350,000 will be issued in a second closing, expected to occur during the 2nd quarter of 2005, after the filing of a registration statement related to the Standby Equity Distribution Agreement, described below. The promissory notes are secured by the assets of the Company and shares of stock of another entity pledged by an affiliate of that entity. The promissory notes have a one-year term and accrue interest at 12% per year. As of March 31, 2005, the Company had executed on the first phase of the transaction and received net proceeds of approximately $1,000,000.

In connection with the first disbursement, the Company recorded an original issue discount of $275,348. The discount includes cash fees and expenses related to the origination of the loan, issuance of 6,450 shares of the Company's common stock to a broker, valued at the market value on the closing date of the transaction, and issuance of warrants to purchase 145,000 shares of the Company's stock at $3 per share valued at $78,028 using the Black Sholles valuation model, all of which will be amortized over the 12 month life of the note at a rate of $39,389 per month.

In March 2005, EarthShell entered into a Standby Equity Distribution Agreement with Cornell Capital Partners. Pursuant to the Standby Equity Distribution Agreement, the Company may, at its discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $10.0 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay the Company 98% of the lowest volume weighted average price of the Company's common stock as quoted by Bloomberg, LP on the Over-the-Counter Bulletin Board or other principal market on which the Company's common stock is traded for the 5 days immediately following the notice date. The price paid by Cornell Capital Partners for the Company's stock shall be determined as of the date of each individual request for an advance under the Standby Equity Distribution Agreement. Cornell Capital Partners will also retain 5% of each advance under the Standby Equity Distribution Agreement. Cornell Capital Partners' obligation to purchase shares of the Company's common stock under the Standby Equity Distribution Agreement is subject to certain conditions, including the Company's registration statement for shares of common stock sold under the Standby Equity Distribution Agreement being declared effective by the Securities and Exchange Commission and is limited to $500,000 per weekly advance.

Subsequent Events

In February of 2005, an option of 1 million shares with an exercise price of $2.30 per share was issued to a board member in connection with considerable financial support of the Company. The option was subsequently rescinded by the Company in May of 2005.

              REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of EarthShell Corporation:

We have audited the accompanying consolidated balance sheets of EarthShell Corporation (the "Company") as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' (deficit) equity, and cash flows for the years ended December 31, 2004, 2003 and 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years ended December 31, 2004, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in the notes to the consolidated financial statements, the Company has incurred significant losses, has minimal revenues and has a working capital deficit of approximately $7,289,000 at December 31, 2004. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in the notes to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Farber & Hass LLP
---------------------
Camarillo, California
March 4, 2005

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of EarthShell Corporation:

      We have audited management's assessment, included in the accompanying "Management's Annual Report on Internal Controls over Financial Reporting," that EarthShell Corporation (the "Company") did not maintain effective internal control over financial reporting as of December 31 ,2004, because of the effect of pervasive material weaknesses in the design and operation of the Company's system of internal controls, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organization of the Treadway Commission (COSO). The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the company's internal control over financial reporting based on our audit.

      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

      A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company;
(2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

      Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

      A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The Company has pervasive material weaknesses in the design and operation of its system of internal controls over financial reporting. The following material weaknesses have been identified and included in management's assessment:

      (1)  Inadequate   segregation  of  duties  involving  the   authorization,
recording, custody, and periodic reconciliation of accounting transactions.

      (2) Insufficient staffing of accounting personnel with adequate knowledge of accounting principles generally accepted in the United States. This inadequate staffing in the accounting department resulted in transactions not being recorded in a timely manner. In addition, there was inadequate application of accounting principles generally accepted in the United States in relation to the valuation of the gain on settlements of debt obligations in 2004, the classification of certain debts in the financial statements and the proper recording of liabilities as of December 31, 2004. This weakness resulted in the recording of several adjustments to the financial statements that were considered material to the financial position at December 31, 2004 and results of operations for the year then ended.

      (3) A pervasive lack of general controls over the information technology system which could have a material effect on the financial statements.

      These material weaknesses were considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2004 financial statements, and this report does not affect our report dated March 4, 2005 on those financial statements.

      In our opinion, management's assessment that EarthShell Corporation did not maintain effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, because of the effect of the material weakness described above on the achievement of the objectives of the control criteria, EarthShell Corporation has not maintained effective internal control over financial reporting as of December 31, 2004 based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

      We do not express an opinion or any other form of assurance on management's statements referring to the corrective actions taken by the Company after the date of management's assessment.

/s/ Farber & Hass LLP
---------------------
April 26, 2005
Camarillo, California

                             EARTHSHELL CORPORATION
                           CONSOLIDATED BALANCE SHEETS


                                                                                             December 31,
                                                                                  ------------------------------
                                                                                       2004             2003
                                                                                  ------------------------------
ASSETS

CURRENT ASSETS
  Cash and cash equivalents ...................................................   $     272,371    $   1,901,639
  Prepaid expenses and other current assets ...................................         201,467          323,680
                                                                                  ------------------------------

    Total current assets ......................................................         473,838        2,225,319
PROPERTY AND EQUIPMENT, NET ...................................................           9,037           61,794
EQUIPMENT HELD FOR SALE .......................................................               1                1
                                                                                  ------------------------------

TOTALS ........................................................................   $     482,876    $   2,287,114
                                                                                  ==============================

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES

  Accounts payable and accrued expenses .......................................   $   3,899,526    $   4,853,413
  Current portion of settlements ..............................................         313,743               --
  Current portion of deferred revenues ........................................         300,000               --
  Payable to related party, current............................................         875,000               --
  Debenture settlement ........................................................       2,375,000               --
  Convertible debentures, net of discount of $1,505,755 .......................              --        5,294,245
                                                                                  ------------------------------

    Total current liabilities .................................................       7,763,269       10,147,658

DEFERRED REVENUES, LESS CURRENT PORTION........................................       1,062,500               --
PAYABLE TO RELATED PARTY, LONG TERM............................................                        1,839,108
NOTES PAYABLE TO RELATED PARTY NET OF DISCOUNT.................                                        2,535,790
OTHER LONG-TERM LIABILITIES ...................................................         412,192           33,333
                                                                                  ------------------------------

    Total liabilities .........................................................       9,237,961       14,555,889
                                                                                  ------------------------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' DEFICIT
  Preferred Stock, $.01 par value, 10,000,000 shares authorized; 9,170,000
    Series A shares designated; no shares issued and outstanding as of December
    31, 2004 and 2003 .........................................................              --               --
  Common stock, $.01 par value, 40,000,000 shares authorized;
    18,234,615 and 14,128,966 shares issued and outstanding as
    of December 31, 2004 and 2003, respectively ...............................         182,346          141,290
  Additional paid-in common capital ...........................................     313,196,905      302,033,746
  Accumulated deficit .........................................................    (321,607,782)    (314,350,681)
  Less note receivable for stock ..............................................        (500,000)              --
  Accumulated other comprehensive loss ........................................         (26,554)         (93,130)
                                                                                  ------------------------------

    Total stockholders' deficit ...............................................      (8,755,085)     (12,268,775)
                                                                                  ------------------------------

TOTALS ........................................................................   $     482,876    $   2,287,114
                                                                                  ==============================

                 See Notes to Consolidated Financial Statements.

                             EARTHSHELL CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                          Year Ended December 31,
                                                     2004           2003            2002
                                                ------------    ------------    ------------
Revenues ....................................   $    137,500    $         --    $         --

Operating Expenses
  Related party license fee and
    research and development
    expenses ................................        800,000       1,312,374       1,488,070
  Other research and development
    expenses ................................        370,163       8,234,416      25,401,869
  Related party general and
    administrative (reimbursements) .........         (4,875)         (4,074)        (24,444)
  Other general and administrative
    expenses ................................      3,753,902       5,790,473       9,614,037
  Depreciation and amortization .............         42,236         379,949       3,099,367
                                                ------------    ------------    ------------
    Total operating expenses ................      4,961,426      15,713,138      39,578,899

Operating Loss ..............................      4,823,926      15,713,138      39,578,899

Other (Income) Expenses
  Interest income ...........................         (4,606)        (95,176)       (134,391)
  Related party interest expense ............        410,965         445,628          66,599
  Other interest expense ....................        661,721       1,440,118         199,880
  Gain on sales of property and
    equipment ...............................       (168,458)       (451,940)       (441,413)
  Premium due to debenture default ..........      1,672,426              --              --
  Other income ..............................             --        (399,701)             --
  (Gain) Loss on extinguishment of
    debentures ..............................       (139,673)      1,697,380              --
  Debenture conversion costs ................             --         166,494         320,970
                                                ------------    ------------    ------------

Loss Before Income Taxes ....................      7,256,301      18,515,941      39,590,544
Income Taxes ................................            800             800             800
                                                ------------    ------------    ------------

  Net Loss ..................................   $  7,257,101    $ 18,516,741    $ 39,591,344
                                                ============    ============    ============

Basic and Diluted Loss Per Common Share .....   $       0.48    $       1.40    $       3.51
Weighted Average Number of Common
  Shares Outstanding ........................     15,046,726      13,266,668      11,277,170

                 See Notes to Consolidated Financial Statements.

                             EARTHSHELL CORPORATION
            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY


                                      Common Stock
                           -----------------------------   Additional                                  Accumulated
                                                             Paid-In                       Stock         Other
                                                             Common       Accumulated     Purchase    Comprehensive
                               Shares         Amount         Capital        Deficit      Receivable        Loss          Totals
                           -------------   -------------  -------------  -------------  -------------  -------------  -------------
BALANCE, DECEMBER 31,
  2001 ..................      9,860,255   $      98,602  $ 267,680,051  $(256,242,596) $          --  $          --  $  11,536,057

Issuance of common
  stock .................      2,025,686          20,257     21,881,459             --             --             --     21,901,716
Common stock warrants ...             --
  issued in connection
  with convertible
  debentures ............             --       1,521,046             --             --             --      1,521,046
Conversion of convertible
  debentures to
  common stock ..........        168,696           1,687        998,313             --             --             --      1,000,000
Debenture conversion
  costs .................             --              --        176,471             --             --             --        176,471
Net loss ................             --              --             --    (39,591,344)            --             --    (39,591,344)
Foreign currency
  translation adjustment
          ...............             --              --             --             --             --        (16,632)       (16,632)
Comprehensive
  loss ..................             --              --             --             --             --             --    (39,607,976)
                           -------------   -------------  -------------  -------------  -------------  -------------  -------------

BALANCE, DECEMBER 31,
  2002 ..................     12,054,637         120,546    292,257,340   (295,833,940)            --        (16,632)    (3,472,686)

Issuance of common
  stock .................        137,264           1,373        811,267             --             --             --        812,640
Common stock and common
  stock warrants issued
  in connection with
  issuance of convertible
  debentures ............        624,747           6,248      2,921,594             --             --             --      2,927,842
Conversion of convertible
  debentures to common
  stock .................      1,312,318          13,123      7,536,877             --             --             --      7,550,000
Debenture conversion ....             --
  costs .................             --      (1,493,332)            --             --             --     (1,493,332)
Net loss ................             --              --             --    (18,516,741)            --             --    (18,516,741)
Foreign currency
  translation
  adjustment ............             --              --             --             --             --        (76,498)       (76,498)

Comprehensive loss ......             --              --             --             --             --             --    (18,593,239)
                           -------------   -------------  -------------  -------------  -------------  -------------  -------------

BALANCE, DECEMBER 31,
  2003 ..................     14,128,966         141,290    302,033,746   (314,350,681)            --        (93,130)   (12,268,775)

Issuance of common
  stock .................      2,443,272          24,432      7,181,970             --       (500,000)            --      6,706,402
Conversion of convertible
  debentures to common
  stock .................      1,662,377          16,624      4,970,508             --             --             --      4,987,132
Debenture conversion ....             --
  costs .................             --        (989,319)            --             --             --       (989,319)
Net loss ................             --
          ...............             --              --     (7,257,101)            --             --     (7,257,101)
Foreign currency
  translation
  adjustment ............             --              --             --             --             --         66,576         66,576
Comprehensive loss ......             --              --             --             --             --             --     (7,190,525)
                           -------------   -------------  -------------  -------------  -------------  -------------  -------------

BALANCE, DECEMBER 31,
  2004 ..................     18,234,615   $     182,346  $ 313,196,905  $(321,607,782) $    (500,000) $     (26,554) $  (8,755,085)
                           =============   =============  =============  =============  =============  =============  =============


                 See Notes to Consolidated Financial Statements.

                             EARTHSHELL CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                            Year Ended December 31,
                                                                               ----------------------------------------------
                                                                                   2004             2003            2002
                                                                               ------------     ------------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss ................................................................    $ (7,257,101)    $(18,516,741)    $(39,591,344)
  Adjustments to reconcile net loss to net cash used in operating activities
    Depreciation and amortization .........................................          42,236          379,949        3,099,367
    Amortization and accretion of debenture issue costs ...................         592,316          955,574          144,500
    Premium due to debenture default ......................................       1,672,426               --               --
    Debenture issuance and conversion costs ...............................              --          166,494          320,970
    Gain on change in fair value of warrant obligation ....................              --         (399,701)              --
    (Gain) Loss on extinguishment of debentures ...........................        (139,673)       1,697,380               --
    Beneficial conversion value due to change in debentures conversion
      price ...............................................................              --          360,000               --
    (Gain) Loss on sale, disposal or impairment of property and
      equipment ...........................................................        (168,458)       3,548,059        9,340,375
    Equity in the losses of joint venture .................................              --          392,116           20,263
    Accrued purchase commitment ...........................................              --       (1,855,000)       3,500,000
    Other non-cash expense items ..........................................         180,171           50,198               --
  Changes in operating assets and liabilities
    Prepaid expenses and other current assets .............................         120,549          264,153            9,670
    Accounts payable and accrued expenses .................................        (553,710)      (2,339,720)        (444,851)
    Payable to related party ..............................................       1,043,869        1,214,683          578,779
    Deferred revenues .....................................................       1,362,500               --               --
    Accrued purchase commitment ...........................................              --       (1,645,000)              --
    Other long-term liabilities ...........................................         378,859           33,333               --
                                                                               ------------     ------------     ------------
      Net cash used in operating activities ...............................      (2,726,016)     (15,694,223)     (23,022,271)
                                                                               ============     ============     ============

CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from release of restricted time deposit upon settlement of
    purchase commitment ...................................................              --        3,500,000               --
  Proceeds from sales of property and equipment ...........................         187,708          487,691          477,566
  Investment in joint venture .............................................              --          (26,104)              --
  Purchases of property and equipment .....................................          (8,729)          (1,320)      (2,802,371)
                                                                               ------------     ------------     ------------
    Net cash provided by (used in) investing activities ...................         178,979        3,960,267       (2,324,805)
                                                                               ============     ============     ============

                 See Notes to Consolidated Financial Statements.

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of common stock ..................................       2,086,755               --       21,901,716
  Proceeds from issuance of common stock and convertible debentures, net of issuance costs and discounts amounting to
    approximately $3.4 million ............................................              --        8,711,844               --
  Proceeds from issuance of convertible debentures
        ...................................................................              --               --       10,000,000
  Purchase of restricted time deposit in connection with issuance of
    convertible debentures ................................................              --               --      (10,000,000)
  Proceeds from release of restricted time deposit upon conversion of
    convertible debentures into common stock ..............................              --        1,800,000        1,000,000
  Proceeds from release of restricted time deposit upon exchange of
    convertible debentures ................................................              --        2,000,000               --
  Proceeds from release of restricted time deposit for repayment of
    convertible debentures ................................................              --        5,200,000               --
  Repayment of convertible debentures .....................................      (1,110,294)      (5,200,000)              --
  Principal payments on settlements .......................................         (66,387)              --               --
  Proceeds from issuance of notes payable to related party ................              --        1,010,000        4,825,000
  Repayment of notes payable to related party .............................              --               --       (3,080,000)
                                                                               ------------     ------------     ------------
    Net cash provided by financing activities .............................         910,074       13,521,844       24,646,716

    Effect of exchange rate changes on cash and cash equivalents ..........           7,695            2,736          (16,632)
                                                                               ------------     ------------     ------------

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS ..........................      (1,629,268)       1,790,624         (716,992)

CASH AND CASH EQUIVALENTS, BEGINNING OF
  PERIOD ..................................................................       1,901,639          111,015          828,007

                                                                               ------------     ------------     ------------
CASH AND CASH EQUIVALENTS, END OF
  PERIOD ..................................................................    $    272,371     $  1,901,639     $    111,015
                                                                               ============     ============     ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid for
    Income taxes ..........................................................    $        800     $        800     $        800
    Interest ..............................................................         111,353           21,058
    Common stock warrants issued in connection with convertible
      debentures ..........................................................              --          745,562        1,521,046
    Conversion of convertible debentures into common stock ................       6,800,000        7,550,000        1,000,000
    Transfer of property from EKI .........................................              --               --               --
    Conversion of preferred stock into common stock .......................              --               --               --
    Interest paid in common stock .........................................         532,644           95,339               --
    Commission paid in common stock .......................................              --           29,500               --
    Common stock issued to service providers in connection with the
      March 2003 financing ................................................              --          484,500               --

                 See Notes to Consolidated Financial Statements.

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

      In 2004, no warrants were issued.

      In 2003, warrants for the purchase of $1.055 million in aggregate principal amount of convertible debentures and 70,477 shares of common stock were issued in connection with the issuance of convertible debentures. The estimated fair value of the warrants of $442,040, based upon the Black-Scholes method of valuation, was recorded as an original issue discount thereby reducing the carrying value of the convertible debentures and as an increase in additional paid-in common capital.

      In 2003, warrants for the purchase of 83,333 shares of common stock were issued to EKI, in connection with the issuance of convertible debentures, in consideration for its willingness to subordinate amounts owed to it. The estimated fair value of the warrants of $303,522, based upon the Black-Scholes method of valuation, was recorded as an original issue discount thereby reducing the carrying value of the notes payable to EKI and as an increase in additional paid-in common capital.

      In 2003, 137,264 shares of common stock were issued to satisfy accounts payable and accrued interest payable of $812,640.

      In 2002, warrants for the purchase of 208,333 shares of common stock were issued in connection with the issuance of convertible debentures. The estimated fair value of the warrants of $1,521,046, based upon the Black-Scholes method of valuation, was recorded as an original issue discount thereby reducing the carrying value of the convertible debentures and as an increase in additional paid-in common capital.

                  See Notes to Consolidated Financial Statements.

                             EARTHSHELL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             Overview of Operations

      Organized in November 1992 as a Delaware corporation, EarthShell Corporation (the "Company") is engaged in the commercialization of composite material technology for the manufacture of foodservice disposable packaging designed with the environment in mind. EarthShell Packaging(R) is based on patented composite material technology (collectively, the "EarthShell Technology"), licensed on an exclusive, worldwide basis from E. Khashoggi Industries LLC and its wholly owned subsidiaries.

      The EarthShell Technology has been developed over many years in consultation with leading material scientists and environmental experts to reduce the environmental burdens of foodservice disposable packaging through the careful selection of raw materials, processes, and suppliers. EarthShell Packaging(R), including hinged-lid sandwich containers, plates, bowls, foodservice wraps, and cups, is primarily made from commonly available natural raw materials such as natural ground limestone and potato starch. EarthShell believes that EarthShell Packaging(R) has comparable or superior performance characteristics and can be commercially produced and sold at prices that are competitive with comparable paper and plastic foodservice disposables.

      EarthShell was a development stage enterprise through the first quarter of 2004. With the recognition of the Company's first revenues in the second quarter of 2004, the Company was no longer a development stage enterprise.

                   BASIS OF PRESENTATION OF FINANCIAL INFORMATION

      The foregoing financial information has been prepared from the books and records of EarthShell Corporation. EarthShell Corporation's consolidated financial statements include the accounts of its wholly-owned subsidiary, PolarCup EarthShell GmbH. All significant intercompany balances and transactions have been eliminated in consolidation. In the opinion of management, the financial information reflects all adjustments necessary for a fair presentation of the financial condition, results of operations and cash flows of the Company in conformity with generally accepted accounting principles. All such adjustments were of a normal recurring nature for interim financial reporting.

      The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred significant losses since inception, has minimal revenues and has a working capital deficit of $7,289,431 at December 31, 2004. These factors, along with others, may indicate substantial doubt that the Company will be unable to continue as a going concern for a reasonable period of time.

      Subsequent to December 31, 2004 the Company entered into a financing transaction to borrow $2.5 million (See Subsequent Events). On March 28, 2005, the Company received $1.15 million of this funding. The Company expects to receive the remaining $1.35 million prior to April 30, 2005. The Company expects to generate additional cash in 2005 through royalty payments from licensees. The Company believes that the cash from this borrowing, combined with projected revenues, will be sufficient to fund its operations through the year ending
December 31, 2005. If the Company is not successful at generating license revenues during the year, the Company will have to raise additional funds to meet its current obligations and to cover operating expenses. If the Company is not successful in raising additional capital it may not be able to continue as a going concern for a reasonable period of time. Management plans to address this need by raising cash through either the issuance of debt or equity securities. However, the Company cannot assure that it will receive any royalty payments in 2005, that additional financing will be available to it, or, if available, that the terms will be satisfactory. Management will also continue in its efforts to reduce expenses, but cannot assure that it will be able to reduce expenses below current levels.

      The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing or refinancing as may be required, and ultimately to attain successful operations.

      In January 2004, the Company announced that it was not in compliance with a Nasdaq SmallCap Market minimum requirement. On March 8, 2004 the Company's common stock was de-listed by the Nasdaq SmallCap Market and trading was moved to the over-the-counter (OTC) [Pink Sheets Electronic Quotation Service]. Since June 21, 2004, the Company's common stock has been listed through the OTC Bulletin Board. The Company's common stock trades under the symbol "ERTH.OB."

                            Operations and Financing

      The Company was engaged in initial concept development from 1993 to 1998. During this period, the Company focused on enhancing the material science technology licensed from EKI, initial development of the Company's foam packaging products (primarily, its hinged-lid sandwich containers, which are referred to as "hinged-lid containers"), and the development of relationships with key licensees and end-users.

      Since 1998, the Company has been primarily engaged in commercial validation of EarthShell Packaging for plates, bowls, hinged-lid containers, and sandwich wraps, and other market development activities. During this stage, the Company has worked to demonstrate the commercial viability of its business model by optimizing product design, garnering support from key members of the environmental community, expanding validation of the environmental profile through third party evaluations, developing commercially viable manufacturing processes, establishing and refining licensing arrangements with the Company's licensees, and validating product performance and price acceptance through commercial contracts with influential purchasers in key segments of the foodservice market. In cooperation with its operating partners, the Company financed and built initial commercial demonstration production capacity and has sold limited quantities of plates, bowls, and hinged-lid containers. In 2003, the Company ceased commercial demonstration production activity and is relying on its equipment and manufacturing partners to demonstrate and to guarantee the long-term manufacturability of EarthShell Packaging(R).

      As demonstration of the business fundamentals to licensees is accomplished, the Company expects that its operating partners will build production capacity. The Company intends to expand the use of EarthShell
Packaging in the U.S. and in international markets through agreements with additional licensees. By leveraging the infrastructure of its licensees, the Company believes the go-to-market strategy will accelerate the market penetration of EarthShell Packaging.

      Currently, the Company's strategic relationships include Detroit Tool and Equipment ("DTE"),Hood Packaging Corporation ("Hood"), and Meridian Business Solutions ("MBS") all in the U.S., as well as EarthShell Hidalgo ("ESH") in Mexico. During 2004, the Company received technology fees from MBS and ESH, and recorded it first revenues since its inception. During prior years, proceeds from initial sales of plates, bowls and hinged-lid containers were not significant and were recorded as an offset to the costs of its demonstration manufacturing operations.

      As part of the Company's initial public offering on March 27, 1998, the Company issued 877,193 shares of common stock, for which it received net proceeds of $206 million. On April 18, 2000 and January 4, 2001, the Company filed S-3 shelf registration statements for 416,667 and 1,250,000 shares, respectively, of the Company's common stock. During the years ended December 31, 2002, 2001, and 2000 the Company sold approximately 0.1 million, 1.1 million and
0.4  million  shares of common  stock  under such  registration  statements  and received net proceeds from such sales of approximately $2.3 million, $30.6 million and $10.5 million, respectively. All shares available under such registration statements had been sold as of December 2002.

      In December of 2001, the Company filed an additional shelf registration statement providing for the sale of up to $50 million of securities, including secured or unsecured debt securities, preferred stock, common stock, and warrants. These securities could be offered, separately or together, in distinct series, and amounts, at prices and terms to be set forth in the prospectus contained in the registration statement, and in subsequent supplements to the prospectus. During the year ended December 31, 2002, the Company sold 1.9 million shares of common stock under such registration statement and received net proceeds from such sales of $19.6 million.

      On August 12, 2002, the Company issued $10.0 million in aggregate principal amount of convertible debentures, due August 2007, (the "2007
Debentures") and warrants to purchase 0.2 million shares of common stock to institutional investors for proceeds of $10.0 million (see Convertible Debenture). The terms of the debentures required the proceeds be held in restricted cash accounts linked to irrevocable letters of credit in favor of each debenture holder such that unrestricted access to the proceeds from the sale of the debentures generally occurred only upon conversion of the debentures into shares of the Company's common stock (see Restricted Cash). In 2002 and 2003, $2.8 million of the debentures were converted to common stock. In March 2003, the Company issued $10.55 million in aggregate principal amount of convertible debentures, due March 2006 (the "2006 Debentures"), and 0.5 million shares of common stock to a group of institutional investors for net proceeds of approximately $9.0 million. In connection with this transaction, the Company repaid $5.2 million of the remaining balance of the 2007 Debentures, and exchanged $2.0 million of the 2007 Debentures for the 2006 Debentures.

      This transaction provided the Company with net proceeds of approximately $11.0 million. The Company's use of these proceeds was subject to a number of restrictions. In 2003, $5.75 million of the 2006 Debentures were converted to common stock. The remaining shares under the December 2001 shelf registration described above have been used to secure shares potentially issuable upon conversion of the remainder of the 2006 Debentures.

      During 2004, as a result of its stock price dropping below $3 per share for an extended period of time, the Company was de-listed from NASDAQ. Consequently, it became in default on its 2006 Debentures. In the 4th quarter of 2004, the Company sold $2.7 million of unregistered stock, negotiated a settlement with each of its debenture holders, and retired all of the outstanding debentures.

      During 2002 and 2003, the Company's largest shareholder, EKI, made various simple interest working capital loans to the Company. These loans bear interest at a rate of 7% or 10% per annum, and are payable on demand. As of December 31, 2003, the outstanding principal balance of these loans was $2,755,000. In connection with the March 2003 convertible debenture financing the remaining outstanding balance of these loans was subordinated to the 2006 Debentures, with strict covenants governing their repayment. In October 2004, these related party loans, including accrued interest were converted to unregistered shares of EarthShell common stock. (See Related Party Transactions).

                        Recent Accounting Pronouncements

      The FASB recently issued the following statements:

      In November 2004, the FASB issued SFAS No. 151, "Inventory Costs-an amendment of ARB. No. 43, Chapter 4". This Statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that "... under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current  period  charges...."  This  Statement  requires  that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The Company does not believe that this recent accounting pronouncement has had or will have a material impact on their financial position or results of operations.

      In December 2004, the FASB issued SFAS No. 152, "Accounting for Real Estate Time-Sharing Transactions - an amendment of FASB statements no. 66 and 67". This Statement amends FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position
(SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions. This Statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. The Company does not believe that this recent accounting pronouncement has had or will have a material impact on their financial position or results of operations.

      In December 2004, the FASB issued SFAS No. 153, "Exchanges of Non-monetary assets - an amendment of APB Opinion No. 29". This Statement amends APB Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The Company does not believe that this recent accounting pronouncement has had or will have a material impact on their financial position or results of operations.

      In December 2004, the FASB issued SFAS No. 123R, "Share Based Payment". This Statement is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. This Statement supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This Statement does not change the accounting guidance for share-based payment transactions with parties other than employees provided in Statement 123 as originally issued and EITF Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services." This Statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, Employers' Accounting for Employee Stock Ownership Plans. This statement will require the Company to recognize the fair value of employee services received in exchange for awards of equity instruments in current earnings. The Company will adopt this pronouncement July 1, 2005 as required.

                           Other Comprehensive Income

      The Company has reflected the provisions of SFAS No. 130, "Reporting Comprehensive Income", in the accompanying consolidated financial statements for all periods presented. The accumulated comprehensive loss and other comprehensive loss as reflected in the accompanying consolidated financial statements, respectively, consists of foreign currency translation adjustments, which historically have been insignificant to the Company's operations.

                          Foreign Currency Translation

      Assets and liabilities of the Company's foreign subsidiary, PolarCup EarthShell GmbH, are translated into United States dollars at the exchange rate in effect at the close of the period, and revenues and expenses are translated at the weighted average exchange rate during the period. The aggregate effect of translating the financial statements of PolarCup EarthShell GmbH is included as a separate component of stockholders' equity. Foreign exchange gains/losses have been insignificant.

                               Reverse Stock Split

      Effective as of October 31, 2003, the Company's Board of Directors ("Board") approved an amendment to the Company's Certificate of Incorporation to effect a reverse split of the Company's common stock. This action by the Board followed approval by 88% of the stockholders of a proposal at the 2003 Annual Meeting of the Company that authorized the Board to take such action. The decision by the Board was prompted by the need to maintain compliance with certain covenants of the Company's 2006 Debentures that require the Company to retain its listing on a national market.

      After careful analysis, the Board approved the final ratio for the split at one-for-twelve (1:12), whereby each twelve shares of the company's issued and outstanding common stock was automatically converted into one share of new common stock. The percentage of the Company's stock owned by each shareholder remained the same. No fractional shares were issued, and instead, the Company's transfer agent aggregated and sold any fractional shares on the open market and distributed the pro rata share of the cash proceeds to the holders of fractional share interests.

      The reverse split has been retroactively reflected in these financial statements.

      In conjunction with the reverse split, the authorized shares of common stock were reduced from 200 million to 25 million as of October 31, 2003. Increase in authorized shares of common stock in conjunction with the annual meeting of the shareholders held on June 26, 2004. The authorized shares of common stock were increased from 25 million to 40 million.

                Disclosure About Fair Value of Financial Instruments

      The Company has financial instruments, none of which are held for trading purposes. The Company estimates that the fair value of all financial instruments at December 31, 2004 and 2003, as defined in FASB 107, does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheet. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, the fair value of payables to related parties and notes payable to related party cannot be determined due to their related party nature. In addition, it is impractical for the Company to estimate the fair value of the convertible debentures because a market for such debentures does not readily exist. Considerable judgment is required in interpreting market data to develop the estimates of fair value, and accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

                   Concentration of Risk - Financial Instruments

      Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of Cash and Cash Equivalents. The Company places its excess cash in reputable federally insured financial institutions and in high quality money market fund deposits. Money market fund deposits ($210,428 on deposit with one bank at December 31, 2004) are subject to market fluctuations and there is no guarantee as to their ultimate value.

                                Reclassifications

      Certain items in the 2002 and 2003 financial statements have been reclassified to conform to the 2004 presentation.

                            Cash and Cash Equivalents

      Cash and cash equivalents include cash, funds invested in money market funds and cash invested temporarily in various instruments with maturities of three months or less at the time of purchase. The money market fund deposits have an investment objective to provide high current income to the extent consistent with the preservation of capital and the maintenance of liquidity and, therefore, are subject to minimal risk.

                                 Restricted Cash

      As of December 31, 2004, the Company had no restrictions on its cash.

                    Prepaid Expenses and Other Current Assets

      The following is a summary of prepaid expenses and other current assets at December 31:

                                                           2004         2003
                                                         --------     --------
      Recoverable foreign taxes - VAT ...............    $     -0-    $158,491
      Prepaid expenses and other current assets .....      83,583      165,189
      Receivable on sale of
      equipment .....................................      78,009           -0-
      Related party
      receivable ....................................      12,875           -0-
      Retainer for
      financing .....................................      27,000           -0-
                                                         --------     --------
      Total Prepaid Expenses and Other Current Assets    $201,467     $323,680
                                                         ========     ========

                         Evaluation of Long-Lived Assets

      The Company evaluates the recoverability of long-lived assets whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If there is an indication that the carrying value of a long-lived asset may not be recoverable and the estimated future cash flows (undiscounted and without interest charges) from the use of the asset are less than the carrying value, a write-down is recorded to reduce the related asset to its estimated fair value (see Property and Equipment).

                 Property and Equipment and Equipment Held for Sale

      Property and equipment are carried at cost. Depreciation and amortization is provided for using the straight-line method for financial reporting purposes based upon the estimated useful lives of the assets, which range from three to seven years. The cost of assets sold or retired and the related amounts of accumulated depreciation are eliminated from the accounts and the resulting gain or loss is included in income. As described further below, the Company wrote down property and equipment related to commercialization of the EarthShell Packaging products technology by $4.0 million in 2003 and $9.8 million in 2002. The impairment charges were expensed to "Other research and development" in the accompanying Statements of Operations.

      The cost and accumulated depreciation of property and equipment and equipment held for sale at December 31, 2004 were as follows:

                                                             2004            2003
                                                         -----------     -----------
      Property and Equipment

        Product Development Center ..................    $        -0-     $ 1,175,394
        Office Furniture and Equipment ..............        245,274         356,339
                                                         -----------     -----------

      Total cost ....................................        245,274       1,531,733
      Less: accumulated depreciation and amortization       (236,237)     (1,469,939)
                                                         -----------     -----------

      Property and equipment--net ...................    $     9,037     $    61,794
                                                         ===========     ===========

      Equipment held for sale .......................    $         1     $         1
                                                         ===========     ===========

      The Company has fully depreciated equipment (original cost of $893,657) and a commercial production line which are being held for sale. The commercial production line in Goettingen, Germany was financed and constructed by the Company for the Company's joint venture (see Investment in Joint Venture) with Huhtamaki. During 2001, $1.2 million of the Goettingen line was written off to reflect equipment that had no further application in the product development cycle. During the third quarter of 2002 the Company concluded, after obtaining quotations from various machinery suppliers for an identical line, that $1.7 million of the cost of the line will not be recoverable and therefore the carrying value of the line was written down by this amount, of which $1.6 million was recorded in the third quarter of 2002 and the remaining $0.1 million was recorded in the fourth quarter of 2002. At December 31, 2003, the Company was negotiating to sell the line to a party who would become a licensee with rights to produce foodservice disposables. However, because the Company was unable to determine with certainty the proceeds that will be realized upon sale of the equipment, the Company wrote the line down to $1 as of December 31, 2003 and reclassified it to the long-term asset account "Equipment held for sale." The $4.0 million impairment charge was expensed to "Other research and development" in the accompanying Statements of Operations. If the equipment is sold, the Company will record a gain equal to the proceeds received for the equipment.

      As the Company sold non-essential machine shop equipment and excess office furniture and equipment in 2003 and 2004, the related cost and accumulated depreciation were removed from the applicable asset account and accumulated depreciation, respectively.

                           Investment in Joint Venture


      On May 24, 1999, the Company entered into a joint venture agreement with Huhtamaki to commercialize EarthShell Packaging throughout Europe, Australia, New Zealand, and, on a country by country basis, Asia. The Company and Huhtamaki formed PolarCup EarthShell ApS ("PolarCup"), a Danish holding company, for the purpose of establishing operating companies to manufacture, market, sell and distribute EarthShell Packaging.


      The Company contributed approximately 10,000 Euros as nominal share capital and 500,000 Euros for start-up capital. The Company paid for the development of the initial commercial production line to be located at the Huhtamaki facility at Goettingen, Germany (see Property and Equipment). In January 2004, the Company announced the conclusion of its joint venture structure with Huhtamaki. During 2003 and 2002 the Company recorded its equity in the losses of the joint venture of $392,117 and $20,263 respectively, including the write off of its remaining investment as of December 31, 2003.

                           Related Party Transactions

      In connection with the formation of the Company, the Company entered into a License Agreement (the "License Agreement") with EKI, a stockholder of the Company. Pursuant to the license agreement, as amended, the Company has an exclusive, worldwide, royalty-free license to use and license the EKI technology to manufacture and sell disposable, single-use containers for packaging or serving food or beverages intended for consumption within a short period of time (less than 24 hours) and to use certain trademarks owned by EKI in connection with the products covered under the License Agreement. The license continues to be in effect during the life of the patents licensed under the License Agreement covering the technologies. Patents currently issued do not begin to expire until 2012 and provide some protection through 2020. Pending patents, if granted, would extend protection through 2022. On July 29, 2002, the License Agreement was amended to expand the field of use for the EarthShell technology to include noodle bowls used for packaging instant noodles. The Company will pay to EKI 50% of any royalty or other consideration it receives in connection with the sale of products within this particular field of use. In addition, on July 29, 2002 the Company entered into a License & Information Transfer Agreement with Biotec, a wholly owned subsidiary of EKI, to utilize the Biotec technology for foodservice applications, including the food wraps used in foodservice applications (the "Biotec Agreement"). Effective January 1, 2001, EKI had previously granted to the Company priority rights to license certain product applications on an exclusive basis from Biotec in consideration for the Company's payment of a $100,000 monthly licensing fee to Biotec. In addition, in consideration of the monthly payment, Biotec agreed to render technical services to the Company at Biotec's cost plus 5%. The licensing fee and services arrangements were continued in the Biotec Agreement. Under the terms of the Biotec Agreement, Biotec is entitled to receive 25% of any royalties or other consideration that the Company receives in connection with the sale of products utilizing the Biotec technology. As part of the convertible debenture financing completed in March 2003 (see Convertible Debentures), payment of amounts due to EKI under the License Agreement or the Biotec Agreement were subordinated to the 2006 Debentures with strict covenants governing their repayment. However, any amounts deferred pursuant to this subordination requirement shall accrue interest at the rate of 10% per annum until paid. For the years ended December 31, 2004, 2003, and 2002, the Company paid or accrued to EKI $800,000, $1,312,374, and $1,488,070 , respectively, under the License Agreement and Biotec Agreement, consisting of the $100,000 per month licensing fee, materials and services provided by EKI, which vary based on the Company's given requirements, and interest payable on outstanding balances.


      In September of 2004, as part of an overall restructuring of its debt, EarthShell entered into an agreement with Biotec to convert $1.475 million of the $2.475 million of accrued license fees owing to Biotec as of September 1, 2004, plus accrued interest into 491,778 shares of EarthShell common stock and to eliminate, for two years, the $100,000 per month minimum license fee. In December of 2004, EarthShell paid to Biotec $125,000, leaving a balance of $875,000 as of December 31, 2004.


      In connection with the settlement of the March 2006 Debentures in October of 2004, EKI converted all of its outstanding loans to EarthShell ($2,755,000) into unregistered common stock at $3 per share and converted $532,644 of accumulated interest into unregistered common stock at $4 per share for a total of 1,051,494 shares received by EKI.

      In September 2004, the Company hired an executive assistant who supports both EKI and Company executives. The Company pays the salary and benefits of the executive assistant and charges EKI for the portion of her time that was spent supporting EKI executives. Through December 31, 2004, the Company invoiced EKI $12,875 for such support services.

      In May 2004, the Company sold non-essential machine shop equipment and excess office furniture and equipment with a net book value of approximately $19,122 to EKI for $78,409.

      On September 22, 2004, Simon K. Hodson, Chief Executive Officer of the Company, loaned $50,000 to the Company on a short-term basis at an annual interest rate of 7%, and on September 29, 2004 Mr. Hodson loaned the Company an additional $86,000. During the fourth quarter of 2004, the Company repaid both short-term loans.

                      Accounts Payable and Accrued Expenses

The following is a summary of accounts payable and accrued expenses at December 31:

                                                           2004          2003
                                                        ----------   ----------
      Accounts payable and other accrued expenses ...   $2,830,204   $3,516,736
      Deferred officer compensation .................      298,194           -0-
      Accrued property taxes ........................      112,159      655,000
      Accrued salaries, wages and benefits ..........      258,691      338,402
      Accrued legal fees ............................      400,278      343,275
                                                        ----------   ----------
      Total Accounts Payable and Accrued Expenses ...   $3,899,526   $4,853,413
                                                        ==========   ==========

                             Convertible Debentures

      On August 12, 2002, the Company issued $10.0 million in aggregate principal amount of the 2007 Debentures to institutional investors. These debentures bore interest at a rate of 1.5% per annum, payable quarterly in arrears on each January 31, April 30, July 31 and October 31. The holders of these debentures had the right to convert the debentures into the Company's common stock at an initial conversion price of $15.60 per share, which was reduced to $8.40 per share in November 2002 and then to $6.00 per share in March 2003 as a result of anti-dilution adjustments. Based on the conversion price relative to the fair market value of the common stock at the date of issue, the debentures were deemed to have no beneficial conversion feature. In March 2003, the conversion price of the 2007 Debentures was adjusted downward, resulting in a beneficial conversion charge of $360,000 that is included in Other interest expense in the Statements of Operations. During the third quarter of 2002, the Company forced conversion of $1.0 million principal amount of the debentures for 168,696 shares of common stock, resulting in the release to the Company of $1.0 million of restricted cash. During 2003, the Company forced conversion of an additional $1.3 million principal amount of the debentures and debenture holders voluntarily converted $0.5 million principal amount of the debentures, for a total of 353,985 shares of common stock, resulting in the release to the Company of $1.8 million of restricted cash.

      In connection with the issuance of the 2007 Debentures, the Company issued to the debenture holders warrants to purchase 208,333 shares of the Company's common stock at $14.40 per share. A value of $1,521,046 was ascribed to the warrants and recorded as an original issue discount based on the Black-Scholes method of valuation. During 2002, non-cash interest expense of $144,500 and debenture conversion costs of $320,970 were recognized in the Statements of Operations to reflect amortization of the original issue discount associated with the warrants and to reflect the 15% discount to the market price of the Company's common stock resulting from the forced conversions of the 2007 Debentures. During 2003, non-cash interest expense of $74,927 was recognized in the Statements of Operations to reflect amortization of the original issue discount associated with the warrants. In addition, $59,747 of the original issue discount associated with the debentures voluntarily converted was charged to additional paid in common capital.

      In March 2003, as part of a new convertible debenture financing, the Company prepaid $5.2 million principal amount of the 2007 Debentures, resulting in a prepayment penalty of $208,000. The Company also issued to the holders of the 2007 Debentures, 52,083 shares of common stock, valued at $237,500 based upon the closing price of the Company's common stock on the Nasdaq SmallCap Market of $4.56 per share on March 5, 2003. In addition, one of the holders of the 2007 Debentures exchanged $2.0 million aggregate principal amount of 2007 Debentures for $2.0 million aggregate principal amount of 2006 Debentures and 78,989 shares of common stock valued at approximately $360,000 based upon the closing price of the Company's common stock of $4.56 per share on March 5, 2003. In connection with the prepayment and exchange transactions, the Company incurred cash transaction costs of approximately $296,000, excluding the prepayment penalty. The Company recognized a $1.7 million loss upon extinguishment of the 2007 Debentures through the prepayment and exchange. The exchange of $2.0 million of the 2007 Debentures for 2006 Debentures resulted in the release to the Company of $2.0 million of restricted cash. There were no outstanding 2007 Debentures as of December 31, 2003.

      On March 5, 2003, the Company issued to a group of institutional investors 416,667 shares of common stock and $10.55 million in aggregate principal amount of secured convertible debentures due in March 2006 (the "2006 Debentures"), for which the Company received proceeds of approximately $9.0 million, net of financing costs of approximately $1.5 million. The 2006 Debentures bore interest at a rate of 2.0% per annum, payable quarterly in arrears on each January 31, April 30, July 31 and October 31.

      In accordance with Accounting Principles Board Opinion No. 14, "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants," the Company allocated the net proceeds of $9.0 million to the 2006 Debentures and the common stock based upon their relative fair values. A discount on the 2006 Debentures of $3.4 million and a discount on the common stock of $604,000 resulted from the fair value allocation. Based on the conversion price of the 2006 Debentures relative to the fair market value for a share of the Company's common stock at the date of issue, the 2006 Debentures were deemed to have no beneficial conversion feature.

      In addition to the $1.5 million of financing costs, the Company also incurred approximately $646,000 of non-cash costs attributable to 54,167 shares of common stock issued to the lead purchaser of the 2006 Debentures and two warrants issued to a placement agent, both of whom received the instruments as compensation for their services rendered in connection with the transaction. The fair value of the 54,167 shares of common stock issued to the lead purchaser was determined to be $247,000, based on the closing price of $4.56 per share of the Company's common stock on the Nasdaq SmallCap Market on March 5, 2003. The fair value of approximately $42,000 of the first of the two warrants issued to the placement agent, which would expire in March 2006 and was immediately exercisable by the placement agent to purchase 28,810 shares of the Company's common stock for $10.08 per share, was estimated using the Black Scholes option-pricing model and is reflected in the accompanying financial statements as an increase in additional paid-in capital and as a component of the $4.0 million aggregate discount on the 2006 Debentures and common stock issued in the March 2003 transaction. The second of the two warrants issued to the placement agent, which would expire in March 2006, was immediately exercisable by the placement agent to purchase $1.055 million in aggregate principal amount of the

2006 Debentures and 41,667 shares of the Company's common stock. At September 30, 2003, the Company evaluated the current value of this warrant, considering the Company's current cash flow projections, continued operating losses, the prospects of raising additional equity capital, the significant excess of the conversion price to the current stock price and the volatility in the Company's stock price. Based upon these factors, the Company determined that the warrant had no value as of September 31, 2003 and December 31, 2003 and therefore reduced the balance of the warrant obligation to zero as of September 30, 2003, resulting in a $0.5 million gain that is reflected in "Other (income) expense" in the Statements of Operations.

      In 2003, $5.75 million principal amount of the 2006 Debentures was converted into 958,334 shares of common stock resulting in the approximately $4.4 million carrying amount of the 2006 Debentures being transferred to common stock.


      At December 31, 2003, the Company was in compliance with all covenants of the 2006 Debentures. However, on March 8, 2004, the Company's common stock was delisted from the Nasdaq SmallCap Market because the Company's market capitalization failed to meet the minimum required standard. In addition, the Company did not make interest payments related to the 2006 Debentures as required on January 31, 2004. These actions put the Company in non-compliance with its covenants under the 2006 Debentures. The Company negotiated with the various debenture holders to resolve the defaults. From July through October 2004, the Company reach settlements with each of the remaining debenture holders to retire the entire $6.8 million outstanding at the end of 2003. Taken together, the debenture holders converted their debenture holdings into 1,149,877 shares of registered stock, received a total of $1.11 million in cash payments, and received an additional 512,500 shares of unregistered common stock. One of the debenture holders also received a settlement payable of $2.375 million, which may be converted to common stock at the option of the holder at $3 per share. This holder also has the right to elect be paid from up to 1/3 of the proceeds of future equity capital transactions or from up to 1/3 of future revenues until he has received a total of $2.375 million, less any portion that has already been converted. As of December 31, 2004, 100% of the outstanding debentures had been retired, the security interest held by the 2006 Debenture Holders had been released, and any and all defaults under these debentures had been waived. Because the $2.375 million settlement payable is payable only from future proceeds, it is classified on the balance sheet under Current Liabilities as a Debenture Settlement.


      In connection with the March 2003 financing transactions, EKI agreed to subordinate the repayment of its outstanding loans totaling $2.755 million to the Company's payment obligations under the 2006 Debentures. In addition, EKI and Biotec agreed to subordinate certain payments to which they were otherwise entitled under the Biotec License Agreement (other than their respective percentages of any royalties received by the Company) to the satisfaction of the Company's payment obligations under the 2006 Debentures. In consideration for its willingness to subordinate the payments and advances that are owed to it, in March 2003 the Company issued to EKI a warrant, expiring in ten years, to acquire 83,333 shares of the Company's common stock for $6.00 per share. The fair value of the warrant was estimated to be approximately $303,522 using the Black-Scholes option pricing model and was recorded as a discount on the outstanding loans.

                           Other Long Term Liabilites

      The Company has negotiated settlements with a number of its trade payable vendors comprised of payment plans of up to 36 months. These settlements have been reclassified on the balance sheet from trade payables to Current Portion of Settlements for payments due within the current reporting year and Other Long Term Liabilities for payments due after December 31, 2005. Payments on such settlements due in 2006 and 2007 total $275,786 and 136,406, respectively.

                                   Commitments

      In September 2003, the Company leased 4,000 square feet of office and research and development space in Santa Barbara, California, under a lease that expired on December 31, 2003. In January 2004, the lease was extended through April 2004, and thereafter on a month-to-month basis. The Company's monthly lease payment with respect to this space was $5,000. In November 2004, the Company relocated to its current location that it sublets from and shares with EKI. The Company pays to EKI approximately $4,000 per month for its share of the rent and common area costs. In addition, the Company leases 3,353 square feet of office space in Lutherville, Maryland, on a month-to-month basis. The Company's monthly lease payment with respect to this space is $5,780. Future minimum lease payments required under these leases as of December 31, 2004 are $0. Rental expenses for the years ended December 31, 2004, 2003 and 2002 amounted to 165,382, $558,195, and $927,386 respectively.

      The Company is periodically involved in litigation and administrative proceedings primarily arising in the normal course of its business. In the opinion of management, the Company's gross liability, if any, and without any consideration given to the availability of indemnification or insurance coverage, under any pending or existing litigation or administrative proceedings, other than those separately addressed above, would not have a material adverse impact upon the Company's financial statements.

                               Retirement Benefits

      The Company established a qualified 401(k) plan for all of its employees in 1998. The 401(k) plan allows employees to contribute, on a tax-deferred basis, up to fifteen percent of their annual base compensation subject to certain regulatory and plan limitations. The Company uses a discretionary matching formula that matches one half of the employee's 401(k) deferral up to a maximum of six percent of annual base compensation. The 401(k) employer match was $24,311 in 2004, $44,057 in 2003, and $74,853 in 2002.

                                  Stock Options


      In 1994 the Company established the EarthShell Corporation 1994 Stock Option Plan (the "1994 Plan"). In 1995 the Company subsequently established the EarthShell Corporation 1995 Stock Incentive Plan (the "1995 Plan") which effectively superseded the 1994 Plan for options issued on or after the date of the 1995 Plan's adoption. The 1994 and 1995 Plans as amended (the "Plans") provide that the Company may grant an aggregate number of options for up to 1,250,000 shares of common stock to employees, directors and other eligible persons as defined by the Plans. Options issued to date under the Plans generally vest over varying periods from 0 to 5 years and generally expire 10 years from the date of grant.


      Stock option activity for 2004, 2003 and 2002 is as follows:

                                                       2004                        2003                       2002
                                            -------------------------    -------------------------    ------------------------
                                                            Weighted-                   Weighted-                   Weighted-
                                                             Average                    Average                      Average
                                                            Exercise                    Exercise                    Exercise
                                              Shares          Price        Shares         Price         Shares        Price
                                            ----------     ----------    ---------     -----------    ---------     ----------
Outstanding at beginning of year .......       384,912     $    38.24      320,924     $    50.49       231,333     $    73.44
  Granted ..............................       762,498           0.78      121,699           4.87       168,811          34.44
  Cancelled ............................       (92,499)         15.00      (43,748)         34.02       (73,105)         74.52
  Expired ..............................       (11,666)         68.95      (13,963)         42.14        (6,115)        189.24
                                            ----------     ----------    ---------     -----------    ---------     ----------
Outstanding at end of year .............     1,043,245     $    12.58      384,912     $    38.24       320,924     $    50.49
                                            ==========     ==========    =========     ==========    ==========     ==========

Options exercisable at year-end ........       141,162     $    61.35      155,228     $    61.70       162,476     $    63.72
                                            ==========     ==========    =========     ==========    ==========     ==========

      The following table summarizes information about stock options outstanding at December 31, 2004:


                                   Options Outstanding                                Options Exercisable
                   ----------------------------------------------------       ----------------------------------
                       Number       Weighted-Average
                   Outstanding at       Remaining        Weighted-Average   Number Exercisable    Weighted-Average
Exercise Prices       12/31/04      Contractual Life      Exercise price        At 12/31/04        Exercise Price
                   --------------    --------------      --------------       --------------      --------------
$        0.75             715,000              9.46       $        0.75                   --       $          --
         2.55              12,498              9.57                2.55                6,249                2.55
         4.80              83,333              8.72                4.80                   --                  --
         5.64              11,283              3.42                5.64               11,283                5.64
        15.00               8,334              1.19               15.00                8,334               15.00
        16.68               8,332              2.41               16.68                8,332               16.68
        36.00              97,501              7.53               36.00                   --                  --
        44.04              17,979              6.07               44.04               17,979               44.04
        45.36               6,249              0.36               45.36                6,249               45.36
        45.60               6,249              1.35               45.60                6,249               45.60
        60.00              43,750              4.79               60.00               43,750               60.00
        91.56              23,471              1.05               91.56               23,471               91.56
       182.40               2,183              2.90              182.40                2,183              182.40
       252.00               7,083              3.42              252.00                7,083              252.00
                   --------------    --------------      --------------       --------------      --------------
                        1,043,245              8.43      $        12.58              141,162      $        61.35
                   ==============    ==============      ==============       ==============      ==============

      The Company accounts for the Plans in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock- Based Compensation." Under APB Opinion No. 25, compensation expense is based on the difference, if any, on the date of grant, between the fair value of the Company's common stock and the exercise price of the option. For disclosure purposes, to measure stock-based compensation in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation", the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The fair value of each option grant will be amortized as pro forma compensation expense over the vesting period of the options. The following table sets forth the assumptions used and the pro forma net loss and loss per share resulting from applying SFAS No. 123:

                                                                                 Year Ended,       Year Ended,         Year Ended,
                                                                                December 31,       December 31,       December 31,
                                                                                    2004               2003              2002
                                                                               --------------     --------------     --------------
Net Loss as reported ......................................................    $    7,257,101     $   18,516,741     $   39,591,344
Deduct: Stock-based employee compensation expense included in reported
  net loss, net of tax ....................................................                --                 --                 --
Add: Total stock-based employee compensation determined under fair
  value based method for all awards, net of tax ...........................           472,267            776,018          2,136,323
                                                                               --------------     --------------     --------------

Pro forma net loss ........................................................    $    7,729,368     $   19,292,759     $   41,727,667
Net loss per common share
  As reported .............................................................    $         0.48     $         1.40     $         3.51
  Pro forma ...............................................................              0.51               1.45               3.70
Weighted average risk-free interest rate ..................................              4.05%              4.53%              4.54%
Weighted average expected life in years ...................................               9.5                9.5                9.6
Volatility ................................................................                80%               102%               182%
Weighted average fair value of options granted during the year ............    $         0.64     $         3.99     $        11.91

                                 Stock Warrants

      In connection with the issuance of the convertible debentures on August 12, 2002 (see Convertible Debentures), the Company issued to the debenture holders warrants to purchase 208,333 shares of the Company's common stock at $14.40 per share. A value of $1,521,046 was ascribed to the warrants and recorded as an original issue discount based on the Black-Scholes method of valuation. The exercise price and number of common shares issuable upon exercise of the warrants are subject to adjustment under certain circumstances, such as the occurrence of stock dividends and splits, distributions of property or securities other than common stock, equity issuances for less than the warrant exercise price and a change in control of the Company. In March 2003, in connection with the issuance of the 2006 Debentures, the exercise price of the warrants was reduced to $6.00 per share, but the number of shares of common stock issuable upon exercise remained fixed at 357,143. At the same time, the warrant agreement was amended such that any subsequent reduction in the exercise price of the warrants will not result in any increase in the number of shares of common stock issuable under the warrants. The warrants expire on August 12, 2007.


      In connection with the issuance of the convertible debentures in March 2003 (see Convertible Debentures), the Company issued to the placement agent warrants to purchase $1.055 million in aggregate principal amount of the 2006 Debentures at $1,200 per $1,000 of principal amount, 28,810 shares of the Company's common stock at $10.08 per share, and 41,667 shares of the Company's common stock at $7.20 per share. When the 2006 Debentures were retired in 2004, the warrant to purchase $1,055 million in the aggregate principal amount of the 2006 Debentures converted to a warrant to purchase 175,833 shares of common stock at $7.20 per share. Therefore, the total number of warrants now held by Roth Capital Partners, LLC is 246,310. The exercise price and number of common shares issuable upon exercise of the warrants are subject to adjustment under certain circumstances, such as the occurrence of stock dividends and splits, distributions of property or securities other than common stock and a change in control of the Company. The warrants expire in March 2006.

      On March 5, 2003, the Company issued to EKI a warrant to purchase 83,333 shares at $6.00 per share in connection with the subordination of loans of $2.755 million made to the Company and the elimination of the conversion feature. The warrants expire on March 5, 2013.

                           Revenue Recognition Policy

      The Company recognizes revenue when persuasive evidence of an arrangement exists, the price is fixed or readily determinable and collectibility is probable. The Company recognizes revenue in accordance with Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," (SAB 101). EarthShell's revenues consist of technology fees that are recognized ratably over the life of the related agreements and royalties based on product sales by licensees that are recognized in the quarter that the licensee reports the sales.

                                  Income Taxes

      Deferred income tax assets and liabilities are computed annually for differences between the financial statement and income tax bases of assets and liabilities. Such deferred income tax asset and liability computations are based on enacted tax laws and rates applicable to periods in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred income tax assets to the amounts expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred income tax assets and liabilities.

      Deferred income taxes result from temporary differences in the recognition of revenues and expenses for financial and tax reporting purposes. At December 31, 2004 and 2003, deferred income tax assets, which are fully reserved, were comprised primarily of the following:

                                                       2004              2003
                                                  ------------      ------------
      Federal:
        Depreciation .........................    $  1,375,770      $  6,510,014
        Deferred compensation ................         101,386         1,091,917
        Deferred contributions ...............         361,117           361,117
        Accrued management fees ..............         272,000                --
        Accrued vacation .....................          87,955           110,415
        Other reserves .......................          22,258            20,945
        Capitalized operating expenses .......              --         3,198,684
        Net operating loss carryforward ......      99,808,790        92,580,034
                                                  ------------      ------------
                                                  $102,029,276      $103,873,126
                                                  ============      ============

      The valuation allowance (decreased) increased by $(1,843,850), $8,810,963 and $20,523,501 during the years ended December 31, 2004, 2003, and 2002, respectively, as a result of changes in the components of the deferred income tax items.

      For federal income tax purposes, the Company has net operating loss carryforwards of $302,487,919 as of December 31, 2004 that expire through 2024. For state income tax purposes, the Company has California net operating loss carryforwards of $64,504,022 as of December 31, 2004 that expire through 2009, and Maryland net operating loss carryforwards of $120,893,526 that follow the federal treatment and expire through 2024. Additionally, the ultimate realizability of net operating losses may be limited by change of control provision under section 382 of the Internal Revenue Code.

      Income tax expense for 2004, 2003, and 2002 consists of the minimum state franchise tax.

                              Loss Per Common Share

      Basic loss per common share is computed by dividing net loss available to common stockholders by the weighted-average number of common shares outstanding during the period, including Common stock to be issued. Diluted loss per common share is computed by dividing net loss available to common stockholders by the weighted-average number of common shares outstanding (including Common stock to be issued) plus an assumed increase in common shares outstanding for potentially dilutive securities, which consist of options and warrants to acquire common stock and convertible debentures. Potentially dilutive shares are excluded from the computation in loss periods, as their effect would be anti-dilutive. The dilutive effect of options and warrants to acquire common stock is measured using the treasury stock method. The dilutive effect of convertible debentures is measured using the if-converted method. Basic and diluted loss per common share is the same for all periods presented because the impact of potentially dilutive securities is anti-dilutive.

      The dilutive effect of potentially  dilutive  securities was approximately
3.0 million shares, 900,000 shares, and 39,000 shares for the years ended at December 31, 2004, 2003 and 2002, respectively.

                                Subsequent Events


      On March 23, 2005, EarthShell Corporation (the "Company"), entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, LP. Pursuant to the Standby Equity Distribution Agreement, the Company may, at its discretion, periodically sell to Cornell Capital Partners, LP shares of common stock for a total purchase price of up to $10.0 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners LP will pay the Company 98% of the lowest volume weighted average price of the Company's common stock as quoted by Bloomberg, LP on the Over-the-Counter Bulletin Board or other principal market on which the Company's common stock is traded for the 5 days immediately following the notice date. The price paid by Cornell Capital Partners, LP for the Company's stock shall be determined as of the date of each individual request for an advance under the Standby Equity Distribution Agreement. Cornell Capital Partners, LP will also retain 5% of each advance under the Standby Equity Distribution Agreement. Cornell Capital Partner's obligation to purchase shares of the Company's common stock under the Standby Equity Distribution Agreement is subject to certain conditions, including the Company obtaining an effective registration statement for shares of common stock sold under the Standby Equity Distribution Agreement and is limited to $500,000 per weekly advance.


      On March 23, 2005, the Company entered into a Security Agreement with Cornell Capital Partners, LP. Pursuant to the Security Agreement, the Company shall issue promissory notes to Cornell Capital Partners, LP in the original principal amount of $2,500,000. The $2,500,000 will be disbursed as follows:
$1,150,000, within three days of the closing of all the transaction documents with Cornell Capital Partners, LP and $1,350,000, two days prior to the filing of a registration statement related to Standby Equity Distribution Agreement. The promissory notes are secured by the assets of the Company and shares of stock of another entity pledged by an affiliate of that entity. The promissory notes have a one-year term and accrue interest at 12% per year beginning on the 3rd month anniversary.

      In connection with the ESH sub-license, ESH agreed to purchase shares of the Company's stock, which is planned to occur in conjunction with their scale up of manufacturing capacity.

      In January 2005, the Company entered into an agreement with a non-US based prospective licensee for a new product family. At such time as the Company demonstrates the commercial manufacturability of this new product family, the prospective licensee may take a license on terms substantially similar to its other licenses.

      In February of 2005, the Board of Directors of the Company granted to its Chairman an option to purchase up to 1 million shares of common stock at $2.30 per share in consideration for his many contributions and support of the Company since its inception.

                  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)


                                                    First         Second          Third         Fourth       Total Year
                                                 -----------    -----------    -----------    -----------    -----------
2004
Revenues ....................................    $        --    $    25,000    $    50,000    $    62,500    $   137,500
Related party research and development ......        300,000        300,000        200,000             --        800,000
Other research and development ..............        222,538         42,913         64,121         40,591        370,163
Other general and administrative ............      1,173,855      1,071,116         99,162      1,409,769      3,753,902
Net loss common shareholders ................    $ 2,066,857    $ 2,264,383    $ 1,645,931    $ 1,279,930    $ 7,257,101
Basic and diluted loss per common share .....    $      0.15    $      0.16    $      0.12    $      0.07    $      0.48
Weighted average common shares
  outstanding ...............................     14,128,966     14,128,966     14,223,402     17,659,043     15,046,726

                                                                                                                    2003
Related party research and development ......    $   353,800    $   304,667    $   353,907    $   300,000    $ 1,312,374
Other research and development ..............      1,896,986      1,707,507      1,287,516      3,342,407      8,234,416
Other general and administrative ............      1,853,702      1,193,342      1,361,900      1,381,529      5,790,473
Net loss common shareholders ................    $ 6,770,727    $ 3,608,184    $ 2,920,797    $ 5,217,033    $18,516,741
Basic and diluted loss per common share .....    $      0.55    $      0.28    $      0.21    $      0.37    $      1.40
Weighted average common shares
  outstanding ...............................     12,358,967     13,013,462     13,595,973     14,013,965     13,266,668

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about EarthShell Corporation except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

        -----------------------

This prospectus does not constitute an             ----------------------
offer to sell, or a solicitation of an
offer to buy any securities:                             PROSPECTUS

 |_|  except the common stock offered               ---------------------
      by this prospectus;

 |_|  in any jurisdiction in which the
      offer or solicitation is not
      authorized;                             4,476,927 Shares of Common Stock

 |_|  in any jurisdiction where the
      dealer or other salesperson is
      not qualified to make the offer              EARTHSHELL CORPORATION
      or solicitation;

 |_|  to any person to whom it is
      unlawful to make the offer or
      solicitation; or
                                                    ______________, 2005
 |_|  to any person who is not a
      United States resident or who is
      outside the jurisdiction of the
      United States.

The delivery of this prospectus or any accompanying sale does not imply that:

 |_|  there have been no changes in
      the affairs of EarthShell
      Corporation after the date
      of this prospectus; or

 |_|  the information  contained in
      this prospectus is correct after
      the date of this prospectus.

        -----------------------

       Until _________, 2005, all dealers
       effecting transactions in the
       registered securities, whether or
       not participating in this
       distribution, may be required to
       deliver a prospectus. This is in
       addition to the obligation of
       dealers to deliver a prospectus when
       acting as underwriters.

                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

       The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for (i) any breach of their duty of loyalty to the company or its stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit.

       The Company's Bylaws provide that the Company shall indemnify its officers, directors, employees and other agents to the maximum extent permitted by Delaware law. The Company's Bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification.

       The  Company   believes  that  the  provisions  in  its   Certificate  of
Incorporation and its Bylaws are necessary to attract and retain qualified persons as officers and directors.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of EarthShell pursuant to the foregoing, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.



ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. EarthShell will pay all expenses in connection with this offering.


             Securities and Exchange Commission             $  1,054.00
             Registration Fee
             Printing and Engraving Expenses                $  2,500.00
             Accounting Fees and Expenses                   $  15,000.00
             Legal Fees and Expenses                        $  50,000.00
             Miscellaneous                                  $  16,446.00

             TOTAL                                          $  85,000.00


ITEM 26.  SALES OF UNREGISTERED SECURITIES

      During the past three years the registrant has issued the following securities without registration under the Securities Act of 1933:

      (1) In connection with the issuance of the convertible debentures in March 2003, the Company issued to the placement agent warrants to purchase $1.055 million in aggregate principal amount of the 2006 Debentures at $1,200 per $1,000 of principal amount, 28,810 shares of the Company's common stock at $10.08 per share, and 41,667 shares of the Company's common stock at $7.20 per share. When the 2006 Debentures were retired in 2004, the warrant to purchase $1,055 million in the aggregate principal amount of the 2006 Debentures converted to a warrant to purchase 175,833 shares of common stock. Therefore, the total number of warrants held by Roth Capital Partners, LLC is 246,310. The exercise price and number of common shares issuable upon exercise of the warrants are subject to adjustment under certain circumstances, such as the occurrence of stock dividends and splits, distributions of property or securities other than common stock and a change in control of the Company. The warrants expire in March 2006.


      (2) On March 5, 2003, the Company issued to EKI a warrant to purchase 83,333 shares at $6.00 per share in connection with the subordination of loans of $2.755 million made to the Company and the elimination of the conversion feature. The warrants expire on March 5, 2013.

      (3) Pursuant to an agreement entered into in September 2004, as part of an overall restructuring of its debt, EarthShell issued an aggregate of 491,778 shares of its common stock in October 2004 to Biotec in exchange for the cancellation of $1.475 million of accrued license fees EarthShell owed Biotec, which transaction computed to a $3.00 per share conversion price.

      (4) Pursuant to an agreement entered into in September 2004, in connection with the restructuring of its debt and settlement of the 2006 Debentures, in October 2004, EarthShell issued an aggregate of 1,051,494 shares of its common stock to EKI of the 2006 Debentures in exchange for the cancellation of $3.288 million of principal and interest due under then outstanding loans.


      (5) Pursuant to various agreements dated September 29 and September 30, 2004 in connection with the restructuring of its debt and settlement of the 2006 Debentures, EarthShell issued an aggregate of 512,500 additional shares of its common stock to the holders of the 2006 Debentures in settlement of the Company's default under the 2006 Debentures.

      (6) In October 2004, as part of an overall restructuring of its debt, EarthShell issued an aggregate of 900,000 shares of its common stock to MBS at $3.00 per share for an aggregate offering price of $2.7 million.

      (7) On March 23, 2005, the Company entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, LP. Pursuant to the Standby Equity Distribution Agreement, EarthShell may, at its discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $10.0 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay EarthShell 98% of, or a 2% discount to, the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. Further, Cornell Capital Partners will retain 5% of each advance under the Standby Equity Distribution Agreement. In connection with the Standby Equity Distribution Agreement, Cornell Capital Partners received a one-time commitment fee in the form of 143,550 shares of common stock on March 23, 2005.

      (8) For its services in connection with the Standby Equity Distribution Agreement, Sloan Securities Corporation received 6,450 shares of common stock of the Company on March 23, 2005.

      (9) On March 31, 2005, the Company issued 6,450 shares of common stock to Crown Investment Banking, Inc. in consideration for the services rendered by Crown Investment Banking, Inc. in connection with the Company obtaining financing.


      (10) In consideration for Benton Wilcoxon pledging his personal shares in Composite Technology Corporation as a guaranty for the Security Agreement entered into by the Company with Cornell Capital Partners, the Company issued a warrant to Benton Wilcoxon to purchase 65,000 shares of common stock of the Company at an exercise price of $3.00 per share. The warrant expires on March 23, 2008.

      (11) In consideration for consulting services rendered by Douglas Metz in connection with the Company obtaining financing, the Company issued a warrant to Douglas Metz to purchase 80,000 shares of common stock of the Company at an exercise price of $3.00 per share. The warrant expires on March 23, 2008.


      (12) In May of 2005, the Company granted a 10-year warrant to EKI to purchase one million shares of the Company's common stock at $3 per share in consideration of EKI's continued support of the Company since its inception, including providing bridge loans at below market terms from time to time.

      (13) In May of 2005, the Company issued 44,387 shares of unregistered common stock to EKI pursuant to a provision of the EKI conversion agreement which provided for the issuance of these additional shares if the Company did not sell equity to a third party within 90 days of the initial conversion at a price of at least $4 per share.


      (14) On May 26, 2005, 100 shares of our Series B Convertible Preferred Stock, par value $0.01 per share, were pledged to secure the promissory notes issued to Cornell Capital Partners and were been placed in escrow to be issued to Cornell Capital Partners in the event of default. The shares will be released from escrow to the Company upon (i) repayment of $1,350,000 of principal under the promissory notes; (ii) in the event the shares pledged pursuant to that certain Amended and Restated Pledge and Escrow Agreement by and among Benton Wilcoxon, Cornell Capital Partners and David Gonzalez, Esq. is equal to or exceeds 3 times the amount of principal then outstanding under the promissory notes; (iii) a registration statement has been declared effective by the SEC relating to the shares to be issued pursuant to the Standby Equity Distribution Agreement; and (iv) the 100 shares of Series B Convertible Preferred Stock have been redeemed pursuant the Certificate of Designation. Pursuant to the Certificate of Designation, the Series B Convertible Preferred Stock is senior to the Company's common stock with respect to the distribution of the assets of the Company upon liquidation and junior to all other series of preferred stock. The holders of the Series B Convertible Preferred Stock are not entitled to dividends or distributions. Each share of Series B Convertible Preferred Stock is convertible, at the option of the holder, at any time upon an event of default under the promissory notes, into 33,333 shares of fully paid and non-assessable common stock of the Company. The Series B Convertible Preferred Stock has no voting rights, except as required under Delaware law. After full repayment of the notes, the Company has the absolute right to redeem (unless otherwise prevented by law) any outstanding shares of Series B Convertible Preferred Stock at an amount equal to $0.01 per share.


      (15) On May 26, 2005, the Company issued a warrant to Cornell Capital Partners to purchase 625,000 shares of common stock of the Company. The warrant expires on the later of: (a) May 26, 2005 or (b) the date sixty days after the date the $2,500,000 in promissory notes issued to Cornell Capital Partners are fully repaid and has an exercise price of $4.00 per share of common stock.


      EarthShell claimed an exemption from registration under the Securities Act for the sales and issuance of its common stock in the transactions described in paragraphs (1) through (15) above by virtue of Section 4(2) of the Securities Act in that such sales and issuances did not involve a public offering. EarthShell believed that the recipients of common stock in each of these transactions intended to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. These sales and issuances were made without general solicitation or advertising and each purchaser was a sophisticated investor. All recipients had adequate access, through their relationships with the Company, to information about the Company. There were no underwriters involved in any of these sales and issuances.

ITEM 27.  EXHIBITS

Exhibit No.       Description
-----------       -----------
3.1(1)            Amended  and  Restated  Certificate  of  Incorporation  of the
                  Company

3.2(1)            Amended and Restated Bylaws

3.3(1) Certificate of Designation, Preferences Relative, Participating, Optional and Other Special Rights of the Company's Series A Cumulative Senior Convertible Preferred Stock

3.4(2)            Certificate  of   Designation   of  the  Company's   Series  B
                  Convertible Preferred Stock

4.1(1)            Specimen certificate of Common Stock

4.2(3)            Form of Warrant to purchase Common Stock dated August 12, 2002

4.3(4) Form of Note under Loan Agreement dated as of September 9, 2002 between the Company and E. Khashoggi Industries, LLC

4.4(5)            Form of Secured Convertible Debenture due March 5, 2006

4.5(5) Intellectual Property Security Agreement dated as of March 5, 2003 among the Company, E. Khashoggi Industries, LLC and the investors signatory thereto

4.6(5) Waiver and Amendment to Debentures and Warrants dated as of March 5, 2003 among the Company and the purchasers identified on the signature pages thereto

4.7(5) Exchange Agreement dated as of March 5, 2003 between the Company and the institutional investor signatory thereto

5.1(6)            Opinion of Counsel

10.1(1) Amended and Restated License Agreement dated February 28, 1995 by and between the Company and E. Khashoggi Industries

10.2(1) Registration Rights Agreement dated as of February 28, 1995 by and between the Company and EKI, as amended

10.3(1)           EarthShell Container Corporation 1994 Stock Option Plan

10.4(1)           EarthShell Container Corporation 1995 Stock Incentive Plan

10.5(1) Form of Stock Option Agreement under the EarthShell Container Corporation 1994 Stock Option Plan

10.6(1) Form of Stock Option Agreement under the EarthShell Container Corporation 1995 Stock Incentive Plan

10.7(1) Warrant to Purchase Stock issued July 2, 1996 by the Company to Imperial Bank

10.8(1) Amended and Restated Technical Services and Sublease Agreement dated October 1, 1997 by and between the Company and EKI

10.9(1) Amended and Restated Agreement for Allocation of Patent Costs dated October 1, 1997 by and between the Company and EKI

10.10(1) Warrant to Purchase Stock issued October 6, 1997 by the Company to Imperial Bank

10.11(1) Warrant to Purchase Stock dated December 31, 1997 by the Company to Imperial Bank

10.12(1) Letter Agreement re Haas/BIOPAC Technology dated February 17, 1998 by and between the Company and EKI

10.13(1)          Second Amendment to 1995 Stock Incentive Plan of the Company

10.14(1) Amendment No. 2 to Registration Rights Agreement dated as of September 16, 1993

10.15(1)          Amendment  No.  2  to  Registration   Rights  Agreement  dated
                  February 28, 1995

10.16(7) First Amendment dated June 2, 1998 to the Amended and Restated License Agreement by and between the Company and E. Khashoggi Industries

10.17(8)          First Amendment to 1995 Stock Incentive Plan of the Company

10.18(9)          Third Amendment to 1995 Stock Incentive Plan of the Company

10.19(9)          Fourth Amendment to 1995 Stock Incentive Plan of the Company

10.20(10)         Lease  Agreement  dated  August 23,  2000 by and  between  the
                  Company and Heaver Properties, LLC

10.21(11)         Settlement Agreement with Novamont dated August 3, 2001

10.22(11)         Amendment to Common Stock Purchase  Agreement  dated March 28,
                  2001

10.23(12)         Securities  Purchase  Agreement  dated as of August  12,  2002 between the Company and the investors signatory thereto

10.24(13)         Loan  Agreement  dated as of  September  9, 2002  between  the
                  Company and E. Khashoggi Industries, LLC

10.25(14)         Second  Amendment  dated 29 July, 2002 to Amended and Restated
                  License Agreement between E. Khashoggi Industries, LLC and the
                  Company

10.26(14)         License and Information Transfer Agreement dated 29 July, 2002 between the Biotec Group and the Company

10.27(15)         Loan and Securities  Purchase  Agreement  dated as of March 5,
                  2003 between the Company and the investors signatory thereto

10.28(16)         Sublicense  Agreement  dated  February 20, 2004 by and between the Company and Hood Packaging Corporation

10.29(16)         Operating and  Sublicense  Agreement  dated October 3, 2002 by and between the Company and Sweetheart Cup Company, Inc.

10.30(16)         First  Amendment to Operating and Sublicense  Agreement  dated
                  July  2003 by and  between  the  Company  and  Sweetheart  Cup
                  Company, Inc.

10.31(16)         Lease  Agreement  dated  July 2003  between  the  Company  and
                  Sweetheart Cup Company, Inc.

10.32(16)         First  Amendment to Lease  Agreement  dated  December 16, 2003 between the Company and Sweetheart Cup Company, Inc.

10.33(17)         Sublicense  Agreement  dated  November 11, 2004 by and between the Company and EarthShell Hidalgo S.A. de C.V.

10.34(18)         Standby Equity  Distribution  Agreement  dated as of March 23,
                  2005 between the Company and Cornell Capital Partners, LP

10.35(18)         Registration  Rights  Agreement  dated  as of March  23,  2005 between the Company and Cornell Capital Partners, LP

10.36(18)         Placement  Agent  Agreement  dated as of March 23, 2005 by and among the  Company,  Cornell  Capital  Partners,  LP and Sloan
                  Securities Corporation

10.37(18)         Security  Agreement  dated as of March 23,  2005  between  the
                  Company and Cornell Capital Partners, LP

10.38(18)         Promissory  Note dated as of March 23,  2005 issued to Cornell
                  Capital Partners, LP


10.39(2) Promissory Note dated as of May 26, 2005 issued to Cornell Capital Partners, LP

10.40(2) Pledge and Escrow Agreement dated as of May 26, 2005 by and among the Company, Cornell Capital Partners, LP and David Gonzalez, Esq.


10.41(19)         Meridian Business Solutions Sublicense Agreement dated May 13,
                  2004

10.42(19)         Amended and Restated Debenture Purchase Agreement by and among the Company, EKI and SF Capital Partners, Ltd. dated September
                  30, 2004

10.43(19)         Amended and Restated Debenture Purchase Agreement by and among the Company,  EKI and Omicron Master Trust dated September 29,
                  2004

10.44(20)         Amended and Restated Debenture Purchase Agreement by and among the Company, EKI and Islandia, Ltd. dated September 29, 2004

10.45(20)         Amended and Restated Debenture Purchase Agreement by and among
                  the  Company,  EKI  and  Midsummer   Investment,   Ltd.  dated
                  September 29, 2004

10.46(20)         Conversion  Agreement  by and among the  Company,  EKI and RHP
                  Master Fund, Ltd. dated July 20, 2004

10.47(20)         Amended and Restated Debenture Purchase Agreement by and among the Company, EKI and Straus-GEPT L.P. dated September 29, 2004

10.48(20)         Amended and Restated Debenture Purchase Agreement by and among the Company,  EKI and Straus Partners L.P. dated September 29,
                  2004

10.49(20)         Amended and Restated Debenture Purchase Agreement by and among the Company and EKI dated September 30, 2004

10.50(20)         Agreement  with EKI dated  July 16,  2004 to  convert  debt to equity

10.51(20)         Agreement  dated  September 1, 2004 for  conversion  of Biotec indebtedness

10.52(20)         Stock  Purchase  Agreement  between the  Company and  Meridian
                  Business Solutions, LLC dated August 5, 2004

10.53(2)          Warrant issued to Cornell Capital Partners, LP

14.1(16) EarthShell Corporation Code of Ethics for Directors, Officers and Employees

23.1(20)          Consent of Kirkpatrick & Lockhart Nicholson Graham LLP

23.2(21)          Consent of Farber & Hass LLP



(1) Previously filed, as an exhibit to the Company's Registration Statement on Form S-1 and amendments thereto, File No. 333-1327, and incorporated herein by reference.


(2) Previously filed as an exhibit to the Company's current report on Form 8-K dated May 27, 2005, and incorporated herein by reference.


(3) Previously filed as an exhibit to the Company's current report on Form 8-K dated August 12, 2002, and incorporated herein by reference.

(4) Previously filed as an exhibit to the Company's current report on Form 8-K dated September 17, 2002, and incorporated herein by reference.

(5) Previously filed as an exhibit to the Company's current report on Form 8-K dated March 5, 2003, and incorporated herein by reference.

(6)   Provided herewith.

(7) Previously filed as an exhibit to the Company's quarterly report on Form 10-Q, for the quarter ended September 30, 1998, and incorporated herein by reference.

(8) Previously filed as an exhibit to the Company's annual report on Form 10-K, for the fiscal year ended December 31, 1998, and incorporated herein by reference.

(9)   Previously  filed as part of the Company's  definitive  proxy statement on
      Schedule 14A, file no. 000-23567, for its 1999 annual meeting of stockholders, and incorporated herein by reference.

(10) Previously filed as an exhibit to the Company's annual report on Form 10-K, for the fiscal year ended December 31, 2000, and incorporated herein by reference.

(11) Previously filed as an exhibit to the Company's quarterly report on Form 10-Q, for the quarter ended June 30, 2001, and incorporated herein.

(12) Previously filed as an exhibit to the Company's current report on Form 8-K dated August 12, 2002, and incorporated herein by reference.

(13) Previously filed as an exhibit to the Company's current report on Form 8-K dated September 17, 2002, and incorporated herein by reference.

(14) Previously filed as an exhibit to the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2002, and incorporated herein by reference.

(15) Previously filed as an exhibit to the Company's current report on Form 8-K dated March 5, 2003, and incorporated herein by reference.

(16) Previously filed as an exhibit to the Company's annual report on Form 10-K, for the fiscal year ended December 31, 2003, and incorporated herein by reference.

(17) Previously filed as an exhibit to the Company's annual report on Form 10-K, for the fiscal year ended December 31, 2004, and incorporated herein by reference.

(18) Previously filed as an exhibit to the Company's current report on Form 8-K dated March 29, 2005, and incorporated herein by reference.

(19) Previously filed as part of the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2004, and incorporated herein by reference.

(20)  Incorporated by reference to Exhibit 5.1

(21)  Incorporated by reference to Exhibit 23-2.

Item 28.  Undertakings

      The undersigned registrant hereby undertakes:

            (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933 (the "Act");

                  (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) Include any additional or changed material information on the plan of distribution;

            (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

      Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on our behalf by the undersigned, on June 9, 2005.

                                          EARTHSHELL CORPORATION

Date: June 9, 2005                        By: /s/ Simon K. Hodson
                                              ---------------------------------
                                          Name:   Simon K. Hodson
                                          Title:  Vice Chairman of the Board and
                                                  Chief Executive Officer

Date: June 9, 2005                        By: /s/ D. Scott Houston
                                              ---------------------------------
                                          Name:   D. Scott Houston
                                          Title:  Chief Financial Officer and
                                                  Secretary

      In accordance with the Securities Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


/s/ Essam Khashoggi                                Date: June 9, 2005
-------------------------------------
Essam Khashoggi
Chairman of the Board

/s/ Simon K. Hodson                                Date: June 9, 2005
-------------------------------------
Simon K. Hodson
Vice Chairman of the Board and Chief
Executive Officer

/s/ D. Scott Houston                               Date: June 9, 2005
-------------------------------------
D. Scott Houston
Chief Financial Officer and Secretary

/s/ John Daoud                                     Date: June 9, 2005
-------------------------------------
John Daoud
Director

/s/ Layla Khashoggi                                Date: June 9, 2005
-------------------------------------
Layla Khashoggi
Director

/s/ Hamlin Jennings                                Date: June 9, 2005
-------------------------------------
Hamlin Jennings
Director

/s/ Walker Rast                                    Date: June 9, 2005
-------------------------------------
Walker Rast
Director


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